Exhibit 2.5

AGREEMENT AND PLAN OF MERGER

among:

VOLCANO CORPORATION,

a Delaware corporation;

HUMMINGBIRD MERGER, INC.

a Delaware Corporation;

AXSUN TECHNOLOGIES, INC.,

a Delaware corporation; and

WILLIAM SEIFERT

as Stockholders’ Representative

Dated as of December 22, 2008

EXHIBITS

Exhibit A	-	Certain Definitions

Exhibit B	-	Key Employees*

Exhibit C	-	Form of Non-Competition Agreement*

Exhibit D	-	Form of Escrow Agreement

Exhibit E	-	Carve-Out Notice*

Exhibit F	-	Form of Officer Release*

Exhibit G	-	Form of Director Release*

Exhibit H	-	Form of Legal Opinion*

Exhibit I	-	Form of Payoff Letter*

Exhibit J	-	Form of 280G Waiver*

*	Omitted. Per Regulation S-K, Item 601(b)(2), the Registrant hereby agrees to furnish supplementally a copy of any omitted exhibit or schedule to the Commission upon request.

SCHEDULES

Schedule 2.8(a)	–	Company Accounting Policies*

Schedule 2.8(b)	–	Sample Working Capital Schedule*

Schedule 3.28(b)	–	Company Merger Costs*

Schedule 5.2(b)	–	Permitted Pre-Closing Period Actions*

Schedule 6.2	–	Regulatory Filings*

Schedule 7.6(k)	–	Liens*

Schedule 10.2(a)(iv)	–	Special Indemnification Matters*

*	Omitted. Per Regulation S-K, Item 601(b)(2), the Registrant hereby agrees to furnish supplementally a copy of any omitted exhibit or schedule to the Commission upon request.

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(continued)

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(continued)

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(continued)

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AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of December 22, 2008, by and among: VOLCANO CORPORATION, a Delaware corporation (“Parent”); HUMMINGBIRD MERGER, INC., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”); AXSUN TECHNOLOGIES, INC., a Delaware corporation (the “Company”); and William Seifert as the Stockholders’ Representative (the “Stockholders’ Representative”). Certain other capitalized terms used in this Agreement are defined in Exhibit A.

RECITALS

WHEREAS, the Boards of Directors of each of Parent, Merger Sub, and the Company deem it advisable that Parent acquire the Company;

WHEREAS, the acquisition by Parent of the Company shall be effected in accordance with the Delaware General Corporation Law (the “DGCL”) and the terms of this Agreement through a transaction in which Merger Sub will merge with and into the Company (the “Merger”), with the Company being the surviving corporation in the Merger and becoming a wholly owned subsidiary of Parent (the “Surviving Corporation”);

WHEREAS, the Board of Directors of the Company (i) has determined that the Merger is in the best interests of the Company and its stockholders, (ii) has determined that this Agreement is advisable and has approved this Agreement, the Merger and the other transactions contemplated by this Agreement, and (iii) has determined to recommend that the stockholders of the Company approve this Agreement;

WHEREAS, as an inducement to Parent to enter into this Agreement, concurrently with the execution and delivery of this Agreement by the parties hereto, each employee of the Company set forth on Exhibit B (each, a “Key Employee”) will execute and deliver to Parent a Non-Competition Agreement substantially in the form attached hereto as Exhibit C and an Offer Letter in a form reasonably satisfactory to Parent, each of which to be executed at Closing; and

NOW, THEREFORE, in consideration of the premises, and the covenants, promises, representations and warranties set forth herein, and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged by the parties), intending to be legally bound hereby, the parties agree as follows:

SECTION 1

DESCRIPTION OF MERGER

1.1 Merger of Merger Sub into the Company. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company, and the separate existence of Merger Sub shall cease. The Company will continue as the Surviving Corporation.

1.2 Effect of the Merger. The Merger has the effects set forth in this Agreement and in the applicable provisions of the DGCL.

1.3 Closing; Effective Time. The consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Cooley Godward Kronish LLP, 4401 Eastgate Mall, San Diego, California 92121 at 10:00 a.m. Pacific Time on a date to be mutually agreed upon by Parent and the Company which shall not be more than three (3) business days after the date on which the last of the conditions set forth in Sections 7 and 8 (other than conditions which by their terms must be satisfied as of the Closing Date) has been satisfied or waived, or such other time and/or place as may be mutually agreed upon by Parent and the Company. The date on which the Closing actually takes place is referred to in this Agreement as the “Closing Date.” Contemporaneously with or as promptly as practicable after the Closing, Parent shall cause the Surviving Corporation to file a properly executed certificate of merger conforming to the requirements of the DGCL (the “Certificate of Merger”) with the Secretary of State of the State of Delaware. The Merger shall become effective upon the acceptance and filing of the Certificate of Merger with the Secretary of State of the State of Delaware or such other date and time as may be mutually agreed by Parent and the Company and included in the Certificate of Merger (the “Effective Time”).

1.4 Certificate of Incorporation and Bylaws; Directors and Officers. At the Effective Time:

(a) the Certificate of Incorporation of the Surviving Corporation shall be amended and restated as of the Effective Time to conform to the Certificate of Incorporation of Merger Sub as in effect immediately prior to the Effective Time;

(b) the Bylaws of the Surviving Corporation shall be amended and restated as of the Effective Time to conform to the Bylaws of Merger Sub as in effect immediately prior to the Effective Time; and

(c) the directors and officers of Merger Sub immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation immediately after the Effective Time.

SECTION 2

MERGER CONSIDERATION AND CONVERSION OF SHARES

2.1 Conversion of Shares. At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any Company Stockholder:

(a) each share of the common stock of Merger Sub outstanding immediately prior to the Effective Time shall be converted into one share of common stock of the Surviving Corporation;

(b) any shares of Company Capital Stock then held by the Company (or held in the Company’s treasury) shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor; and

(c) subject to clause “(b)” above:

(i) each share of Company Series D Preferred Stock issued and outstanding immediately prior to the Effective Time (except for Dissenting Shares) shall cease to be an existing and issued share and shall be converted, by virtue of the Merger and without any action on the part of the holders thereof, into the right to receive, without interest, an amount in cash equal to the Per Share Series D Liquidation Preference, provided that, at the Closing, (A) an amount equal to the product obtained by multiplying (x) the Per Share Series D Liquidation Preference, by (y) the Series D Escrow Percentage, shall be withheld from the Per Share Series D Liquidation Preference, and (B) an amount equal to the product obtained by multiplying (x) the Per Share Series D Liquidation Preference, by (y) the Series D Escrow Additional Percentage, shall be withheld from the Per Share Series D Liquidation Preference, each such amount resulting from the calculations in clauses (A) and (B), as set forth on the Merger Consideration Schedule, to be placed in the Escrow Fund in accordance with Section 2.5 and Section 10 hereof and the Escrow Agreement, and will be released as, when and if such disbursements are required to be made pursuant to this Agreement and the Escrow Agreement;

(ii) each share of Company Series C Preferred Stock issued and outstanding immediately prior to the Effective Time (except for Dissenting Shares) shall cease to be an existing and issued share and shall be converted, by virtue of the Merger and without any action on the part of the holders thereof, into the right to receive, without interest, an amount in cash equal to the Per Share Series C Payment, provided that, at the Closing, (A) an amount equal to the product obtained by multiplying (x) the Per Share Series C Payment, by (y) the Escrow Percentage, shall be withheld from the Per Share Series C Payment, and (B) an amount equal to the product obtained by multiplying (x) the Per Share Series C Payment, by (y) the Additional Escrow Percentage, shall be withheld from the Per Share Series C Payment, each such amount resulting from the calculations in clauses (A) and (B), as set forth on the Merger Consideration Schedule, to be placed in the Escrow Fund in accordance with Section 2.5 and Section 10 hereof and the Escrow Agreement, and will be released as, when and if such disbursements are required to be made pursuant to this Agreement and the Escrow Agreement;

(iii) each share of Company Series B Preferred Stock issued and outstanding immediately prior to the Effective Time (except for Dissenting Shares) shall cease to be an existing and issued share and shall be converted, by virtue of the Merger and without any action on the part of the holders thereof, into the right to receive, without interest, an amount in cash equal to the Per Share Series B Payment, provided that, at the Closing, (A) an amount equal to the product obtained by multiplying (x) the Per Share Series B Payment, by (y) the Escrow Percentage, shall be withheld from the Per Share Series B Payment, and (B) an amount equal to the product obtained by multiplying (x) the Per Share Series B Payment, by (y) the Additional Escrow Percentage, shall be withheld from the Per Share Series B Payment, each such amount resulting from the calculations in clauses (A) and (B), as set forth on the Merger Consideration Schedule, to be placed in the Escrow Fund in accordance with Section 2.5 and Section 10 hereof and the Escrow Agreement, and will be released as, when and if such disbursements are required to be made pursuant to this Agreement and the Escrow Agreement;

(iv) each share of Company Series A Preferred Stock issued and outstanding immediately prior to the Effective Time (except for Dissenting Shares) shall cease to be an existing and issued share and shall be converted, by virtue of the Merger and without any action on the part of the holders thereof, into the right to receive, without interest, an amount in cash equal to the Per Share Series A Payment, provided that, at the Closing, (A) an amount equal to the product obtained by multiplying (x) the Per Share Series A Payment, by (y) the Escrow Percentage, shall be withheld from the Per Share Series A Payment, and (B) an amount equal to the product obtained by multiplying (x) the Per Share Series A Payment, by (y) the Additional Escrow Percentage, shall be withheld from the Per Share Series A Payment, each such amount resulting from the calculations in clauses (A) and (B), as set forth on the Merger Consideration Schedule, to be placed in the Escrow Fund in accordance with Section 2.5 and Section 10 hereof and the Escrow Agreement, and will be released as, when and if such disbursements are required to be made pursuant to this Agreement and the Escrow Agreement; and

(v) each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (except for Dissenting Shares) shall be canceled and retired and shall cease to exist, and no Merger Consideration shall be delivered in exchange therefor.

(d) The parties hereto acknowledge and agree that the payments to be made to the Company Stockholders pursuant to this Section 2.1 and the payments to be made to the Carve-Out Participants pursuant to Section 2.9 are intended to give effect to the provisions of Section 4 of Article FOURTH of the Company’s certificate of incorporation, as amended through the date hereof, and that in the event of any conflict between the provisions of Section 2.1 or Section 2.9 of this Agreement and such Section 4 of Article FOURTH of the Company’s certificate of incorporation, as amended through the date hereof, the provisions of Section 4 of Article FOURTH of the Company’s certificate of incorporation shall govern.

2.2 Company Stock Options; Company Warrants.

(a) Any Company Option that has not been exercised prior to the Effective Time shall terminate at the Effective Time. No option, warrant or similar right to purchase any Company Capital Stock shall be assumed and/or substituted by Parent, Merger Sub or the Surviving Corporation. Prior to the Effective Time, and subject to the reasonable review and reasonable approval of Parent, the Company shall take all actions necessary to effect the transactions contemplated by this Section 2.2(a) under applicable law, the Company Option Plans, all Company Option agreements and any other plan or arrangement of the Company (whether written or oral, formal or informal), including delivering all notices required thereby.

(b) Any Company Warrant that has not been exercised prior to the Effective Time shall terminate at the Effective Time. No option, warrant or similar right to purchase any Company Capital Stock shall be assumed and/or substituted by Parent, Merger Sub or the Surviving Corporation. Prior to the Effective Time, and subject to the reasonable review and reasonable approval of Parent, the Company shall take all actions necessary to effect the transactions contemplated by this Section 2.2(b) under applicable law, all Company Warrant agreements and any other arrangement or Contract of the Company (whether written or oral, formal or informal), including delivering all notices required thereby.

2.3 Closing of the Company’s Transfer Books. At the Effective Time: (a) all shares of Company Capital Stock outstanding immediately prior to the Effective Time shall automatically be canceled and extinguished and shall cease to exist, and all holders of certificates representing shares of Company Capital Stock that were outstanding immediately prior to the Effective Time (each a “Company Stock Certificate”) shall cease to have any rights as stockholders of the Company, and (b) the stock transfer books of the Company shall be closed with respect to all shares of such Company Capital Stock outstanding immediately prior to the Effective Time. No further transfer of any such shares of Company Capital Stock shall be made on such stock transfer books after the Effective Time. If, after the Effective Time, a valid Company Stock Certificate is presented to the Surviving Corporation or Parent, such Company Stock Certificate shall be canceled and shall be exchanged as provided in Section 2.4.

2.4 Exchange of Certificates.

(a) On or prior to the Effective Time, Parent shall deposit, or shall cause to be deposited, with the Exchange Agent the Closing Consideration. The cash deposited with the Exchange Agent is referred to as the “Payment Fund.”

(b) To the extent not already delivered or otherwise provided to a Company Stockholder by Parent and the Company during the Pre-Closing Period, promptly after the Effective Time, the Exchange Agent shall mail a letter of transmittal in customary form, as reasonably approved by the Company (a “Letter of Transmittal”) to each Company Stockholder, together with instructions for use in effecting the exchange of Company Stock Certificates for the applicable consideration payable pursuant to Section 2.1(c) with respect to Company Preferred Stock. Upon the Company Stockholder’s delivery to the Exchange Agent, of a Company Stock Certificate (or an affidavit of loss as described below), together with a duly executed Letter of Transmittal and such other documents as the Exchange Agent may reasonably request, the Exchange Agent shall (i) promptly pay to such Company Stockholder the amount such Company Stockholder is entitled to receive pursuant to Section 2.1(c) and (ii) upon receipt of any Escrow Funds, promptly pay to such Company Stockholder the amount of Escrow Funds such holder is entitled to receive pursuant to Section 2.1(c). The Company Stock Certificate so surrendered shall forthwith be canceled. From and after the Effective Time, each Company Stock Certificate shall be deemed to represent only the right to receive the consideration payable pursuant to Section 2.1(c), and the holder of each such Company Stock Certificate shall cease to have any rights with respect to the Company Capital Stock formerly represented thereby.

(c) Parent, the Surviving Corporation and, if applicable, the Exchange Agent shall be entitled to deduct and withhold from applicable consideration payable pursuant to Section 2.1(c) with respect to Company Capital Stock, such amounts as Parent or the Surviving Corporation are required to deduct or withhold therefrom under the Code or under any Tax law. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

(d) If applicable, any portion of the Payment Fund that remains undistributed by the Exchange Agent to Company Stockholders as of the date that is 180 days after the Closing Date or any portion of the Escrow Fund that remains undistributed as of the date that is 180 days after the deposit by the Escrow Agent of any portion of the Escrow Fund with the Exchange Agent, as the case may be, shall be delivered to Parent upon demand, and any holders of Company Stock Certificates who have not theretofore surrendered their Company Stock Certificates in accordance with this Section 2.4 shall thereafter look only to Parent for satisfaction of their claims for the Merger Consideration payable pursuant to Section 2.1(c).

(e) As of the Effective Time, the stock transfer books of the Company shall be closed and there shall not be any further registration of transfers of Company Capital Stock thereafter on the records of the Company. If, after the Effective Time, Company Stock Certificates are presented to Parent, the Surviving Corporation or, if applicable, the Exchange Agent, they shall be canceled and exchanged as provided in this Section 2.4. No interest shall accrue or be paid on any Merger Consideration payable upon the surrender of a Company Stock Certificate.

(f) In the event any Company Stock Certificate shall have been lost, stolen or destroyed, Parent may, in its discretion and as a condition precedent to the payment of any consideration payable pursuant to Section 2.1(c), with respect to the Company Capital Stock previously represented by such Company Stock Certificate, require the Person claiming such Company Stock Certificate to be lost, stolen or destroyed to provide an appropriate affidavit and to, if reasonably requested by Parent, deliver a bond (in such sum as Parent may reasonably direct) as indemnity against any claim that may be made against it, the Surviving Corporation or the Exchange Agent with respect to such Company Stock Certificate.

(g) Notwithstanding anything in this Agreement to the contrary, none of the Exchange Agent, Parent or the Surviving Corporation shall be liable to any holder of a Company Stock Certificate or to any other Person for any amount paid to a public official pursuant to applicable abandoned property laws, escheat law or similar Legal Requirement. Any portion of the Payment Fund remaining unclaimed by holders of Company Stock Certificates three years after the Effective Time (or such earlier date immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Body and any portion of the Escrow Fund that remains undistributed three years after the deposit by the Escrow Agent of such amount with the Exchange Agent (or such earlier date immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Body) shall, to the extent permitted by applicable Legal Requirements, become the property of Parent.

2.5 Escrow and Release from Escrow of Merger Consideration.

(a) Upon the Closing, Parent shall:

(i) deposit $2,150,000 (the “Non-Appraisal Right Escrow Amount”) of the Merger Consideration in an escrow account (the “Non-Appraisal Right Escrow Fund”) to be administered and held exclusively by U.S. Bank (the “Escrow Agent”). The Non-Appraisal Escrow Fund shall be held pursuant to the provisions of an escrow agreement substantially in the form of Exhibit D (the “Escrow Agreement”);

(ii) deposit $120,000 (the “Appraisal Right Escrow Amount”) in a separately designated escrow account (the “Appraisal Right Escrow Fund”), to be administered and held exclusively by the Escrow Agent pursuant to the provisions of the Escrow Agreement; and

(iii) deposit $215,000 (the “Stockholders’ Representative Escrow Amount”, together with the Non-Appraisal Right Escrow Amount and Appraisal Right Escrow Amount, the “Escrow Amount”) in a separately designated escrow account (the “Stockholders’ Representative Escrow Fund”, and together with the Non-Appraisal Right Escrow Fund and the Appraisal Right Escrow Fund, the “Escrow Fund”), to be administered and held exclusively by the Escrow Agent pursuant to the provisions of the Escrow Agreement.

(b) The Appraisal Right Escrow Fund shall be held in the name of the Escrow Agent as collateral to secure the rights of the Parent Indemnitees in connection with any Appraisal Right Indemnification Liability for a period of time ending twenty (20) days following the Company’s mailing of a notice under Section 262 of the DGCL to the Company Stockholders (the “Appraisal Rights Indemnification Claim Period “).

(c) The Non-Appraisal Right Escrow Fund shall be held in the name of the Escrow Agent as collateral to secure the rights of the Parent Indemnitees under Section 10 (other than with respect to any Appraisal Right Indemnification Liability) hereof for a period of time ending on the date that is fifteen months after the Closing Date (the “Non-Appraisal Right Indemnification Claim Period”, and together with the Appraisal Right Escrow Claim Period, the “Escrow Claim Periods” and each, an “Escrow Claim Period”).

(d) Notwithstanding anything to contrary in Sections 2.5(b) and 2.5(c), if a Parent Indemnitee has timely made a claim in accordance with the terms of Section 10 that remains unresolved at the end of the applicable Escrow Claim Period, then such claim shall survive the end of such Escrow Claim Period until such time as such claim is fully and finally resolved. If on or prior to the expiration of the applicable Escrow Claim Period, any Parent Indemnitee has made an Indemnification Demand containing a claim which has not been resolved prior to the expiration of such Escrow Claim Period in accordance with Section 10 and the Escrow Agreement, the Escrow Agent shall retain in the applicable Escrow Fund after the expiration of the applicable Escrow Claim Period, such Escrow Funds having an aggregate value equal to the Asserted Damages Amount or contested portion of the Asserted Damages Amount, as the case may be, with respect to all claims which have not then been resolved with respect to such Escrow Fund.

(e) In the event that this Agreement is approved by the Company Stockholders, then Escrow Contributors shall, without any further act of any Escrow Contributor, be deemed to have consented to and approved (i) the use of the each Escrow Fund as collateral to secure the rights of the Parent Indemnitees under Section 10 in the manner set forth herein and in the Escrow Agreement and (ii) the appointment of the Stockholders’ Representative as the representative under this Agreement and the Escrow Agreement of the Persons receiving Merger Consideration under this Agreement and as the attorney-in-fact and agent for and on behalf of each such Person (other than holders of Dissenting Shares).

2.6 Dissenting Shares.

(a) Each share of Company Capital Stock issued and outstanding immediately prior to the Effective Time, the holder of which did not consent to or vote in favor of the approval of this Agreement, the Merger and the other transactions contemplated hereby (or otherwise waive its right to appraisal under Section 262 of the DGCL) and who has complied with all of the provisions of the DGCL relevant to the exercise of appraisal rights, is referred to herein as a “Dissenting Share”.

(b) Notwithstanding anything to the contrary contained in this Agreement, any shares of Company Capital Stock that, as of the Effective Time, are or may become Dissenting Shares shall not be converted into or represent the right to receive Merger Consideration in accordance with Section 2.1(c), but rather shall be converted into the right to receive such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to Section 262 of the DGCL; provided, however, that if the status of any such shares as Dissenting Shares shall not be perfected, or if any such shares shall lose their status as Dissenting Shares, then, as of the later of the Effective Time or the time of the failure to perfect such status or the loss of such status, such shares shall automatically be converted into and shall represent only the right to receive (upon the surrender of the certificate or certificates representing such shares) Merger Consideration in accordance with Section 2.1(c).

(c) The Company shall give Parent (i) prompt notice of any demands for appraisal of any Dissenting Shares received by the Company prior to the Effective Time, withdrawals of such demands and any other instruments served pursuant to the DGCL received by the Company, and (ii) the opportunity to participate in all negotiations and proceedings with respect to any such demand, notice or instrument. The Company shall not make any payment or settlement offer prior to the Effective Time with respect to any such demand unless Parent shall have consented in writing to such payment or settlement offer, which consent shall not be unreasonably withheld, conditioned or delayed.

2.7 Merger Consideration Spreadsheet.

(a) Parent and the Exchange Agent shall be entitled to rely conclusively on the information set forth in the Merger Consideration Spreadsheet with respect to distribution of the Merger Consideration, and no Person shall have any cause of action against Parent or the Exchange Agent for any action taken by Parent or the Exchange Agent in accordance with and in reliance upon any such information.

(b) The Company shall deliver to Parent at least five (5) days prior to the Closing Date a spreadsheet (the “Merger Consideration Spreadsheet”) setting forth: (A) (i) the name and address of each Company Stockholder, (ii) the number of shares and class of Company Capital Stock held by each such Company Stockholder immediately prior to the Effective Time, (iii) the aggregate Merger Consideration that each such Company Stockholder is entitled to receive with respect to such shares pursuant to Section 2.1(c) and (iv) the aggregate portion of the Escrow Funds that each Company Stockholder may be entitled to receive pursuant to Section 2.1(c) as of the Closing Date, such aggregate portion determined by reference to the aggregate amount contributed to the Escrow Funds by each such Company Stockholder that receives a portion of the Merger Consideration and each Carve-Out Participant (such Company Stockholders and such Carve-Out Participant, collectively, the “Escrow Contributors” and each individually, an “Escrow Contributor”), and (B) the name and address of each Carve-Out Participant, (ii) the amount to be paid by Parent to each Carve-Out Participant and (iii) the aggregate portion of the Escrow Funds that each Carve-Out Participant may be entitled to receive pursuant to Section 2.9 as of the Closing Date, such aggregate portion determined by reference to the aggregate amount contributed by the Escrow Contributors.

(c) At the Closing, the Company shall deliver to Parent an updated Merger Consideration Spreadsheet setting forth the final calculations of the amounts, or percentages, as applicable, due to each Merger Consideration Recipient and Carve-Out Participant, calculated in accordance with the provisions of this Section 2, along with updated and final information for all other information contained in the Merger Consideration Spreadsheet.

2.8 Working Capital Adjustment.

(a) The Company shall provide Parent with a preliminary written estimate of the Working Capital as of the Closing Date three business days before the Closing Date on a schedule (the “Closing Working Capital Schedule”), which Closing Working Capital Schedule (i) shall set forth in reasonable detail the Company’s calculation of Working Capital as of the Closing Date (the “Estimated Working Capital Amount”). The Closing Working Capital Schedule shall be prepared in good faith by the Company and in accordance with this Section 2.7 and GAAP and based on the same accounting principles, policies, practices, procedures, classifications, judgments and estimation methodologies consistent with those used in the preparation of the Company Financial Statements as set forth on Schedule 2.8(a) (the “Company Accounting Policies”), but only to the extent such Company Accounting Policies are in accordance with GAAP and the sample Working Capital Schedule as of November 30, 2008 set forth on Schedule 2.8(b) (the “Sample Working Capital Schedule”).

(b) As soon as practicable (and in any event within seventy five (75) days) after the Effective Time, Parent shall prepare and deliver to the Stockholders’ Representative an unaudited consolidated balance sheet of the Company as of the Closing Date (the “Closing Date Balance Sheet”). The Closing Date Balance Sheet shall be accompanied by a schedule (the “Parent Working Capital Schedule”) which shall set forth in reasonable detail Parent’s calculation of the Working Capital as of the Closing Date (the “Parent Proposed Working Capital Amount”). The Closing Date Balance Sheet and the Parent Proposed Working Capital Amount shall be prepared in accordance with the Company Accounting Policies (to the extent such Company Accounting Policies are in accordance with GAAP) and the Sample Working Capital Schedule.

(c) Following the delivery of the Closing Date Balance Sheet to the Stockholders’ Representative, Parent shall provide the Stockholders’ Representative and its accountants, at the request of the Stockholders’ Representative, with reasonable access during normal business hours to the books and records of the Surviving Corporation as well as any relevant work papers of Parent, the Company and their accountants generated in preparing the Closing Date Balance Sheet and the Parent Working Capital Schedule as may reasonably be required for the review of the calculation of the Parent Proposed Working Capital Amount. All fees, costs and expenses of the Stockholders’ Representative relating to the review of the Closing Date Balance Sheet shall be borne by the Escrow Contributors in proportion to their contribution to the Escrow Funds, and all fees, costs and expenses of Parent and the Surviving relating thereto shall be borne by Parent.

(d) If the Stockholders’ Representative has any objections to the Closing Date Balance Sheet, the Parent Working Capital Schedule or the Parent Proposed Working Capital Amount set forth therein, it shall deliver to Parent a statement describing its objections with respect thereto (the “Objection Notice”) within forty five (45) days after the Stockholders’ Representative’s receipt of the Closing Date Balance Sheet, the Parent Working Capital Schedule and the Parent Proposed Working Capital Amount set forth therein. The Stockholders’ Representative shall include in the Objection Notice a reasonably detailed calculation of the Working Capital Amount as of the Closing Date as (the “Stockholders’ Representative Proposed Working Capital Amount”), accompanied by a reasonably detailed description of the bases for any variances between the Parent Proposed Working Capital Deficit Amount and the Stockholders’ Representative Proposed Working Capital Deficit Amount. If the Stockholders’ Representative fails to deliver an Objection Notice within forty five (45) days after the Stockholders’ Representative’s receipt of the Closing Date Balance and the Parent Working Capital Schedule, the Parent Proposed Working Capital Amount shall be deemed the Final Working Capital Amount. If the Stockholders’ Representative delivers the Objection Notice to Parent within such forty five (45) day period, and Parent disagrees with the Stockholders’ Representative’s objection, then Parent and the Stockholders’ Representative will, during the thirty (30) day period following the date of the Objection Notice (the “Resolution Period”), use reasonable best efforts to resolve any such objection themselves, the Company Accounting Policies (to the extent such Company Accounting Policies are in accordance with GAAP) and Sample Working Capital Schedule to be applied to the resolution of any such objection.

(e) If at the conclusion of the Resolution Period, the parties have not reached an agreement on the Stockholders’ Representative’s objections set forth in any Objection Notice, then all amounts and issues remaining in dispute may, at the election of either party, be submitted by the Stockholders’ Representative or Parent to PricewaterhouseCoopers LLP (the “Neutral Auditor”). The fees and disbursements of the Neutral Auditor shall be borne by Parent and the Escrow Contributors in inverse proportion as they may prevail on the matters resolved by the Neutral Auditor, which proportionate allocation shall be determined by the Neutral Auditor at the time the determination of the Neutral Auditor is rendered pursuant to this Section 2.8(e). The Neutral Auditor shall act as an arbitrator to determine only those issues still in dispute at the time of the election by either party to submit the objections to the Neutral Auditor, which shall be limited to the determination of the Company’s Working Capital as of the Closing Date and whether and to what extent (if any) there is a Working Capital Adjustment. The Neutral Auditor’s determination shall be made within thirty (30) days after its engagement (which engagement shall be made no later than ten (10) business days after the time of the election by either Parent or the Stockholders’ Representative to submit the objections to the Neutral Auditor), or as soon thereafter as possible, shall be set forth in a written statement delivered to Parent and the Stockholders’ Representative and shall be final, binding, conclusive and non-appealable for all purposes under this Agreement. The term “Final Working Capital Amount” shall mean (A) if the Stockholders’ Representative fails to deliver an Objection Notice and within the sixty (60) day period set forth in Section 2.8(d), the Parent Proposed Working Capital

Amount, and (B) if the Stockholders’ Representative delivers an Objection Notice within the forty five (45) day period set forth in Section 2.8(d), (X) the definitive Working Capital Amount agreed to by the Stockholders’ Representative and Parent in accordance with Section 2.8(d), or (Y) in the event Parent and Stockholders’ Representative did not agree to a definitive Working Capital Amount in accordance with Section 2.8(d), the Working Capital Amount resulting from the determination made by the Neutral Auditor in accordance with this Section 2.8(e)) (which shall reflect those items theretofore agreed to in writing by the Stockholders’ Representative and Parent during the Resolution Period or otherwise in accordance with Section 2.8(d)).

(f) If the Final Working Capital Amount is greater than $5,000,000, then the amount by which the Final Working Capital Amount exceeds $5,000,000 shall be promptly be paid by Parent to the Exchange Agent for distribution to the Company Stockholders entitled to receive payments pursuant to Section 2.1(c) of this Agreement in proportion to the aggregate amounts paid or payable to such Company Stockholders under this Agreement.

(g) If the Final Working Capital Amount is less than $5,000,000, then the amount by which the Final Working Capital Amount is less than $5,000,000 (such deficit, the “Working Capital Deficit Amount”) shall be promptly paid to Parent out of the Escrow Fund by the Escrow Agent pursuant to Section 10 of this Agreement and the Escrow Agreement.

2.9 Carve-Out Plan.

(a) Subject to Section 2.9(b) and subject to Section 5.5(c), on the Closing Date, Parent shall pay (or shall cause the Surviving Corporation or any Subsidiary of Parent to pay) the amount set forth opposite each Carve-Out Participant’s name on the Merger Consideration Spreadsheet pursuant to the Carve-Out Plan (the aggregate amount payable to all Carve-Out Participants under the Carve-Out Plan, the “Carve-Out Amount”) less an amount equal to the Carve-Out Amount payable to such Carve-Out Participant multiplied by the Escrow Percentage, which amount will be placed in the Escrow Fund pursuant to this Agreement and the Escrow Agreement, and which amount will be released when and if such disbursements are required to be made pursuant to this Agreement and the Escrow Agreement. All payments to the Carve-Out Participants shall be subject to deduction and withholding by Parent (or any Subsidiary of Parent, as applicable) of all applicable social security, Medicare and any other withholding required by applicable law to be made in respect of the amounts payable to the Carve-Out Participants.

(b) Notwithstanding the foregoing, prior to Closing, the Company shall send each Carve-Out Participant a notice substantially in the form attached hereto as Exhibit E (the “Carve-Out Notice”), and, provided further, that Parent shall be under no obligation to pay a Carve-Out Participant the amounts set forth next to such Carve-Out Participant’s name on the Merger Consideration Schedule until such time as the Carve-Out Participant indicates unqualified agreement (which determination shall be made in the sole and reasonable discretion of the Parent) with the information set forth on the Carve-Out Notice, and provided further, that in the event a Carve-Out Participant does not respond to the Carve-Out Notice within thirty (30) days of the date Carve-Out Notice is sent, the Carve-Out Payment with respect to such Carve-Out Participant shall be irrevocably forfeited, and the portion of the Merger Consideration allocated to such Carve-Out Participant shall become the property of Parent.

2.10 Further Action. If, at any time after the Effective Time, any further action is reasonably determined by Parent to be necessary or desirable to carry out the purposes of this Agreement and any Related Agreement or to vest the Surviving Corporation or Parent with full right, title and possession of and to all rights and property of the Company, the officers and directors of the Surviving Corporation and Parent shall be fully authorized (in the name of the Company and otherwise) to take such action.

SECTION 3

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth on a correspondingly numbered section of the Company Disclosure Schedule, which shall be deemed disclosed only for purposes of the corresponding numbered section of this Section 3 unless it is reasonably apparent that the disclosure contained in the numbered section of the Company Disclosure Schedule is intended to qualify another specific representation or warranty, the Company represents and warrants, as of the date hereof, to and for the benefit of the Parent Indemnitees, as follows:

3.1 Due Organization; Subsidiaries; Etc.

(a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all necessary power and authority: (i) to conduct its business in the manner in which its business is currently being conducted, (ii) to own, lease and use its assets in the manner in which its assets are currently owned, leased and used and (iii) to perform its obligations under all Company Contracts, except where the failure to have such power and authority is not reasonably likely to result in a Material Adverse Effect.

(b) The Company has not conducted any business under or otherwise used, for any purpose or in any jurisdiction, any fictitious name, assumed name, trade name or other name, other than the name “Hummingbird, Inc.”

(c) The Company is not and has not been required to be qualified, authorized, registered or licensed to do business as a foreign corporation in any jurisdiction other than (i) in the Commonwealth of Massachusetts and (ii) such failures to be so qualified, authorized, registered or licensed that are not reasonably likely to result in a Material Adverse Effect. The Company is in good standing as a foreign corporation in the Commonwealth of Massachusetts.

(d) Section 3.1(d) of the Company Disclosure Schedule accurately sets forth (i) the names of the members of the Company’s board of directors, (ii) the names of the members of each committee of the Company’s board of directors, and (iii) the names and titles of the Company’s officers.

(e) Other than Axsun Technologies Securities Corporation, the Company does not have, nor has it ever had, any Subsidiaries. The Company does not own any controlling interest in any Entity, and the Company has never owned, beneficially or otherwise, any shares or other securities of, or any direct or indirect equity or other financial interest in, any Entity. The Company has not agreed and is not obligated to make any future investment in or capital contribution to any Entity. The Company has not guaranteed and is not responsible or liable for any obligation of any other Entity. Neither the Company nor any of its stockholders has ever approved, or commenced any proceeding or made any election contemplating, the dissolution or liquidation of the Company’s business or affairs.

3.2 Certificate of Incorporation and Bylaws; Records. The Company has delivered to Parent accurate and complete copies of: (a) the certificate of incorporation and bylaws, including all amendments thereto of the Company; (b) the stock records of the Company; and (c) the minutes and other records of the meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of the stockholders of the Company, the board of directors of the Company and all committees thereof (the items described in (a) above, collectively, the “Company Constituent Documents”). There has not been any violation of the Company Constituent Documents, and the Company has not taken any action that is inconsistent in any material respect with the Company Constituent Documents. The books of account, stock records, minute books and other corporate records of the Company are accurate, up-to-date and complete in all material respects, and have been maintained in accordance with applicable Legal Requirements and prudent business practices.

3.3 Capitalization, Etc.

(a) The authorized capital stock of the Company consists of: (i) 120,000,000 shares of Company Common Stock, of which 26,091,228 shares are issued and outstanding as of the date of this Agreement, (ii) 6,050,000 shares of Company Series A Preferred Stock, of which 6,000,000 shares are issued and outstanding as of the date of this Agreement, (iii) 6,000,001 shares of Company Series B Preferred Stock, of which 5,444,381 shares are issued and are outstanding as of the date of this Agreement, (iv) 8,740,361 shares of Company Series C Preferred Stock, of which 8,251,934 shares are issued and outstanding as of the date of this Agreement and (v) 18,432,911 shares of Company Series D Preferred Stock, of which 18,250,407 shares are issued and outstanding as of the date of this Agreement. The Company holds 55,209 shares of Company Common Stock in its treasury. All of the outstanding shares of Company Capital Stock have been duly authorized, validly issued and are fully paid and nonassessable. None of the outstanding shares of Company Capital Stock is entitled or subject to any preemptive right, right of participation, right of maintenance or any similar right, and none of the outstanding shares of Company Capital Stock is subject to any right of first refusal in favor of the Company. There is no Company Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to), any shares of Company Capital Stock. The Company is not under any obligation, or is not bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of its Company Capital Stock or other securities and has never repurchased, redeemed or otherwise reacquired any shares of its Company Capital Stock or other securities except for such repurchases or redemptions of Company Capital Stock from Company employees or founders pursuant to Company Option agreements and/or restricted stock agreements with such employees or founders that were made at the Company’s election and there are no repurchases, redemption or reacquisitions pending.

(b) As of the date of this Agreement 21,201,190 shares of Company Common Stock are reserved for future issuance pursuant to stock options granted and outstanding under the Company Option Plan. The Company has delivered or Made Available to Parent an accurate and complete record of all Company Options issued by the Company on or prior to the date of this Agreement. The Company has delivered or Made Available to Parent accurate and complete copies of all stock option plans pursuant to which any of the outstanding Company Options were issued, and the forms of all Company Option agreements evidencing the Company Options. The Company has taken such actions required to terminate all outstanding Company Options effectively as of immediately prior to the Effective Time. No Company Option has ever been amended or modified following its original issuance, whether by the Company or the Company’s board of directors, or directly or indirectly by amendments or modifications to the stock option plan under which such Company Option was issued.

(c) There is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the Company Capital Stock or other securities of the Company; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the Company Capital Stock or other securities of the Company; (iii) stockholder rights plan (or similar plan commonly referred to as a “poison pill”) or Contract under which the Company is or may become obligated to sell or otherwise issue any shares of Company Capital Stock or any other securities; or (iv) condition or circumstance that may give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive from the Company any shares of Company Capital Stock or other securities of the Company.

(d) All outstanding Company Capital Stock, Company Options and other securities of the Company have been issued and granted in all respects in compliance with (i) all applicable securities laws and other applicable Legal Requirements, and (ii) all requirements set forth in applicable Contracts.

3.4 Financial Statements.

(a) The Company has delivered to Parent the following financial statements and with respect to audited financial statements, the related notes (collectively, the “Company Financial Statements”):

(i) The audited balance sheets of the Company as of December 31, 2007 and December 31, 2006, and the related audited statements of operations, statements of stockholders’ equity and statements of cash flows of the Company and an unqualified opinion of Price Waterhouse Coopers for fiscal year 2007 and McGladrey & Pullen LLP for fiscal year 2006; and

(ii) the unaudited consolidated balance sheet of the Company (the “Unaudited Interim Balance Sheet”), and the related unaudited consolidated statement of operations of the Company for the period beginning on January 1, 2008 and ending on November 30, 2008.

(b) The Company Financial Statements are accurate and complete in all material respects and present fairly the consolidated financial condition of the Company as of the respective dates thereof and the consolidated results of operations and consolidated cash flows of the Company for the periods covered thereby. The Company Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered (except that the Company Financial Statements do not contain footnotes and the Company Financial Statements referred to in Section 3.4(a)(ii) are subject to normal and recurring year-end audit adjustments, which will not, individually or in the aggregate, be material in magnitude).

3.5 Absence of Changes. Since November 30, 2008:

(a) there has not been any change in the business, condition, assets, liabilities or operations of the Company, and, to the Company’s Knowledge, no event has occurred that would be reasonably likely to result in a Material Adverse Effect;

(b) there has not been any material loss, damage or destruction to, or any material interruption in the use of, any of the assets of the Company (whether or not covered by insurance);

(c) the Company has not declared, accrued, set aside or paid any dividend or made any other distribution in respect of any shares of its Company Capital Stock, and has not repurchased, redeemed or otherwise reacquired any shares of its Company Capital Stock or other securities;

(d) other than the issuance of Company Common Stock upon the exercise of Company Options, the Company has not sold, issued or authorized the issuance of (i) any Company Capital Stock or other securities of the Company; (ii) any option or right to acquire any Company Capital Stock or any other security of the Company; or (iii) any instrument convertible into or exchangeable for any Company Capital Stock or other security of the Company;

(e) the Company has not amended or waived any of its rights under, or permitted the acceleration of vesting under (i) any provision of any Company Option Plan, (ii) any provision of any agreement evidencing any outstanding Company Option or (iii) any restricted stock purchase agreement;

(f) there has been no amendment to the certificate of incorporation or bylaws of the Company, and the Company has not effected or been a party to any Acquisition Transaction, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

(g) the Company has not formed any Subsidiary or acquired any equity interest or other interest in any other Entity;

(h) the Company has not made any capital expenditure which, when added to all other capital expenditures made on behalf of the Company since September 30, 2008, exceeds $50,000;

(i) enter into or become bound by, or permit any of the assets owned or used by the Company to become bound by, any Company Contract that contemplates or involves (A) the payment or delivery of cash or other consideration in an amount or having a value, or the performance of services having a value, in excess of $250,000 for any individual Company Contract, or amend or terminate, or waive or exercise any material right or remedy under, any Company Contract;

(j) the Company has not (i) acquired, leased or licensed any right or other asset from any other Person (excluding currently-available, off the shelf software programs that are licensed by Company pursuant to “shrink wrap” licenses), (ii) sold or otherwise disposed of, or leased or licensed, any right or other asset to any other Person, or (iii) waived or relinquished any right, except in the case of each of (i), (ii) or (iii) for immaterial rights or other immaterial assets acquired, leased, licensed or disposed of in the ordinary course of business and consistent with the Company’s past practices;

(k) the Company has not written off as uncollectible, or established any extraordinary reserve with respect to, any account receivable or other indebtedness;

(l) the Company has not made any pledge of any of its assets or otherwise permitted any of its assets to become subject to any Encumbrance, except for pledges of immaterial assets made in the ordinary course of business and consistent with the Company’s past practices;

(m) the Company has not (i) lent money to any Person (other than pursuant to routine travel advances made to employees in the ordinary course of business and consistent with the Company’s past practice), or (ii) incurred or guaranteed any indebtedness for borrowed money;

(n) the Company has not (i) established or adopted any employee benefit plan, (ii) paid any bonus or made any profit-sharing, incentive compensation or similar payment to, or increased the amount of the wages, salary, bonuses, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or employees (iii) hired any new employee having an annual salary in excess of $75,000 or (iv) engaged or retained any individual as an independent contractor;

(o) the Company has not changed any of its methods of accounting or accounting practices in any respect;

(p) the Company has not made any Tax election;

(q) the Company has not threatened, commenced or settled any Legal Proceeding;

(r) the Company has not entered into any transaction or taken any other action outside the ordinary course of business or inconsistent with its past practices, other than the Parent Loan and entering into this Agreement and the Related Agreements and transactions contemplated hereby and thereby; and

(s) the Company has not agreed to take, or committed to take, any of the actions referred to in clauses “(c)” through “(r)” above.

3.6 Internal Control. The Company has established and documented, and maintains, adheres to and enforces a system of internal accounting controls which are effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP (including the Company Financial Statements), including policies and procedures that (a) require the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company, (b) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the Company are being made only in accordance with appropriate authorizations of management and the board of directors of the Company, and (c) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company. Neither the Company (including any employee thereof) nor the Company’s independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by the Company, (ii) any fraud, whether or not material, that involves the Company’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company or (iii) any claim or allegation regarding any of the foregoing.

3.7 Title to Assets.

(a) The Company owns, and has good, valid and marketable title to, all assets purported to be owned by it, including: (i) all assets reflected on the Unaudited Interim Balance Sheet; (ii) all assets referred to in Sections 3.7 and 3.10 of the Company Disclosure Schedule and all of the Company’s rights under any Company Contract; and (iii) all other assets reflected in the Company’s books and records as being owned by the Company. All of such assets are owned by the Company free and clear of any Encumbrances, except for (x) any lien for current Taxes not yet due and payable, (y) the Bank Liens and (z) minor liens that have arisen in the ordinary course of business and consistent with past practice that do not (individually or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of the Company. The Company owns or leases or licenses and has the right to use, and after the Closing the Parent will have, all assets needed to conduct its business as currently conducted.

(b) Section 3.7(b) of the Company Disclosure Schedule identifies all tangible assets of the Company that are being leased or licensed to or by the Company where the annual payments due under any such lease or license exceeds $50,000. All such leases and licenses are valid and enforceable against the parties thereto.

3.8 Bank Accounts; Receivables.

(a) Section 3.8(a) of the Company Disclosure Schedule provides accurate information with respect to each account maintained by or for the benefit of the Company at any bank or other financial institution, including the name of the bank or financial institution, the account number, the balance as of the date hereof and the names of all individuals authorized to draw on or make withdrawals from such accounts.

(b) Section 3.8(b) of the Company Disclosure Schedule provides an accurate aging of all accounts receivable, notes receivable and other receivables of the Company as of November 30, 2008. All existing accounts receivable of the Company (including those accounts receivable reflected on the Unaudited Interim Balance Sheet that have not yet been collected and those accounts receivable that have arisen since November 30, 2008 and have not yet been collected) (i) represent valid obligations of customers of the Company arising from bona fide transactions entered into in the ordinary course of business, and (ii) are current and collectible when due in the ordinary course of business, without any counterclaim or set-off or other legal defense to payment, net of the reserve for uncollectible accounts on the Unaudited Interim Balance Sheet.

(c) The Company has no material backlog of customer orders or deliverables under Contracts as of November 30, 2008.

3.9 Inventory.

(a) Section 3.9(a) of the Company Disclosure Schedule provides an accurate and complete breakdown of all Inventory of the Company as of November 30, 2008. All of the Company’s existing inventory (including all inventory that is reflected on the Unaudited Interim Balance Sheet and that has not been disposed of by the Company since November 30, 2008): (i) is of such quality and quantity as to be usable and saleable by the Company to conduct its business as currently conducted; (ii) has been priced at the lower of cost or market value using the “last-in, first-out” method; and (iii) is free of any material defect or deficiency.

(b) The inventory levels maintained by the Company (i) are not excessive in light of the Company’s normal operating requirements and (ii) are adequate for the Company conduct its business as currently conducted.

3.10 Equipment; Leasehold.

(a) All items of equipment and other tangible assets owned by or leased to the Company (i) are adequate for the uses to which they are being put, (ii) are structurally sound, free of defects and deficiencies and in good condition and repair (ordinary wear and tear excepted) and are maintained in the ordinary course of business at an annual maintenance cost of not more than $400,000, (iii) comply in all respects with, and are being operated and being used in compliance in all material respects with all applicable Legal Requirements, and (iv) are adequate, including adequate manufacturing capacity, for the conduct of the Company’s business in the manner in which such business is currently being conducted.

(b) The Company does not own any real property or any interest in real property. Section 3.10(b) of the Company Disclosure Schedule lists all of the Company’s leasehold interests (the “Company Leased Real Property”). The Company has delivered or Made Available to Parent true, correct and complete copies of the leases related to the Company Leased Real Property (the “Leases”) prior to the date hereof. All premises leased or subleased by the Company are supplied with utilities and other services reasonably necessary for the operation of the Company’s business. The Leases are in full force and effect, are binding and enforceable in accordance with their respective terms, subject to bankruptcy laws and equitable principles, and have not been modified or amended. All rental and other charges payable pursuant to the terms and conditions of the Leases are currently paid in full and when due and no rent has been paid in advance more than 30 days. There are no charges, offsets or defenses against the enforcement by the lessor under any Lease of any agreement, covenant or condition on the part of the Company to be performed or observed pursuant to the terms of any Lease. There are no material defaults by the Company of any agreement, covenant or condition on the part of the Company to be performed or observed pursuant to the terms of any Lease. There are no actions or proceedings pending or, to the Company’s Knowledge, threatened, by the lessor under any Lease against the Company. Except for the security deposits under the Leases, the lessors with respect to the Leases do not hold any deposits for the Company’s accounts on any Lease. There are no material defaults by any lessor under any agreement, covenant or condition to be performed or observed by any lessor pursuant to the terms of the applicable Lease. The current expiration date and remaining options to extend the term of the Leases are as set forth in Section 3.10(b) of the Company Disclosure Schedule. Minimum monthly rent and additional rent payable under the Leases are set forth in Section 3.10(b) of the Company Disclosure Schedule.

(c) The use and operation of the Company Leased Real Property by the Company is in compliance in all material respects with, all applicable zoning, land use, building, fire, health, labor, safety and environmental laws and other applicable Legal Requirements. There is no Legal Proceeding pending, or to the Company’s Knowledge threatened, that challenges or adversely affects, or would challenge or adversely affect, the continuation of the present use or operation of any Company Leased Real Property. To the Knowledge of the Company, there is no existing plan or study by any Governmental Body or by any other Person that challenges or otherwise adversely affects the continuation of the present use or operation of any Company Leased Real Property. There are no subleases, licenses, occupancy agreements or other contractual obligations that grant the right of use or occupancy of any of the Company Leased Real Property to any Person other than the Company, and there is no Person in possession of any of the Company Leased Real Property other than the Company.

3.11 Intellectual Property.

(a) Section 3.11(a) of the Company Disclosure Schedule accurately identifies and describes each proprietary product or service that has been under development or was developed, or has been commercially sold by the Company within the last 5 years and any product or service that is currently under development or that is currently commercially sold by the Company.

(b) Section 3.11(b) of the Company Disclosure Schedule accurately identifies (i) each item of Registered IP in which the Company has or purports to have an ownership interest of any nature and the nature of the ownership interest (e.g. exclusively, jointly with another Person, or otherwise); (ii) the jurisdiction in which such item of Registered IP has been applied for, registered or filed and the applicable application, registration or serial number; (iii) any other Person that has an ownership interest in such item of Registered IP and the nature of such ownership interest; and (iv) each product or service identified in Section 3.11(a) of the Company Disclosure Schedule that embodies, utilizes, or is based upon or derived from (or, with respect to products and services under development, that is expected to embody, utilize, or be based upon or derived from) such item of Registered IP. The Company has provided to the Parent complete and accurate copies of all applications, correspondence, and other material documents related to each such item of Registered IP.

(c) Section 3.11(c) of the Company Disclosure Schedule accurately identifies (i) all Intellectual Property Rights or Intellectual Property licensed to the Company (other than any non-customized software that (A) is so licensed solely in executable or object code form pursuant to a non-exclusive, internal use software license, (B) is not incorporated into, or used in the development, manufacturing, testing, distribution, maintenance or support of any of the Company’s products or services or otherwise material to the operation of the Company’s business, and (C) is generally available on standard terms for less than $100,000 in the aggregate for Company’s license); (ii) the corresponding Contract or Contracts pursuant to which such Intellectual Property Rights or Intellectual Property is licensed to the Company; and (iii) whether the license or licenses granted to the Company are exclusive or non-exclusive.

(d) Section 3.11(d) of the Company Disclosure Schedule accurately identifies each Contract pursuant to which any Person has been granted any license under, or otherwise has received or acquired any right (whether or not currently exercisable) or interest in, any Company IP. The Company is not bound by, and no Company IP is subject to, any Contract containing any covenant or other provision that in any way limits or restricts the ability of the Company to use, exploit, assert, or enforce any Company IP anywhere in the world.

(e) Section 3.11(e) of the Company Disclosure Schedule contains a complete and accurate list and summary of all royalties, commissions, milestones or similar types of payments payable by the Company to any other Person (other than sales commissions paid to employees according to the Company’s standard commissions plan) upon or for the manufacture, sale, maintenance, support or distribution of any product or service or the use of any Company IP.

(f) The Company has provided to Parent a complete and accurate copy of each standard form of Company IP Contract used by the Company, including each standard form of (i) license agreement; (ii) employee agreement containing intellectual property assignment or license of Intellectual Property or Intellectual Property Rights or any confidentiality provision and (iii) consulting or independent contractor agreement containing intellectual property assignment or license of Intellectual Property or Intellectual Property Rights or any confidentiality provision. Section 3.11(f) of the Company Disclosure Schedule accurately identifies each Company IP Contract (other than confidentiality and nondisclosure agreements) that deviates in any material respect from the corresponding standard form agreement provided to the Parent, including any agreement with an employee, consultant, or independent contractor in which the employee, consultant, or independent contractor expressly reserved or retained rights in any Intellectual Property or Intellectual Property Rights incorporated into or used in connection with any product or service or otherwise related to the Company’s business, research, or development.

(g) The Company exclusively owns all right, title, and interest to and in the Company IP (other than Intellectual Property Rights or Intellectual Property exclusively licensed to the Company, as identified in Section 3.11(c) of the Company Disclosure Schedule) free and clear of any Encumbrances (other than non-exclusive licenses and rights granted pursuant to the Contracts listed in Section 3.11(d) of the Company Disclosure Schedule). Without limiting the generality of the foregoing:

(i) All documents and instruments necessary to establish, perfect and maintain the rights of the Company in the Company IP have been validly executed, delivered, and filed in a timely manner with the appropriate Governmental Body.

(ii) Each Person who is or was an employee or contractor of the Company and who is or was involved in the creation or development of any Company IP has signed a valid, enforceable agreement containing an assignment of Intellectual Property Rights to the Company and confidentiality provisions protecting the Company IP. No current or former stockholder, officer, director, or employee of the Company has any claim, right (whether or not currently exercisable), or interest to or in any Company IP. No employee of the Company is (a) bound by or otherwise subject to any Contract restricting him or her from performing his or her duties for the Company or (b) in breach of any Contract with any former employer or other Person concerning Intellectual Property Rights or confidentiality.

(iii) No funding, facilities, or personnel of any Governmental Body or any public or private university, college or other educational or research institution were used, directly or indirectly, to develop or create, in whole or in part, any Company IP.

(iv) The Company has taken reasonable steps to maintain the confidentiality of and otherwise protect and enforce their rights in all proprietary information that the Company holds, or purports to hold, as a trade secret. Without limiting the generality of the foregoing, no portion of the source code for any software ever used, owned, licensed or developed by the Company has been disclosed or licensed to any escrow agent or other Person.

(v) [intentionally omitted.]

(vi) The Company is not now and never was a member or promoter of, or a contributor to, any industry standards body or similar organization that could require or obligate the Company to grant or offer to any other Person any license or right to any Company IP.

(vii) To the Company’s Knowledge, the Company owns or otherwise has, and after the Closing the Parent will have, all Intellectual Property Rights needed to conduct its business as currently conducted. The Company is not prohibited or limited by Contract in its use of Intellectual Property Rights needed by the Company to supply tunable lasers to Parent for use in optical coherence tomography systems manufactured by Parent or its Affiliates.

(h) All Company IP is subsisting, and to the Company’s Knowledge, is valid and enforceable. Without limiting the generality of the foregoing:

(i) The Company has not engaged in patent or copyright misuse or any fraud or inequitable conduct in connection with any Company IP.

(ii) Each U.S. patent application and U.S. patent in which the Company has or purports to have an ownership interest was filed within one year of the first printed publication, public use, or offer for sale of each invention described in the U.S. patent application or U.S. patent. Each foreign patent application and foreign patent in which the Company has or purports to have an ownership interest was filed or claims priority to a patent application filed prior to each invention described in the foreign patent application or foreign patent being first made available to the public.

(iii) To the Company’s Knowledge, no trademark (whether registered or unregistered) or trade name owned, used, or applied for by the Company conflicts or interferes with any trademark (whether registered or unregistered) or trade name owned, used, or applied for by any other Person, and none of the goodwill associated with or inherent in any trademark (whether registered or unregistered) in which the Company has or purports to have an ownership interest has been impaired.

(iv) To the Company’s Knowledge, no event or circumstance (including a failure to exercise adequate quality controls and an assignment in gross without the accompanying goodwill) has occurred or exists that has resulted in, or would reasonably be expected to result in, the abandonment of any trademark (whether registered or unregistered) owned, used, or applied for by the Company.

(v) Each item of Company IP that is Registered IP is and at all times has been in compliance with all applicable Legal Requirements and all filings, payments, and other actions required to be made or taken to maintain such item of Company IP in full force and effect have been made by the applicable deadline. No application for a patent or a copyright, mask work, or trademark registration or any other type of Registered IP filed by or on behalf of the Company has been abandoned, allowed to lapse, or rejected.

(vi) No interference, opposition, reissue, reexamination, or other proceeding is pending or, to the Company’s Knowledge, threatened, in which the scope, validity, or enforceability of any Company IP is being, has been, or would reasonably be expected to be contested or challenged and, to the Company’s Knowledge, there is no reasonable basis for a claim that any Company IP is invalid or unenforceable.

(vii) To the Company’s Knowledge, no Person has infringed, misappropriated, or otherwise violated, and no Person is currently infringing, misappropriating, or otherwise violating, any Company IP. Section 3.11(vii) of the Company Disclosure Schedule accurately identifies (and the Company has provided to the Parent a complete and accurate copy of) each letter or other written or electronic communication or correspondence that has been sent or otherwise delivered in the last five years by or to the Company or any Representative of the Company regarding any actual, alleged, or suspected infringement or misappropriation of any Company IP, and provides a brief description of the current status of the matter referred to in such letter, communication, or correspondence (except to the extent any such actual, alleged, or suspected infringement or misappropriation of any Company IP has been resolved by the Company prior to the date of this Agreement).

(i) Neither the execution, delivery, or performance of this Agreement (or any of the Related Agreements) nor the consummation of any of the transactions contemplated by this Agreement (or any of the Related Agreements) will, with or without notice or lapse of time, result in, or give any other Person the right or option to cause or declare, (i) a loss of, or Encumbrance on, any Company IP; (ii) a breach by the Company of any license agreement listed or required to be listed in Section 3.11(c) of the Company Disclosure Schedule; (iii) the release, disclosure, or delivery of any Company IP by or to any escrow agent or other Person; or (iv) the grant, assignment, or transfer to any other Person of any license or other right or interest under, to, or in any of the Company IP.

(j) To the Company’s Knowledge, the Company has never infringed (directly, contributorily, by inducement, or otherwise), misappropriated, or otherwise violated or made unlawful use of any Intellectual Property Right of any other Person. Without limiting the generality of the foregoing:

(k) To the Company’s Knowledge, no product or service that has been or is under development or was developed, or that has been or is being commercially sold by the Company has infringed, misappropriated, or otherwise violated the Intellectual Property Rights of any other Person.

(i) No infringement or misappropriation, or similar claim or Legal Proceeding is pending or, to the Company’s Knowledge, threatened against the Company or against any other Person who is or may be entitled to be indemnified, defended, held harmless, or reimbursed by the Company with respect to such claim or Legal Proceeding.

(ii) The Company is not bound by any Contract to indemnify, defend, hold harmless, or reimburse any other Person with respect to any intellectual property infringement, misappropriation, or similar claim other than indemnities set forth in Company Contracts listed in Section 3.11(a) of the Company Disclosure Schedule. The Company has never assumed, or agreed to discharge or otherwise take responsibility for, any existing or potential liability of another Person for infringement, misappropriation, or violation of any Intellectual Property Right.

(iii) To the Company’s Knowledge, no claim or Legal Proceeding involving any Intellectual Property or Intellectual Property Right licensed to the Company is pending or, has been threatened, except for any such claim or Legal Proceeding that, if adversely determined, would not adversely affect (i) the use or exploitation of such Intellectual Property or Intellectual Property Right by the Company, or (ii) the manufacturing, distribution, or sale of any product or service being developed or that has been developed by the Company, or that is being commercially sold by the Company.

(l) The Company has put in place policies and procedures to protect and maintain the confidentiality of the proprietary know how included in the Company IP that, to its Knowledge, are commercially reasonable and customary. To the Knowledge of the Company, the Company has not transferred or disclosed any material Company IP (or any tangible embodiment thereof) to a third party without having the recipient thereof execute a written non-disclosure agreement.

(m) None of the software (including firmware and other software embedded in hardware devices) owned, developed (or currently being developed), used, marketed, distributed, licensed, or sold by the Company (including any software that is part of, is distributed with, or is used in the design, development, manufacturing, production, distribution, testing, maintenance, or support of any product of the Company’s, but excluding any third-party software that is generally available on standard commercial terms and is licensed to the Company solely for internal use on a non-exclusive basis) (collectively, “Company Software”), to the Company’s Knowledge, (a) contains any bug, defect, or error (including any bug, defect, or error relating to or resulting from the display, manipulation, processing, storage, transmission, or use of date data) that materially and adversely affects the use, functionality, or performance of such Company Software or any product or system containing or used in conjunction with such Company Software; or (b) fails to comply with any applicable warranty or other contractual commitment relating to the use, functionality, or performance of such Company Software.

(n) To the Company’s Knowledge, no Company Software contains any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” or “worm” (as such terms are commonly understood in the software industry) or any other code designed or intended to have, or capable of performing, any of the following functions: (a) disrupting, disabling, harming, or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed; or (b) damaging or destroying any data or file without the user’s consent.

(o) The source code for all Company Software contains customary annotations and programmer’s comments, and otherwise has been documented in a professional manner that is both: (i) consistent with customary code annotation conventions and best practices in the software industry; and (ii) sufficient to independently enable a sufficiently proficient programmer of reasonable skill, training, experience and competence to understand, analyze, and interpret program logic, correct errors and improve, enhance, modify and support the Company Software. No source code for any Company Software has been delivered, licensed, or made available to any escrow agent or other Person who is not, as of the date of this Agreement, an employee of the Company. The Company has no duty or obligation (whether present, contingent, or otherwise) to deliver, license, or make available the source code for any Company Software to any escrow agent or other Person. No event has occurred, and no circumstance or condition currently exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, result in the delivery, license, or disclosure of the source code for any Company Software to any other Person.

(p) Section 3.11(q) of the Company Disclosure Schedule accurately identifies and describes (i) each item of Open Source Code that is contained in, or distributed with, or used in the development of the Company’s products or from which any part of any of the Company’s products are derived, (ii) the type of open source license for each such item of Open Source Code, and (iii) the product to which each such item of Open Source Code relates.

(q) Except as disclosed in Section 3.11(r) of the Company Disclosure Schedule, none of the Company’s products contain, is derived from, is distributed with, or is being or was developed using Open Source Code that is licensed under any terms that (i) impose or could impose a requirement or condition that any of the Company’s products or part thereof (A) be disclosed or distributed in source code form, (B) be licensed for the purpose of making modifications or derivative works, or (C) be redistributable at no charge, or (ii) otherwise impose or could impose any other material limitation, restriction, or condition on the right or ability of the Company to use or distribute any of the Company’s products.

(r) The Company has not delivered and is not currently required to deliver to any Person any manufacturing know-how, technology or other Intellectual Property Rights underlying any Contracts for any reason, including failure to manufacture products in accordance with applicable Contract terms.

(s) Section 3.11(t) of the Disclosure Schedule contains each Company Privacy Policy and identifies, with respect to each Company Privacy Policy, (i) the period of time during which such privacy policy was or has been in effect, (ii) whether the terms of a later Company Privacy Policy apply to the data or information collected under such privacy policy, and (iii) if applicable, the mechanism (such as opt-in, opt-out, or notice only) used to apply a later Company Privacy Policy to data or information previously collected under such privacy policy.

3.12 Contracts.

(a) Section 3.12(a) of the Company Disclosure Schedule identifies each Company Contract, including:

(i) each Company Contract relating to the employment of, or the performance of services by, any Person, including any employee, consultant or independent contractor;

(ii) each Company Contract relating to the acquisition, transfer, use, development, sharing or license of any technology or any Intellectual Property or Intellectual Property Rights (excluding currently-available, off the shelf software programs that are licensed by Company pursuant to “shrink wrap” licenses) other than Contracts solely focused on non-disclosure and confidentiality obligations;

(iii) each Company Contract imposing any restriction on the Company’s right or ability (A) to compete with any other Person, (B) to acquire any product or other asset or any services from any other Person, to sell any product or other asset to, or perform any services for, any other Person or to transact any business or deal in any other manner with any other Person, or (C) develop or distribute any technology;

(iv) each Company Contract creating or involving any agency relationship, distribution arrangement or franchise relationship;

(v) each Company Contract relating to the acquisition, issuance or transfer of any securities;

(vi) each Company Contract relating to the creation of any Encumbrance with respect to any asset of the Company;

(vii) each Company Contract involving or incorporating any guaranty, any pledge, any performance or completion bond, any indemnity or any surety arrangement;

(viii) each Company Contract creating or relating to any collaboration or joint venture or any sharing of technology, revenues, profits, losses, costs or liabilities, including Company Contracts involving investments by the Company in, or loans by the Company to, any other Entity;

(ix) each Company Contract relating to the purchase or sale of any product or other asset by or to, or the performance of any services by or for, or otherwise involving as a counterparty, any Related Party;

(x) each Company Contract relating to indebtedness for borrowed money;

(xi) each Company Contract related to the acquisition or disposition of material assets of the Company or other Person with a value in excess of $100,000;

(xii) any other Company Contract that contemplates or involves (A) the payment or delivery of cash or other consideration in an amount or having a value in excess of $100,000 in the aggregate, (B) the purchase or sale of any product, or performance of services by or to the Company having a value in excess of $200,000 in the aggregate, (C) a term of more than 60 days and that may not be terminated by the Company (without penalty) within 60 days after the delivery of a termination notice by the Company or (D) was entered into outside the ordinary course of business or was inconsistent with the Company’s past practices;

(xiii) each Company Contract constituting a commitment of any Person to purchase products (including products in development) of the Company with a value in excess of $100,000; and

(xiv) each Company Contract constituting or relating to a Government Contract or Government Bid;

(b) The Company has delivered or Made Available to Parent accurate and complete copies of each written Company Contracts, including all amendments thereto, set forth on Section 3.12(a) of the Company Disclosure Schedule. There are no material oral Company Contracts, and no material written Contracts that have been modified orally or by course of performance or course of dealing. Without limiting the generality of the foregoing, the written Axsun-Lightlab Tunable Laser Development and Supply Agreement (First Amendment) dated April 29, 2008 in the form Made Available to Parent contains the entire agreement between the parties thereto and has not been modified or supplemented in any respect and cannot be interpreted with extrinsic or parole evidence. Each Company Contract set forth on Section 3.12(a) of the Company Disclosure Schedule is valid and in full force and effect, is enforceable by the Company in accordance with its terms, subject to bankruptcy laws and equitable principles. The consummation of the transactions contemplated hereby shall not (either alone or upon the occurrence of additional acts or events contemplated herein) result in any payment or payments becoming due from the Company, the Surviving Corporation or Parent to any Person under any Company Contract or give any Person the right to terminate or alter the provisions of any Company Contract set forth on Section 3.12(a) of the Company Disclosure Schedule.

(c) The Company has complied with all most favored pricing or similar contract terms, and no Person is entitled to any reimbursement, rebate, credit or adjustment to any pricing on account of any most favored customer terms.

(d) The Company has not in any material respect violated or breached, or committed any default under, any Company Contract, and, to the Knowledge of the Company, no other Person has violated or breached, or committed any default under, any Company Contract.

(e) No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or would reasonably be expected to, (i) result in a violation or breach of any of the provisions of any Company Contract, (ii) give any Person the right to declare a default or exercise any remedy under any Company Contract, (iii) give any Person the right to accelerate the maturity or performance of any Company Contract, or (iv) give any Person the right to cancel, terminate or modify any Company Contract.

(f) The Company has not received any notice or other communication regarding any actual or possible violation or breach of, or default under, any Company Contract.

(g) The Company has not waived any of its material rights under any Company Contract.

(h) No Person is renegotiating, or has a right pursuant to the terms of any Company Contract to renegotiate, any amount paid or payable to the Company under any Company Contract or any other material term or provision of any Company Contract.

(i) The Company Contracts collectively constitute all of the Contracts necessary to enable the Company to conduct its business in the manner in which its business is currently being conducted.

(j) Section 3.12(j) of the Company Disclosure Schedule provides an accurate and complete list of all Consents required pursuant to the terms of any Company Contract as a result of or in connection with the execution, delivery or performance of this Agreement and the other transactions contemplated by this Agreement or the Related Agreements.

(k) The Company is not subject to any Contract for the sale of any products or services that constitutes a loss contract under GAAP or that would require that the Company incur costs that exceed the revenue the Company is entitled to receive under such Contract.

(l) With regard to Government Contracts:

(i) the Company has not had any determination of noncompliance, entered into any consent order or undertaken any internal investigation relating directly or indirectly to any Government Contract or Government Bid;

(ii) the Company has complied in all material respects with all Legal Requirements with respect to all Government Contracts and Government Bids;

(iii) the Company has not, in obtaining or performing any Government Contract, violated (A) the Truth in Negotiations Act of 1962, as amended, (B) the Service Contract Act of 1963, as amended, (C) the Contract Disputes Act of 1978, as amended, (D) the Office of Federal Procurement Policy Act, as amended, (E) the Federal Acquisition Regulations (the “FAR”) or any applicable agency supplement thereto, (F) the Cost Accounting Standards, (G) the Defense Industrial Security Manual (DOD 5220.22-M), (H) the Defense Industrial Security Regulation (DOD 5220.22-R) or any related security regulations, or (I) any other applicable procurement law or regulation or other Legal Requirement;

(iv) all facts set forth in or acknowledged by the Company in any certification, representation or disclosure statement submitted by the Company with respect to any Government Contract or Government Bid were current, accurate and complete as of the date of submission;

(v) neither the Company nor any of its employees has been debarred or suspended from doing business with any Governmental Body, and, to the Knowledge of the Company, no circumstances exist that would warrant the institution of debarment or suspension proceedings against the Company or any employee of the Company;

(vi) no negative determinations of responsibility have been issued against the Company in connection with any Government Contract or Government Bid;

(vii) no direct or indirect costs incurred by the Company have been questioned or disallowed as a result of a finding or determination of any kind by any Governmental Body;

(viii) no Governmental Body, and no prime contractor or higher-tier subcontractor of any Governmental Body, has withheld or set off, or threatened to withhold or set off, any amount due to the Company under any Government Contract;

(ix) to the Knowledge of the Company, there are not and have not been any irregularities, misstatements or omissions relating to any Government Contract or Government Bid that have led to or could reasonably be expected to lead to (A) any administrative, civil, criminal or other investigation, Legal Proceeding or indictment involving the Company or any of its employees, (B) the questioning or disallowance of any costs submitted for payment by the Company, (C) the recoupment of any payments previously made to the Company, (D) a finding or claim of fraud, defective pricing, mischarging or improper payments on the part of the Company, or (E) the assessment of any penalties or damages of any kind against the Company;

(x) there is not and has not been any (A) outstanding claim against the Company by, or dispute involving the Company with, any prime contractor, subcontractor, vendor or other Person arising under or relating to the award or performance of any Government Contract, (B) fact known by the Company upon which any such claim could reasonably be expected to be based or which may give rise to any such dispute, (C) final decision of any Governmental Body against the Company;

(xi) the Company is not undergoing and has not undergone any audit, and the Company does not have any knowledge of any basis for any impending audit, arising under or relating to any Government Contract (other than normal routine audits conducted in the ordinary course of business);

(xii) the Company has not entered into any financing arrangement or assignment of proceeds with respect to the performance of any Government Contract;

(xiii) no payment has been made by the Company or by any Person acting on the Company’s behalf to any Person (other than to any bona fide employee or agent (as defined in subpart 3.4 of the FAR) of the Company) which is or was contingent upon the award of any Government Contract or which would otherwise be in violation of any applicable procurement law or regulation or any other Legal Requirement;

(xiv) the Company’s cost accounting system is in compliance with applicable regulations and other applicable Legal Requirements, and has not been determined by any Governmental Body not to be in compliance with any Legal Requirement;

(xv) the Company has complied with all applicable regulations and other Legal Requirements and with all applicable contractual requirements relating to the placement of legends or restrictive markings on technical data, computer software and other Intellectual Property;

(xvi) in each case in which the Company has delivered or otherwise provided any technical data, computer software or Company IP to any Governmental Body in connection with any Government Contract, the Company has marked such technical data, computer software or Company IP with all markings and legends (including any “restricted rights” legend and any “government purpose license rights” legend) necessary (under the FAR or other applicable Legal Requirements) to ensure that no Governmental Body or other Person is able to acquire any unlimited rights with respect to such technical data, computer software or Company IP;

(xvii) the Company has not made any disclosure to any Governmental Body pursuant to any voluntary disclosure agreement; and

(xviii) the Company is not and will not be required to make any filing with or give any notice to, or to obtain any Consent from, any Governmental Body under or in connection with any Government Contract or Government Bid as a result of or by virtue of (A) the execution, delivery of performance of this Agreement or any of the other agreements referred to in this Agreement, or (B) the consummation of the Merger or any of the other transactions contemplated by this Agreement.

3.13 Liabilities; Fees, Costs and Expenses. The Company does not have any accrued, contingent or other liabilities of any nature (whether or not required to be reflected in Company Financial Statements in accordance with GAAP, and whether due or to become due), except for: (i) liabilities identified in the Unaudited Interim Balance Sheet; (ii) liabilities which have arisen since

November 30, 2008 in the ordinary course of the Company’s business; (iii) contractual and other liabilities under Company Contracts incurred in the ordinary course of the Company’s business which are not required by GAAP to be reflected on a balance sheet; and (iv) the liabilities identified in Section 3.13 of the Company Disclosure Schedule.

3.14 Compliance with Legal Requirements. The Company is, and at all times during the past five (5) years has been, in compliance in all material respects with all applicable Legal Requirements. The Company has not received, at any time, any notice or other communication from any Governmental Body or any other Person regarding (a) any actual, alleged, possible or potential violation of, or failure to comply with, any Legal Requirement, or (b) any actual, alleged, possible or potential obligation on the part of the Company to undertake, or to bear all or any portion of the cost of, any cleanup or any remedial, corrective or response action of any nature. The Company has delivered to Parent an accurate and complete copy of each report, study, survey or other document in the Company’s possession that addresses or otherwise relates to the non-compliance of the Company with, or the applicability to the Company of, any Legal Requirement.

3.15 Governmental Authorizations. Section 3.15 of the Company Disclosure Schedule identifies each Governmental Authorization held by the Company, and the Company has delivered or Made Available to Parent accurate and complete copies of all Governmental Authorizations identified in Section 3.15 of the Company Disclosure Schedule. The Governmental Authorizations identified in Section 3.15 of the Company Disclosure Schedule are valid and in full force and effect, and collectively constitute all Governmental Authorizations necessary to enable the Company to conduct its business in the manner in which its business is currently being conducted. The Company is, and at all times during the past five (5) years has been, in material compliance with the terms and requirements of the respective Governmental Authorizations identified in Section 3.15 of the Company Disclosure Schedule. The Company has not received any written notice or other written communication from any Governmental Body regarding (a) any actual or possible violation of or failure to comply with any term or requirement of any Governmental Authorization, or (b) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Governmental Authorization, and to the Company’s Knowledge, has not received any written notice or other written communication from any Governmental Body regarding (a) any actual or possible violation of or failure to comply with any term or requirement of any Governmental Authorization, or (b) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Governmental Authorization.

3.16 Export Control Laws. The Company conducts, and at all times during the past five (5) years has conducted, its export transactions in accordance with (a) all applicable U.S. export and re-export controls, including the United States Export Administration Act and Regulations and Foreign Assets Control Regulations and (b) all other applicable import/export controls in other countries in which the Company conducts business. Without limiting the generality of the foregoing:

(a) The Company has obtained all export licenses, license exceptions, permits and other consents, notices, waivers, approvals, orders, authorizations, registrations, declarations, classifications and filings with any Governmental Body required for (i) the export and re-export of products, services, software and technologies and (ii) releases of technologies and software to foreign nationals located in the United States and abroad (“Export Approvals”);

(b) The Company is in compliance with the terms of all applicable Export Approvals;

(c) There are no pending or, to the Company’s Knowledge, threatened claims against the Company with respect to such Export Approvals;

(d) To the Company’s Knowledge, there are no actions, conditions or circumstances pertaining to the Company’s export transactions that may give rise to any future claims; and

(e) No Export Approvals for the transfer of export licenses to Parent or the, Surviving Corporation are required, or such Export Approvals can be obtained expeditiously without material cost.

3.17 Tax Matters.

(a) All Tax Returns required to be filed by or on behalf of the Company with any Governmental Body on or before the Closing Date (the “Company Returns”) (i) have been or will be filed on or before the applicable due date (including any extensions of such due date), and (ii) have been, or will be when filed, accurately and completely prepared in all respects and prepared in compliance with all applicable Legal Requirements. All Taxes due and owing by the Company on or before the Closing Date other than those for which adequate reserves have been established on the books and records of the Company have been or will be paid on or before the Closing Date. The Company has delivered or Made Available to Parent accurate and complete copies of all Company Returns filed which have been requested by Parent.

(b) The Company Financial Statements fully accrue all actual and contingent liabilities for unpaid Taxes of the Company with respect to all periods through the dates thereof in accordance with GAAP. The Company shall establish, in the ordinary course of business and consistent with its past practices, reserves adequate for the payment of all accrued and unpaid Taxes by the Company through the Closing Date, and the Company will disclose the dollar amount of such reserves to Parent on or prior to the Closing Date.

(c) No Company Return relating to income Taxes has ever been examined or audited by any Governmental Body. The Company has delivered or Made Available to Parent accurate and complete copies of all audit reports and similar documents (to which the Company has access) relating to the Company Returns. No extension or waiver of the limitation period applicable to any of the Company Returns which is still in effect has been granted (by the Company or any other Person).

(d) No claim or Legal Proceeding is pending or, to the Company’s Knowledge, has been threatened against or with respect to the Company in respect of any Tax. There are no unsatisfied liabilities for Taxes (including liabilities for interest, additions to tax and penalties thereon and related expenses) with respect to any notice of deficiency or similar document received by the

Company with respect to any Tax (other than liabilities for Taxes asserted under any such notice of deficiency or similar document which are being contested in good faith by the Company and with respect to which adequate reserves for payment have been established). Except for liens that arise by operation of law, there are no liens for Taxes upon any of the assets of the Company except liens for current Taxes not yet due and payable. The Company has not entered into or become bound by any agreement or consent pursuant to former Section 341(f) of the Code. The Company has not been, and the Company will not be, required to include any adjustment in taxable income for any tax period (or portion thereof) pursuant to Section 481 or 263A of the Code or any comparable provision under state or foreign Tax laws as a result of transactions or events occurring, or accounting methods employed or changed, prior to the Closing.

(e) There is no agreement, plan, arrangement or other Contract covering any employee or independent contractor or former employee or independent contractor of the Company that, considered individually or considered collectively with any other such Contracts, will, or could reasonably be expected to, give rise directly or indirectly to the payment of any amount that would not be deductible pursuant to Section 280G of the Code. The Company is not a party to any Contract, and the Company does not have any obligation (current or contingent), to compensate any individual for excise taxes paid pursuant to Section 4999 of the Code. The Company has (i) never been a member of an affiliated group (within the meaning of Section 1504(a) of the Code) filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company), (ii) no liability for the Taxes of any other person under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or foreign law), as a transferee or successor, or otherwise, and (iii) never been a party to any joint venture, collaboration, partnership or other agreement that could be treated as a partnership for Tax purposes. The Company is not or has never been, a party to or bound by any tax indemnity agreement, tax-sharing agreement, tax allocation agreement or similar Contract. The Company has not been either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (y) in the two years prior to the date of this Agreement or (z) which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

(f) The Company has reported, withheld and paid all Taxes required to have been reported, withheld and paid in connection with any amounts paid or owing by it to any officer, employee, independent contractor, creditor, stockholder or other third party, and has timely filed all related withholding Company Returns.

(g) The Company has never engaged in activities constituting a trade or business or permanent establishment (as defined in the applicable income tax treaty) in a foreign country. The Company has not elected at any time to be an S corporation within the meaning of Section 1361 of the Code.

(h) The Company has not received notice from a jurisdiction in which the Company does not file Tax Returns that the Company may be required to file a Tax Return in such jurisdiction. Section 3.17(h) of the Company Disclosure Schedule lists each jurisdiction in which the Company files any Tax Return, and the type of Tax Return filed.

(i) The Company has not participated in any transaction that was or is a “listed transaction” or a “reportable transaction” within the meaning of Section 1.6011-4(b) of the Treasury Regulations.

3.18 Employee and Labor Matters; Benefit Company Plans.

(a) Section 3.18(a) of the Company Disclosure Schedule accurately sets forth, with respect to each employee of the Company (including any employee of the Company who is on a leave of absence):

(i) the name of such employee and the date as of which such employee was originally hired by the Company;

(ii) such employee’s title;

(iii) the aggregate dollar amount of the compensation (including wages, salary, commissions, director’s fees, fringe benefits, bonuses, profit-sharing payments, incentive compensation and other payments or benefits of any type) received by such employee from the Company with respect to services performed at any time during the period beginning January 1, 2007 and ending on November 30, 2008;

(iv) such employee’s annualized compensation as of the date of this Agreement;

(v) each Company Plan in which such employee participates or is eligible to participate;

(vi) any Governmental Authorization that is held by such employee and that relates to or is useful in connection with the Company’s business; and

(vii) such employee’s citizenship status (whether such employee is a U.S. citizen or otherwise) and, with respect to non-U.S. citizens, identifies the visa or other similar permit under which such employee is working for the Company and the dates of issuance and expiration of such visa or other permit.

(b) Section 3.18(b) of the Company Disclosure Schedule accurately identifies each former employee of the Company who is receiving or is scheduled to receive (or whose spouse or other dependent is receiving or is scheduled to receive) any benefits (from the Company) relating to such former employee’s employment with the Company; and Section 3.18(b) of the Company Disclosure Schedule accurately describes such benefits.

(c) The employment of the Company’s employees is terminable by the Company at will. The Company has delivered or Made Available to Parent accurate and complete copies of all employee manuals and handbooks, disclosure materials, policy statements and other materials relating to the employment of the current and former employees of the Company.

(d) To the Company’s Knowledge:

(i) no employee of the Company intends to terminate his employment with the Company;

(ii) no employee of the Company has received an offer to join a business that may be competitive with the Company’s business; and

(iii) no employee of the Company is a party to or is bound by any confidentiality agreement, noncompetition agreement or other Contract (with any Person) that may have an adverse effect on: (A) the performance by such employee of any of his duties or responsibilities as an employee of the Company; or (B) the Company’s business or operations.

(e) Section 3.18(e) of the Company Disclosure Schedule accurately sets forth, with respect to each independent contractor of the Company:

(i) the name of such independent contractor and the date as of which such independent contractor was originally hired by the Company;

(ii) a description of such independent contractor duties and responsibilities;

(iii) the aggregate dollar amount of the compensation (including all payments or benefits of any type) received by such independent contractor from the Company with respect to services performed at any time during the period beginning January 1, 2007 and ending on November 30, 2008;

(iv) the terms of compensation of such independent contractor; and

(v) any Governmental Authorization that is held by such independent contractor and that relates to or is useful in connection with the Company’s business.

(f) The Company is not a party to or bound by, and the Company has never been a party to or bound by any employment agreement or any union contract, collective bargaining agreement or similar Contract.

(g) The Company is not engaged, and the Company has never been engaged, in any unfair labor practice of any nature. There has never been any slowdown, work stoppage, labor dispute or union organizing activity, or any similar activity or dispute, affecting the Company. No event has occurred, and no condition or circumstance exists, that might directly or indirectly give rise to or provide a basis for the commencement of any such slowdown, work stoppage, labor dispute or union organizing activity or any similar activity or dispute. There are no actions, suits, claims, labor disputes or grievances pending or, to the Knowledge of the Company, threatened or reasonably anticipated relating to any labor, safety or discrimination matters involving any employee of the Company, including, without limitation, charges of unfair labor practices or discrimination complaints. The Company has good labor relations, and no reason to believe that the consummation of the Merger or any of the other transactions contemplated by this Agreement will have a material adverse effect on the Company’s labor relations.

(h) None of the current or former independent contractors of the Company could be reclassified as an employee. There are no, and at no time have been, any independent contractors who have provided services to the Company for a period of six consecutive months or longer. The Company has never had any temporary or leased employees. No independent contractor of the Company is eligible to participate in any Company Plan.

(i) Section 3.18(i) of the Company Disclosure Schedule identifies each salary, bonus, deferred compensation, incentive compensation, stock purchase, stock option, severance pay, termination pay, hospitalization, medical, life or other insurance, supplemental unemployment benefits, profit-sharing, pension or retirement plan, welfare arrangements, vacation, sick pay plans, payroll practice, program or agreement (collectively, the “Company Plans”) sponsored, maintained, contributed to or required to be contributed to by the Company for the benefit of any employee of the Company. The Company does not intend or has not committed to establish or enter into any new Company Plan, or to modify any Company Plan.

(j) The Company has delivered or Made Available to Parent: (i) correct and complete copies of all documents setting forth the terms of each Company Plan, including all amendments thereto and all related trust documents; (ii) the three most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) or the Code in connection with each Company Plan; (iii) if the Company Plan is subject to the minimum funding standards of Section 302 of ERISA, the most recent annual and periodic accounting of Company Plan assets; (iv) the most recent summary plan description together with the summaries of material modifications thereto, if any, required under ERISA with respect to each Company Plan; (v) all material written Contracts relating to each Company Plan, including administrative service agreements and group insurance contracts; (vi) all written materials provided to any employee of the Company relating to any Company Plan and any proposed Company Plans, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events that would result in any liability to the Company; (vii) all correspondence to or from any Governmental Body relating to any Company Plan; (viii) all COBRA forms and related notices; (ix) all insurance policies in the possession of the Company pertaining to fiduciary liability insurance covering the fiduciaries for each Company Plan; (x) all discrimination tests required under the Code for each Company Plan intended to be qualified under Section 401(a) of the Code for the three most recent plan years; and (xi) the most recent Internal Revenue Service determination or opinion letter issued with respect to each Company Plan intended to be qualified under Section 401(a) of the Code.

(k) The Company has in all material respects performed all obligations required to be performed by it under each Company Plan and is not in default under or violation of, and the Company has no Knowledge of any default under or violation by any other party of, the terms of any Company Plan, other than such violations or defaults as would not reasonably be likely to result in a Material Adverse Effect. Each Company Plan has been established and maintained substantially in accordance with its terms and in substantial compliance with all applicable Legal Requirements, including ERISA and the Code. Any Company Plan intended to be qualified under Section 401(a) of the Code has obtained a favorable determination letter (or opinion letter, if applicable) as to its qualified status under the Code. No “prohibited transaction,” within the meaning of Section 4975 of the

Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Company Plan that would result in material liability to the Company. There are no claims or Legal Proceedings pending, or, to the Knowledge of the Company, threatened or reasonably anticipated (other than routine claims for benefits), against any Company Plan or against the assets of any Company Plan. Each Company Plan (other than any Company Plan to be terminated prior to the Closing in accordance with this Agreement) can be amended, terminated or otherwise discontinued after the Closing in accordance with its terms, without material liability to Parent, the Company or the Surviving Corporation (other than ordinary administration expenses). There are no audits, inquiries or Legal Proceedings pending or, to the Knowledge of the Company, threatened by any Governmental Body with respect to any Company Plan. The Company has never incurred any material penalty or tax with respect to any Company Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code. The Company has made all contributions and other payments required by and due under the terms of each Company Plan.

(l) The Company has never maintained, established, sponsored, participated in, or contributed to any: (i) employee benefit pension plan (as defined in Section 3(2) of ERISA) (“Pension Company Plan”) subject to Title IV of ERISA; or (ii) “multiemployer plan” within the meaning of Section (3)(37) of ERISA. The Company has never maintained, established, sponsored, participated in or contributed to, any Pension Company Plan in which stock of the Company is or was held as a plan asset. The fair market value of the assets of each funded Foreign Company Plan, the liability of each insurer for any Foreign Company Plan funded through insurance, or the book reserve established for any Foreign Company Plan, together with any accrued contributions, is sufficient to procure or provide in full for the accrued benefit obligations, with respect to all current and former participants in such Foreign Company Plan according to the actuarial assumptions and valuations most recently used to determine employer contributions to and obligations under such Foreign Company Plan, and no transaction contemplated by this Agreement shall cause any such assets or insurance obligations to be less than such benefit obligations.

(m) No Company Plan provides (except at no cost to the Company), or reflects or represents any liability of the Company to provide, retiree life insurance, retiree health benefits or other retiree employee welfare benefits to any Person for any reason, except as may be required by COBRA or other applicable Legal Requirements. Other than commitments made that involve no future costs to the Company, the Company has never represented, promised or contracted (whether in oral or written form) to any employee of the Company (either individually or to employees of the Company as a group) or any other Person that such employee(s) or other Person would be provided with retiree life insurance, retiree health benefits or other retiree employee welfare benefits, except to the extent required by applicable Legal Requirements.

(n) Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Company Plan, Company Contract, trust or loan that will or may result (either alone or in connection with any other circumstance or event) in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any employees of the Company.

(o) The Company: (i) is, and at all times during the past five (5) years has been, in substantial compliance with all applicable Legal Requirements respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to its employees, including the health care continuation requirements of COBRA, the requirements of FMLA, the requirements of HIPAA and any similar provisions of state law; (ii) has withheld and reported all amounts required by applicable Legal Requirements or by Contract to be withheld and reported with respect to wages, salaries and other payments to its employees; (iii) is not liable for any arrears of wages or any taxes or any penalty for failure to comply with the Legal Requirements applicable to the foregoing; and (iv) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Body with respect to unemployment compensation benefits, social security or other benefits or obligations for its employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no pending or, to the Knowledge of the Company, threatened or reasonably anticipated claims or Legal Proceedings against the Company under any worker’s compensation policy or long-term disability policy.

(p) The Company is not required to be, and, to the Knowledge of the Company, has not ever been required to be, treated as a single employer with any other Person under Section 4001(b)(1) of ERISA or Section 414(b), (c), (m) or (o) of the Code. The Company has never been a member of an “affiliated service group” within the meaning of Section 414(m) of the Code. To the Knowledge of the Company, the Company has never made a complete or partial withdrawal from a multiemployer plan, as such term is defined in Section 3(37) of ERISA, resulting in “withdrawal liability,” as such term is defined in Section 4201 of ERISA (without regard to subsequent reduction or waiver of such liability under either Section 4207 or 4208 of ERISA).

(q) To the Knowledge of the Company, no officer or employee of the Company is obligated under any Contract or subject to any injunction, writ, judgment, decree, or order of any court or other Governmental Body that would interfere with such employee’s efforts to promote the interests of the Company, or that would interfere with the business of the Company. Neither the execution nor the delivery of this Agreement, nor the carrying on of the business of the Company as presently conducted or as the Company currently proposes to conduct its business nor any activity of any employees of the Company in connection with the carrying on of the business of the Company as presently conducted or as the Company currently proposes to conduct its business will, to the Knowledge of the Company, conflict with, result in a breach of the terms, conditions or provisions of, or constitute a default under, any Contract under which any employee of the Company may be bound.

(r) Each Company Plan, program, arrangement or agreement of the Company which constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code has been operated and maintained in accordance with Section 409A of the Code and its purpose, as determined under applicable guidance of the Department of Treasury and Internal Revenue Service, with respect to amounts deferred (within the meaning of Section 409A of the Code).

3.19 Environmental Matters.

(a) The Company is in compliance in all material respects with all applicable Environmental Laws. To the Company’s Knowledge, the Company Leased Real Property and each other parcel of property that is (or that has been) owned by, leased to, occupied by, controlled by or used by the Company, including any related plants and installations and all surface water, groundwater, soil and air associated with or adjacent to such property: (a) comply in all material respects with all Environmental Laws; (b) is free of any Materials of Environmental Concern; and (c) is free of any environmental contamination or environmental damage of any nature. To the Company’s Knowledge, none of the Company Leased Real Property contains: (i) any underground storage tanks, asbestos, equipment using PCBs or underground injection wells; (ii) any asbestos or equipment using PCBs; or (iii) any septic tanks in which process wastewater or any Materials of Environmental Concern have been Released. The Company has never Released any Materials of Environmental Concern except in compliance with all applicable Environmental Laws.

(b) To the Knowledge of the Company, no current or prior owner of any property used, leased or controlled by the Company, has received any written notice or other written communication from any Person, whether from a Governmental Body, citizens group, employee or otherwise, that alleges that the Company is not in compliance with any Environmental Law, and, to the Knowledge of the Company, there are no circumstances that may prevent or interfere with the Company’s compliance in with any Environmental Law in the future.

(c) All Governmental Authorizations currently held by the Company pursuant to Environmental Laws are identified in Section 3.19(c) of the Company Disclosure Schedule.

3.20 Insurance. Section 3.20 of the Company Disclosure Schedule identifies all insurance policies maintained by, at the expense of or for the benefit of the Company and identifies any material claims made thereunder, and the Company has delivered to Parent accurate and complete copies of the insurance policies identified on Section 3.20 of the Company Disclosure Schedule. Each of the insurance policies identified in Section 3.20 of the Company Disclosure Schedule is in full force and effect. The Company has not received any notice or other communication regarding any actual or possible (a) cancellation or invalidation of any insurance policy, (b) refusal of any coverage or rejection of any claim under any insurance policy, or (c) material adjustment in the amount of the premiums payable with respect to any insurance policy, and to the Company’s Knowledge, has not received any notice or other communication regarding any actual or possible (z) cancellation or invalidation of any insurance policy, (y) refusal of any coverage or rejection of any claim under any insurance policy, or (x) material adjustment in the amount of the premiums payable with respect to any insurance policy.

3.21 Related Party Transactions. (a) No Related Party has, and no Related Party has at any time since the Company’s inception had, any direct or indirect interest in any material asset used in or otherwise relating to the business of the Company (other than by virtue of any such Related Party’s ownership of Company Capital Stock or other securities of the Company or indebtedness of the Company); (b) no Related Party is, or has been, indebted to the Company; (c) since the Company’s inception, no Related Party has entered into, or has had any direct or indirect financial interest in, any Company Contract, transaction or business dealing involving the Company (other than by virtue of any such Related Party’s ownership of Company Capital Stock or other securities of the Company or indebtedness of the Company); (d) no Related Party is competing, or has at any time competed, directly or indirectly, with the Company; and (e) no Related Party has any claim or right against the Company (other than by virtue of any such Related Party’s ownership of Company Capital Stock or other securities of the Company or indebtedness of the Company and rights to receive compensation for services performed as an employee of the Company). (For purposes of this Section 3.21 each of the following shall be deemed to be a “Related Party”: (i) each Company Stockholder holding Company Capital Stock representing 15% or more of the voting power in the Company and (ii) each individual who is, or who has at any time been, a executive officer or director of the Company.

3.22 Legal Proceedings; Orders.

(a) There is no pending Legal Proceeding, and to the Company’s Knowledge, no Person has threatened to commence any Legal Proceeding against the Company or, to the Company’s Knowledge, against another Person: (i) that involves the Company or any of the assets owned, used or controlled by the Company or any Person whose liability the Company has or may have retained or assumed, either contractually or by operation of law; or (ii) that challenges, or that could reasonably be expected to have the effect of preventing, delaying, making illegal or otherwise interfering with, the Merger or any of the other transactions contemplated by this Agreement or any of the Related Agreements. To the Company’s Knowledge, no event has occurred, and no claim, dispute or other condition or circumstance exists, that will, or that could reasonably be expected to, give rise to or serve as a basis for the commencement of any such Legal Proceeding.

(b) No Legal Proceeding has ever been commenced by or has ever been pending against the Company.

(c) There is no order, writ, injunction, judgment or decree to which the Company or any of the assets owned or used by the Company, is subject. To the Company’s Knowledge, none of the Company Stockholders is subject to any order, writ, injunction, judgment or decree that relates to the Company’s business or to any assets owned or used by the Company. To the Company’s Knowledge, no officer or other employee of the Company is subject to any order, writ, injunction, judgment or decree that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to the Company’s business.

3.23 Authority; Binding Nature of Agreement.

(a) Subject to obtaining the requisite approval of the Company Stockholders in accordance with the DGCL, the Company has all requisite corporate power and authority to enter into and to perform its obligations under this Agreement and any Related Agreement to which it is a party; and the execution, delivery and performance by the Company of this Agreement and any Related Agreement to which it is a party have been duly authorized by all necessary action on the part of the Company and its board of directors.

(b) The adoption and approval of this Agreement and the transactions contemplated hereby require no approval of the Company Stockholders or any other Person, other than the affirmative vote of the holders of (i) a majority of the shares of Company Common Stock and Company Preferred Stock, voting as a single class on an as converted to Common Stock basis and (ii) a majority of the shares of Company Preferred Stock, voting as a single class on an as converted to Common Stock basis (the “Required Company Stockholder Approval”).

(c) This Agreement and each Related Agreement to which the Company is a party has been duly executed and delivered by the Company, and assuming due authorization, execution and delivery by the other parties thereto, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

3.24 Non-Contravention; Consents. Neither the Company’s (a) execution, delivery or performance of this Agreement or any of the Related Agreements, nor (b) consummation of the Merger or any of the other transactions contemplated by this Agreement or any of the Related Agreements to which it is a party, will directly or indirectly (with or without notice or lapse of time):

(a) contravene, conflict with or result in a violation of any of the provisions of the Company Constituent Documents;

(b) contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the transactions contemplated by this Agreement or any of the Related Agreements or to exercise any remedy or obtain any relief under, any Legal Requirement or any order, writ, injunction, judgment or decree to which the Company, or any of the assets owned or used by the Company, is subject;

(c) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by the Company or that otherwise relates to the Company’s business or to any of the assets owned or used by the Company;

(d) contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Company Contract, or give any Person the right to (i) declare a default or exercise any remedy under any such Company Contract, (ii) accelerate the maturity or performance of any such Company Contract, or (iii) cancel, terminate or modify any such Company Contract; or

(e) result in the imposition or creation of any Encumbrance upon or with respect to any asset owned or used by the Company (except for minor liens that will not, in any case or in the aggregate, materially detract from the value of the assets subject thereto or materially impair the operations of the Company).

No filing by the Company with, notice by the Company to or Consent from any Person is required in connection with (y) the Company’s execution, delivery or performance of this Agreement or any of the Related Agreements, or (z) the consummation by the Company of the Merger or any of the other transactions contemplated by this Agreement or any of the Related Agreements.

3.25 Regulatory Compliance.

(a) With respect to the Company’s products and services (A) the Company has obtained all necessary and applicable approvals, clearances, authorizations, licenses and registrations required by the United States or foreign governments or government agencies, including but not limited to marketing clearances and/or CE Marks, to permit the design, development, manufacture, labeling, sale, distribution and promotion of its products in jurisdictions where it currently conducts such activities (the “Activities to Date”) with respect to each product or service (collectively, the “Product Licenses”), except where the failure to hold such Product Licenses has not had a material effect on the Company and would not reasonably be expected to have a material effect on the Company; (B) the Company is in material compliance with all terms and conditions of each Product License and with all applicable Legal Requirements pertaining to the Activities to Date with respect to each product or service which is not required to be the subject of a Product License; and (C) the Company is in compliance in all material respects with all Legal Requirements regarding registration, license, certification for each site at which a product is manufactured, labeled, sold, or distributed. The Company is in compliance in all material respects with all applicable reporting requirements for all Product Licenses or plant registrations described in the immediately preceding sentence.

(b) The Company is in material compliance with all FDA, EMEA and other non-United States equivalent agencies and similar state and local laws applicable to the maintenance, compilation and filing of reports, including medical device reports, with regard to its products and services. Section 3.25(b) of the Company Disclosure Schedule sets forth a list of all applicable adverse event reports related to the products, including any Medical Device Reports (as defined in 21 CFR 803).

(c) The Company has not received any written notice or other written communication from the FDA or any other Governmental Body (i) contesting the pre-market clearance or approval of, the uses of or the labeling and promotion of any of its products or services; or (ii) otherwise alleging any violation of any laws by the Company.

(d) There have been no recalls, field notifications or seizures ordered or adverse regulatory actions taken (or, to the Knowledge of the Company, threatened) by the FDA, EMEA or any other Governmental Body with respect to any of the Company’s products or services, including any facilities where any of the Company’s products are produced, processed, packaged or stored and the Company has not within the last three years, either voluntarily or at the request of any Governmental Body, initiated or participated in a recall of any of the Company’s products or provided post-sale warnings regarding any of the Company’s products.

(e) All filings with and submissions to the FDA, EMEA and any corollary entity in any other jurisdiction made by the Company with regard to any product or service, whether oral, written or electronically delivered, were true, accurate and complete in all material respects as of the date made, and, to the extent required to be updated, as so updated remain true, accurate and complete in all material respects as of the date hereof and do not materially misstate any of the statements or information included therein, or omit to state a material fact necessary to make the statements therein not misleading.

3.26 Company Action. The board of directors of the Company (at a meeting duly called and held or by written consent in accordance with the Company Constituent Documents) has (a) unanimously determined that the Merger is in the best interests of the Company and the Company Stockholders, has approved this Agreement and declared it advisable and (b) recommended the approval of this Agreement and the Merger by the stockholders of the Company and directed that this Agreement and the Merger be submitted to the Company Stockholders for approval.

3.27 Anti-Takeover Provisions. There are no takeover or anti-takeover provision applicable to this transaction in (a) the Company Constituent Documents, (b) Company Contract or (c) applicable Legal Requirement.

3.28 Finder’s Fee; Company Merger Costs.

(a) Other than Needham & Company, LLC, the fees and expenses of which shall be paid solely by the Company prior to Closing, no financial advisor, investment banker, broker or other Person engaged by or on behalf of the Company is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission for which the Parent might become liable in connection with the transactions contemplated hereby; and

(b) Other than the payees and amounts owed set forth on Schedule 3.28(b) attached hereto, which the Company shall pay in full at the Closing, there are no Company Merger Costs that will remain payable by the Company on or after Closing.

3.29 Certain Payments. Neither the Company, nor any officer, employee, agent or other Person associated with or acting for or on behalf of the Company, has at any time, directly or indirectly:

(a) used any corporate funds (i) to make any unlawful political contribution or gift or for any other unlawful purpose relating to any political activity, (ii) to make any unlawful payment to any governmental official or employee, or (iii) to establish or maintain any unlawful or unrecorded fund or account of any nature;

(b) made any false or fictitious entry, or knowingly failed to make any entry that should have been made, in any of the books of account or other records of the Company;

(c) made any unlawful payment to any Person; or

(d) agreed, committed, offered or attempted to take any of the actions described in clauses “(a)” through “(c)” above.

3.30 Product Liability. Each product that has been sold, licensed or distributed by the Company to any Person: (i) conformed and complied in all material respects with the terms and requirements of any applicable warranty or other Contract and in all material respects with all applicable Legal Requirements; and (ii) was free of any design defects, manufacturing defects or other defects or deficiencies at the time of sale. The Company will not incur or otherwise become subject to any liability arising directly or indirectly from any product manufactured or sold by the Company on or at any time prior to the Closing Date except to the extent of any warranty reserve on its Unaudited Interim Balance Sheet or on its Closing Date Balance that is taken into account in calculating Working Capital. No product manufactured or sold by the Company has been the subject of any recall or other similar action; and no event has occurred, and no condition or circumstance exists, that might (with or without notice or lapse of time) directly or indirectly give rise to or serve as a basis for any such recall or other similar action relating to any such product.

3.31 Customers; Distributors. Section 3.31 of the Company Disclosure Schedule accurately identifies, and provides an accurate and complete breakdown of the revenues from top 25 customers received during each of (a) the years ending December 31, 2006 and 2007 and (b) the period beginning January 1, 2008 and ending on the Unaudited Interim Balance Sheet Date. The Company has not received any notice or other communication (in writing or otherwise) or other information, indicating that any such customer or other Person may cease dealing with the Company or may otherwise reduce the volume of business transacted by such Person with the Company below historical levels. The Company has not received any notice or other communication (in writing or otherwise), or has received any other information, indicating that any distributor of any of the Company’s products or services may cease acting as a distributor of such products service or otherwise dealing with the Company.

3.32 Discussions with Other Persons. The Company and its Representatives have terminated and are not considering or participating in any discussions or negotiations regarding, or are not taking any other actions intended or reasonably expected to facilitate the making of any inquiry or proposal to the Company that constitutes, or would reasonably be expected to lead to, any Acquisition Proposal by any Person (other than Parent or its affiliates or Representatives).

SECTION 4

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub represent and warrant to the Company, as of the date hereof and as of the Closing Date, as follows:

4.1 Due Organization. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and each of Parent and Merger Sub has all necessary corporate power and authority to conduct its business in the manner in which its business is currently being conducted.

4.2 Non-Contravention; Consents. Neither (a) the execution, delivery or performance of this Agreement or any of the Related Agreements, nor (b) the consummation of the Merger or any of the other transactions contemplated by this Agreement, will (with or without notice or lapse of time):

(a) contravene, conflict with or result in a violation of any of the provisions of Parent’s or Merger Sub’s certificate of incorporation or bylaws;

(b) contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the transactions contemplated by this Agreement or any of the Related Agreements or to exercise any remedy or obtain any relief under, any Legal Requirement or any order, writ, injunction, judgment or decree to which Parent or any Parent Subsidiary, or any of the assets owned or used by Parent or any Parent Subsidiary, is subject; or

(c) contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any material Parent Contract, or give any Person the right to (i) declare a default or exercise any remedy under any such material Parent Contract, (ii) accelerate the maturity or performance of any such material Parent Contract, or (iii) cancel, terminate or modify any such material Parent Contract; and

(d) except as otherwise contemplated herein, Parent is not required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with (y) Parent’s execution, delivery or performance of this Agreement or any of the Related Agreements, or (z) the consummation by Parent of the Merger or any of the other transactions contemplated by this Agreement.

4.3 Financing. Parent has and will have, from and after the Effective Time, sufficient funds on hand and available through existing liquidity facilities (without restrictions on drawdown that would delay payment of the Merger Consideration and payments under the Carve-Out Plan in accordance with this Agreement) to consummate the transactions contemplated hereby.

4.4 Merger Sub. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement.

4.5 Legal Proceeding. There is no pending Legal Proceeding, and, to the actual knowledge of the senior management of Parent, no Person has threatened to commence any Legal Proceeding against the Parent or the Merger Sub that challenges, or that could reasonably be expected to have the effect of preventing, delaying, making illegal or otherwise interfering with, the Merger or any of the other transactions contemplated by this Agreement or any of the Related Agreements. To the actual knowledge of the senior management of Parent, no event has occurred, and no claim, dispute or other condition or circumstance exists, that will, or that could reasonably be expected to, give rise to or serve as a basis for the commencement of any such Legal Proceeding.

4.6 Authority; Binding Nature of Agreement. Parent and Merger Sub have the right, power and authority to perform their obligations under this Agreement; and the execution, delivery and performance by Parent and Merger Sub of this Agreement have been duly authorized by all necessary action on the part of Parent and Merger Sub and their respective boards of directors. This

Agreement has been duly executed and delivered by Parent and Merger Sub, and, assuming due authorization, execution and delivery by the other parties hereto, constitutes the legal, valid and binding obligation of Parent and Merger Sub, enforceable against them in accordance with its terms, subject to (a) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.

SECTION 5

CERTAIN COVENANTS OF THE COMPANY

5.1 Access and Investigation. During the period from the date of this Agreement through the Effective Time (the “Pre-Closing Period”), the Company shall, and shall cause its Representatives to: (a) provide Parent and Parent’s Representatives with reasonable access during normal business hours to the Company’s facilities (as may be mutually agreed by the Company and the Parent), Representatives, personnel, technology, operations and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to the Company; (b) provide Parent and Parent’s Representatives with copies of such existing books, records, Tax Returns, work papers and other documents and information relating to the Company, and with such additional financial, operating and other data and information regarding the Company, as Parent may reasonably request and (c) provide Parent and Parent’s Representatives access to all Company Leased Real Property for the purposes of conducting Phase I environmental testing, and if necessary, additional phases of environmental testing, including sampling (collectively, “Environmental Testing”). Without limiting the generality of subsection (c) above, to the extent it is necessary to obtain authorization from the owner of any Company Leased Real Property in order for Parent or Parent’s Representatives to enter such property and conduct Environmental Testing, upon Parent’s request, the Company shall use its commercially reasonable efforts to ensure such authorization is obtained.

5.2 Operation of the Company’s Business.

(a) During the Pre-Closing Period, the Company shall: (i) ensure that the Company conducts its business and operations (A) in the ordinary course and in accordance with past practices, and (B) in material compliance with all applicable Legal Requirements and the requirements of all Company Contracts; (ii) use its commercially reasonable efforts to ensure that the Company preserves intact its current business organization, keeps available the services of its current officers and employees and maintains its relations and goodwill with all suppliers, customers, landlords, creditors, licensors, licensees, employees and other Persons having material business relationships with the Company; and (iii) keep in full force and effect (with the same scope and limits of coverage) all insurance policies identified in Section 3.20 of the Company Disclosure Schedule.

(b) During the Pre-Closing Period, except as set forth in Schedule 5.2(b), the Company shall not (without the prior written consent of Parent):

(i) declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock or repurchase, redeem or otherwise reacquire any shares of capital stock or other securities (except that the Company may repurchase Company Common Stock from former employees pursuant to the terms of existing restricted stock purchase agreements);

(ii) other than the issuance of Company Common Stock upon the exercise of Company Options, sell, issue, grant or authorize the issuance or grant of (i) any capital stock or other security, (ii) any option or right to acquire any capital stock or other security, or (iii) any instrument convertible into or exchangeable for any capital stock or other security;

(iii) amend or waive any of its rights under, or accelerate, or permit the acceleration of, or vesting under, any provision of any restricted stock purchase agreement, or otherwise modify any of the terms of any restricted stock purchase agreement, or amend or modify the terms of any Company Option;

(iv) amend or permit the adoption of any amendment to the Company Constituent Documents, or effect, become a party to or authorize any Acquisition Transaction, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

(v) recognize any labor union or enter into any collective bargaining agreement;

(vi) adopt a plan of complete or partial liquidation or dissolution or resolutions providing for or authorizing such a liquidation or a dissolution;

(vii) form any Company Subsidiary or acquire any equity interest or other interest in any other Entity;

(viii) make any capital expenditure outside the ordinary course of business or make any single capital expenditure in excess of $10,000; provided, however, that the maximum amount of all capital expenditures made on behalf of the Company during the Pre-Closing Period shall not exceed $20,000 in the aggregate;

(ix) enter into or become bound by, or permit any of the assets owned or used by the Company to become bound by, any Company Contract that contemplates or involves (A) the payment or delivery of cash or other consideration in an amount or having a value, or the performance of services having a value, in excess of $10,000 for any individual Company Contract or $20,000 in the aggregate for all Company Contracts under this clause (ix), or amend or terminate, or waive or exercise any material right or remedy under, any Company Contract;

(x) acquire, lease or license any right or other asset from any other Person (except in each case for assets acquired, leased or licensed by the Company in the ordinary course of business and not having a value in excess of $5,000 individually, or $10,000 in the aggregate) or sell or otherwise dispose of, or lease or license, any right or other asset to any other Person, or waive or relinquish any material right;

(xi) lend money to any Person (except that the Company may make routine travel advances to employees in the ordinary course of business), or incur or guarantee any indebtedness;

(xii) establish, adopt or amend any Company Plan or collective bargaining agreement, pay any bonus or make any profit-sharing, cash incentive or similar payment to, or increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors or officers;

(xiii) dismiss any employee or hire any new employee having an annual salary in excess of $35,000;

(xiv) change any of its methods of accounting or accounting practices in any respect except as required by GAAP or applicable legal requirements;

(xv) make any material Tax election or file any Company Return;

(xvi) commence or settle any Legal Proceeding;

(xvii) enter into any material transaction or take any other material action outside the ordinary course of business and inconsistent with past practices;

(xviii) enter into any transaction with any Related Party;

(xix) take or omit to take any action that could, or is reasonably likely to, (A) result in any of its representations and warranties set forth in this Agreement or any certificate delivered in connection with the Closing being or becoming untrue in any material respect at any time at or prior to the Effective Time, (B) result in any of the conditions to the consummation of the Merger set forth in Section 7 and Section 8 hereof not being satisfied, or (C) breach any provisions of this Agreement; or

(xx) authorize, agree, commit or enter into any Contract to take any of the actions described in clauses “(i)” through “(xix)” of this Section 5.2(b).

5.3 Notification.

(a) During the Pre-Closing Period, the Company shall promptly notify Parent in writing of:

(i) the discovery by the Company of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes, or with the passage of time, could cause or constitute, an inaccuracy in or breach of any representation or warranty made by the Company in this Agreement such that the Company would not reasonably be able to satisfy the condition set forth in Section 7.1 of this Agreement;

(ii) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute an inaccuracy in or breach of any representation or warranty made by the Company in this Agreement such that the Company would not reasonably be able to satisfy the condition set forth in Section 7.1 of this Agreement;

(iii) any breach of any covenant or obligation of the Company; and

(iv) any event, condition, fact or circumstance that is reasonably likely to make the timely satisfaction of any condition set forth in Section 7 or Section 8 impossible or unlikely.

5.4 No Negotiation.

(a) The Company acknowledges and agrees that, during the Pre-Closing Period, the Company will not, and will not permit any of the Company’s Representatives to, directly or indirectly:

(i) solicit, initiate, knowingly encourage or knowingly facilitate the initiation or submission of any expression of interest, inquiry, proposal or offer from any Person (other than Parent) relating to a possible Acquisition Transaction;

(ii) participate in any discussions or negotiations or enter into any agreement with, or provide any information to, any Person (other than Parent) relating to or in connection with a possible Acquisition Transaction; or

(iii) entertain, consider or accept any proposal or offer from any Person (other than Parent) relating to a possible Acquisition Transaction.

(b) The Company shall, and shall cause each of its Representatives to, immediately discontinue any ongoing discussions or negotiations (other than any ongoing discussions with Parent) relating to a possible Acquisition Transaction, and shall promptly inform Parent of (i) any expression of interest, inquiry, proposal or offer relating to a possible Acquisition Transaction that is received by the Company or by any of the Company’s Representatives from any person or entity (other than Parent) and (ii) the identity of such person or entity.

5.5 Company Stockholder Approval.

(a) The Company shall obtain the Required Company Stockholder Approval within two hours following the execution of this Agreement. Immediately after the Company obtains the Required Company Stockholder Approval, the Company shall take all action necessary under the Company Constituent Documents and all applicable Legal Requirements to submit this Agreement to the Company Stockholders who did not execute a written consent of Company Stockholders with respect to the approval of this Agreement (the “Non-consenting Company Stockholders”). The Company will prepare and distribute to the Non-consenting Company Stockholders in connection with the solicitation of their waiver of rights under Section 262 of the DGCL an information statement, in form reasonably satisfactory to Parent (the “Company Information Statement”), promptly following the execution of this Agreement. Each of Parent and the Company agrees to provide promptly to the other such information concerning its business and financial statements and affairs as, in the reasonable judgment of the providing party, or its counsel, may be required or appropriate for inclusion in the Company Information Statement, or in any amendments or supplements thereto, and to cause its counsel and auditors to cooperate with the other’s counsel and auditors in the preparation of the Company Information Statement. The Company will promptly advise Parent, and Parent will promptly advise the Company, in writing if at any time prior to the Effective Time either the Company or Parent shall obtain Knowledge of any facts that might make it necessary or appropriate to amend or supplement the Company Information Statement in order to make the statements contained or incorporated by reference therein not misleading or to comply with applicable Legal Requirements.

(b) The board of directors of the Company shall recommend that the Company Stockholders vote to approve this Agreement, the Merger and the other transactions contemplated hereby (the “Recommendation”). Neither the board of directors of the Company nor any committee thereof shall withdraw, amend or modify, or propose or resolve to withdraw, amend or modify, in a manner adverse to Parent, the Recommendation.

(c) If applicable, the Company shall promptly submit for approval by the Company’s stockholders by the requisite vote (and in a manner satisfactory to Parent) any payments or benefits to a disqualified individual (as defined in Section 280G of the Code) that Parent determines may constitute a “parachute payment” pursuant to Section 280G of the Code, such that all such payments and benefits shall not be deemed to be “parachute payments” pursuant to Section 280G of the Code or shall be exempt from such treatment under such Section 280G.If, on or prior to the Closing Date, the Company delivers to Parent evidence satisfactory to Parent that the requisite vote of the Company’s stockholders was received in conformance with Section 280G and the regulations thereunder, such payments or benefits shall be made to the disqualified individual in accordance with their terms. If the requisite stockholder approval has not been obtained as of the Closing Date with respect to any payment or benefit that may be deemed to constitute a “parachute payment” within the meaning of Section 280G of the Code, such “parachute payments” shall not be made or provided to the disqualified individual to the extent such payments exceed one dollar less than three times the individual’s base amount (as defined in Section 280G) unless the requisite stockholder approval is obtained within 30 days of the Closing Date. Any payments that would be paid pursuant to their terms prior to the requisite stockholder approval being obtained will be held by Parent in escrow until the requisite stockholder approval is obtained or the 30 day period expires.

5.6 Preparation of Financial Statements. The Company shall, solely at its own cost and expense, at the written request of Parent made any time prior to the Closing Date, reasonably cooperate with Parent (including by causing the Key Employees to reasonably cooperate) in the preparation of financial statements (including a balance sheet with accompanying detail support and the related income statement, statements of shareholders’ equity and statements of cash flow, in each case, to the extent requested by Parent) for the Company for the periods reasonably requested by Parent.

SECTION 6

ADDITIONAL COVENANTS OF THE PARTIES

6.1 Filings and Consents; Additional Agreements. As promptly as practicable after the execution of this Agreement, each party to this Agreement (a) shall make all filings (if any) and give all notices (if any) required to be made and given by such party in connection with the Merger and the other transactions contemplated by this Agreement, and (b) shall use all commercially reasonable efforts to obtain all Consents (if any) required to be obtained (pursuant to any applicable Legal Requirement or Contract, or otherwise) by such party in connection with the Merger and the other transactions contemplated by this Agreement. The Company shall (upon request) promptly deliver to Parent a copy of each such filing made, each such notice given and each such Consent obtained by the Company during the Pre-Closing Period. Parent shall promptly deliver to the Company a copy of each such filing made, each such notice given and each such Consent obtained by Parent during the Pre-Closing Period. In addition, Parent and the Company shall use commercially reasonable efforts (y) to cause the conditions set forth in Section 7, in the case of the Company, and in Section 8, in the case of Parent, to be satisfied as soon as practicable prior to the Termination Date and (z) to take, or cause to be taken, all actions necessary to consummate the Merger and make effective the other transactions contemplated by this Agreement and each Related Agreement as soon as practicable prior to the Termination Date.

6.2 Regulatory Approvals. Parent and the Company shall use commercially reasonable efforts to file, as soon as practicable after the date of this Agreement, all notices, reports and other documents required to be filed with any Governmental Body and described on Schedule 6.2 with respect to the Merger and the other transactions contemplated by this Agreement and each Related Agreement, and to submit promptly any additional information requested by any such Governmental Body.

6.3 Public Announcements. During the Pre-Closing Period, (a) the Company shall not (and the Company shall not permit any Representative of the Company to) issue any press release or make any public statement regarding this Agreement or the Merger, or regarding any of the other transactions contemplated by this Agreement, without Parent’s prior written consent, and (b) the Parent shall not (and the Parent shall not permit any Representative of the Parent to) issue any press release or make any public statement regarding this Agreement or the Merger, or regarding any of the other transactions contemplated by this Agreement, without the Company’s prior written consent, provided, however, that nothing herein shall be deemed to prohibit Parent from making any public disclosure Parent deems necessary or appropriate under applicable Legal Requirements.

6.4 Closing Agreements. The Company shall use commercially reasonable efforts to cause each of the Company’s officers to and directors to execute and deliver to Parent a General Release in the forms of Exhibit F and G, respectively.

6.5 FIRPTA Matters. At the Closing, the Company shall deliver to Parent (a) a statement (in such form as may be reasonably requested by counsel to Parent) conforming to the requirements of Section 1.897 – 2(h)(1)(i) of the United States Treasury Regulations, and (b) the notification required under Section 1.897 – 2(h)(2) of the United States Treasury Regulations.

6.6 Company Director and Officer Indemnification Matters.

(a) Parent shall not, after the Closing, take any action to alter or impair any exculpatory or indemnification provisions now existing in the Company’s certificate of incorporation or bylaws for the benefit of any individual who served as a director or officer of the Company at any time prior to the Closing, except for any changes which may be required to conform with changes in applicable law and any changes which do not affect the application of such provisions to the acts or omissions of such individuals prior to Closing; provided, however, that all rights to indemnification in respect of any claims asserted or made within such period shall continue until the disposition of such claim. From and after the Effective Time, the Surviving Corporation shall continue to indemnify and hold harmless the present and former directors and officers of the Company in respect of acts or omissions occurring prior to the Effective Time.

(b) Prior to the Effective Time, the Company shall pay an amount up to 200% of the premium currently paid for the existing directors’ and officers’ liability insurance coverage in order to provide for an extended reporting period endorsement under such policy for the Company’s directors and officers in a form acceptable to the Company that shall provide such directors and officers with coverage for six (6) years following the Effective Time of not less than the existing coverage and have other terms not materially less favorable to, the insured persons than the directors’ and officers’ liability insurance coverage presently maintained by the Company.

(c) The obligations under this Section 6.6 shall not be terminated or modified in such a manner as to adversely affect any director or officer of the Company as of the date hereof, without the consent of such affected Person.

6.7 Termination of Company Plans. At the Closing, the Company shall terminate, or cause to be terminated, each of its Company Plans other than any Company Plans that Parent requests not to be terminated and shall use its commercially reasonable efforts to ensure that no employee or former employee of the Company has any rights under any of the Company Plans and that any liabilities of the Company under any of the Company Plans (including any such liabilities relating to services performed prior to the Closing) are fully extinguished at no cost to the Company, Parent or any Parent Subsidiary.

SECTION 7

CONDITIONS PRECEDENT TO OBLIGATIONS OF PARENT AND MERGER SUB

The obligations of Parent and Merger Sub to effect the Merger and otherwise consummate the transactions contemplated by this Agreement and the Related Agreements are subject to the satisfaction or written waiver by Parent, at or prior to the Closing, of each of the following conditions:

7.1 Accuracy of Representations. Each of the representations and warranties made by the Company in this Agreement shall have been true in all material respects as of the date of this Agreement (without giving effect to any “Material Adverse Effect” or other materiality qualifications, or any similar qualifications, contained or incorporated directly or indirectly in such representations and warranties) except to the extent that a representation and warranty is made, according to its terms, as of an earlier date then it shall be true in all material respects as of such earlier date, and shall be true in all material respects as of the Closing Date as if made on the Closing Date (without giving effect to any “Material Adverse Effect” or other materiality qualifications, or any similar qualifications, contained or incorporated directly or indirectly in such representations and warranties), except to the extent such representation or warranty, is made, according to its terms, as of an earlier date, then it shall be true in all material respects as of such earlier date.

7.2 Performance of Covenants. All of the covenants and obligations that the Company is required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

7.3 No Material Adverse Effect. Between the date of this Agreement and the Closing Date, there shall not have been any Material Adverse Effect.

7.4 Stockholder Approval. This Agreement, the Merger and the other transactions contemplated hereby shall have been duly approved by the Required Company Stockholder Approval.

7.5 Consents. All Consents identified in Section 3.12(j) of the Company Disclosure Schedule from any Person or Governmental Body shall have been obtained, shall be in full force and effect and all relevant statutory, regulatory or other governmental waiting periods, if any, whether domestic, foreign or supranational shall have expired.

7.6 Agreements and Documents. Parent shall have received the following agreements and documents, each of which shall be in full force and effect:

(a) the Escrow Agreement substantially in the form of Exhibit D, executed by the Escrow Agent and the Stockholders’ Representative;

(b) releases substantially in the forms of Exhibit F executed by each of the Company’s officers;

(c) releases substantially in the form of Exhibit G executed by each of the Company’s directors;

(d) Non-Competition Agreements substantially in the form of Exhibit C executed by each of the Key Employees;

(e) written resignations of all officers of the Company, effective as of the Effective Time;

(f) a certificate signed on behalf of the Company by the President and the Chief Financial Officer of the Company representing and warranting that the conditions set forth in Section 7.1, Section 7.2 and Section 7.4 have been duly satisfied (the “Company Compliance Certificate”);

(g) a legal opinion of Wilmer Cutler Pickering Hale and Dorr LLP in the form of Exhibit H;

(h) a certificate signed by the Chief Financial Officer of the Company certifying the accuracy in all respects of the Merger Consideration Spreadsheet;

(i) a certificate, dated as of the Closing Date, signed by the Secretary of the Company (i) attaching true and correct copies of the certificate of incorporation and bylaws, and any amendments thereto, of the Company, (ii) certifying that attached thereto are true and correct copies of actions by written consent or resolutions duly approved by the board of directors and Company Stockholders which authorize and approve the execution, delivery and performance of this Agreement, the consummation of the transactions contemplated hereby, including the Merger (iv) certifying that there are no proceedings for the dissolution or liquidation of the Company, and (v) certifying the incumbency, signature and authority of the officers of the Company authorized to execute, deliver and perform this Agreement and all Related Agreements executed or to be executed by the Company;

(j) a Payoff Letter in the form of Exhibit I executed by Bridge Bank N.A. (the “Payoff Letter” and evidence reasonably satisfactory to Parent that Company has paid the amount set forth in the Payoff Letter in full;

(k) evidence reasonably satisfactory to Parent that the Company has paid all Company Merger Costs payable to Needham & Company, LLC, Wilmer Cutler Pickering Hale and Dorr LLP, Houston Eliseeva, LLP and Peter Litman and other advisor in full as of the Closing;

(l) evidence reasonably satisfactory to Parent that the Commission Agreement by and between Axsun Technologies and Christopher I. Reynolds, dated March 12, 2008, has been terminated; and

(m) validly executed copy of all agreements, instruments, certificates and other documents, in form and substance reasonably satisfactory to Parent, that are necessary or appropriate to evidence the release of all liens set forth in

Schedule 7.6(m) hereto.

7.7 No Restraints. No temporary restraining order, preliminary or permanent injunction or other Order preventing the consummation of the Merger shall have been issued by any Governmental Body and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Merger that makes consummation of the Merger illegal.

7.8 No Other Litigation. There shall not be pending any Legal Proceeding (a) which would reasonably be expected to have a Material Adverse Effect on the Company; (b) challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Agreement; (c) relating to the Merger and seeking to obtain from Parent or any Parent

Subsidiary, or the Company, any damages or other relief that may be material to Parent; (d) seeking to prohibit or limit in any material respect Parent’s ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the Company; or (e) which, if unfavorably adjudicated, would materially and adversely affect the right of Parent or the Surviving Corporation to own the assets or operate the business of the Company

7.9 FIRPTA Compliance. Parent shall have received the statement and notification referred to in Section 6.5(a).

7.10 Termination of All Company Options and Other Company Capital Stock Purchase Rights. The Company shall have terminated all Company Options and any other rights to acquire capital stock of the Company to ensure that all Company Options and any other rights to acquire capital stock of the Company no longer represent the right to purchase or otherwise acquire any capital stock of the Company, any other equity security or any other consideration of the Company, the Merger Sub, Parent, Surviving Corporation or any other Person.

7.11 Termination of Company Plans. The Company shall have terminated each of the Company Plans on terms reasonably satisfactory to Parent, shall have provided evidence reasonably satisfactory to Parent to ensure that no employee or former employee of the Company has any right under any such Company Plans and that all liabilities of the Company under any such Company Plans (including any liabilities relating to services performed prior to the Closing) are fully extinguished at no cost, and with no liability, to the Company, Parent or any Parent Subsidiary.

7.12 Non-Competition Agreements and Offers of Employment. Each of the Key Employees shall have remained continuously employed with the Company from the date of this Agreement through the Closing and Non- Competition Agreements and Offer Letters signed by each Key Employee shall continue to be in full force and effect and no action shall have been taken by any such individual to rescind such Non-Competition Agreements or Offer Letters. Each of the Offer Letters signed by Other Employees shall continue to be in full force and effect and no action shall have been taken by any such individual to rescind such Offer Letters.

7.13 280G Waiver. Each Person who might receive any payments and/or benefits referred to in Section 5.5(c) hereof shall have executed and delivered to the Company a 280G Waiver in the form of Exhibit J, and such 280G Waiver shall be in full force and effect immediately prior to the Effective Time.

SECTION 8

CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY

The obligations of the Company to effect the Merger and otherwise consummate the transactions contemplated by this Agreement and the Related Agreements are subject to the satisfaction or written waiver by the Company, at or prior to the Closing, of the following conditions:

8.1 Accuracy of Representations. Each of the representations and warranties made by Parent and Merger Sub in this Agreement and in each of the other agreements and instruments delivered to Parent in connection with the transactions contemplated by this Agreement shall have been true in all material respects as of the date of this Agreement (without giving effect to any “Material Adverse Effect” or other materiality qualifications, or any similar qualifications, contained or incorporated directly or indirectly in such representations and warranties), and shall be true in all material respects as of the Closing Date as if made on the Closing Date (without giving effect to any “Material Adverse Effect” or other materiality qualifications, or any similar qualifications, contained or incorporated directly or indirectly in such representations and warranties), except to the extent such representation or warranty, according to its terms, is made only as of the earlier date.

8.2 Performance of Covenants. All of the covenants and obligations that Parent and Merger Sub are required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects, including, without limitation, Parent’s obligation to deposit cash with the Exchange Agent with respect to the Payment Fund and Parent’s deposit of the Escrow Amount with the Escrow Agent.

8.3 Documents. The Company shall have received a certificate signed on behalf of Parent by an executive officer of Parent representing and warranting that the conditions set forth in Section 8.1 and Section 8.2 have been duly satisfied and the Escrow Agreement in the form of Exhibit D, executed by the Escrow Agent and Parent.

8.4 No Restraints. No temporary restraining order, preliminary or permanent injunction or other Order preventing the consummation of the Merger shall have been issued by any Governmental Body and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Merger that makes consummation of the Merger illegal.

SECTION 9

TERMINATION

9.1 Termination Events. This Agreement may be terminated prior to the Closing:

(a) by mutual written consent of Parent and the Company;

(b) by either Parent or the Company, if any Order by any Governmental Body of competent jurisdiction preventing or prohibiting consummation of the Merger shall have become final and nonappealable; provided, however, that the party seeking to terminate this Agreement pursuant to this Section 9.1(b) must have used all reasonable efforts to remove any such Order;

(c) by Parent if, within two hours of execution of this Agreement the Required Company Stockholder Approval, including the vote of Electro Scientific Industries, Inc. with respect to all shares of Series D Preferred Stock held by ESI in favor of the Transaction, shall not have been obtained;

(d) by Parent if any of the Company’s representations and warranties contained in this Agreement shall have been materially inaccurate as of the date of this Agreement or shall have become materially inaccurate as of any subsequent date (as if made on such subsequent date), or if any of the Company’s covenants contained in this Agreement shall have been breached in any material respect; provided, however, that Parent may not terminate this Agreement under this Section 9.1(d) on account of an inaccuracy in the Company’s representations and warranties or on account of a breach of a covenant by the Company if such inaccuracy or breach is curable by the Company unless the Company fails to cure such inaccuracy or breach within five (5) days after receiving written notice from Parent of such inaccuracy or breach

(e) by Parent or the Company if the Closing has not taken place on or before January 31, 2009 (the “Termination Date”) (other than as a result of any failure on the part of the party attempting to terminate this Agreement to comply with or perform any of its covenant or obligation set forth in this Agreement).

9.2 Termination Procedures. If either party wishes to terminate this Agreement pursuant to Section 9.1, it shall deliver to the other party a written notice stating that it is terminating this Agreement and setting forth a brief description of the basis on which it is terminating this Agreement.

9.3 Effect of Termination. If this Agreement is terminated pursuant to Section 9.1, all further obligations of the parties under this Agreement shall terminate; provided, however, that: (a) neither the Company nor Parent shall be relieved of any obligation or liability arising from any knowing or intentional breach by such party of any representation, warranty, covenant or other provision of this Agreement; (b) the parties shall, in all events, remain bound by and continue to be subject to the provisions set forth in this Section 9.3 and Section 11; and (c) no party hereto shall be liable to the other for any consequential or punitive damages.

SECTION 10

INDEMNIFICATION, ETC.

10.1 Survival of Representations, Etc.

(a) The representations and warranties made by the Company in this Agreement, the Company Disclosure Schedule and the Compliance Certificate shall survive the Closing and expire on the date that is fifteen months after the Closing Date; provided, however, that if, at any time prior to the end of the Escrow Claim Period, any Parent Indemnitee delivers to the Stockholders’ Representative a written notice alleging the existence of an inaccuracy in or a breach of any of the representations and warranties made by the Company for which the Escrow Claim Period has not expired (and setting forth in reasonable detail the basis for such Parent Indemnitee’s belief that such an inaccuracy or breach may exist) and asserting a claim for recovery under Section 10.2 based on such alleged inaccuracy or breach, then the representation or warranty underlying the claim asserted in such notice shall survive the end of the Escrow Claim Period until such time as such claim is fully and finally resolved and for the sole purpose of remaining in effect in order to permit such claim to be fully and finally resolved. All of the covenants, agreements and obligations of the parties contained in this Agreement or any other document, certificate, schedule or instrument delivered or executed in connection herewith shall survive (i) until fully performed or fulfilled, unless non-compliance with such covenants, agreements or obligations is waived in writing by the party or parties entitled to such performance or (ii) if not fully performed or fulfilled, until the expiration of the relevant statute of limitations. Nothing contained in this Section 10.1 or elsewhere in the Agreement shall limited any rights or remedy of any Parent Indemnitee for claims based on fraud or intentional misrepresentation.

(b) The representations, warranties, covenants and obligations of the Company, and the rights and remedies that may be exercised by the Parent Indemnitees, shall not be limited or otherwise affected by or as a result of any information furnished to, or any investigation made by or Knowledge of, any of the Parent Indemnitees or any of their Representatives. The parties recognize and agree that the representations and warranties also operate as bargained for promises and risk allocation devices and that, accordingly, any party’s Knowledge, and the waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, shall not affect the right to indemnification or payment of Damages pursuant to this Section 10, or other remedy based on such representations, warranties, covenants, and obligations, provided, however, that if, after the execution of this Agreement, Company discloses to Parent any breach of a representation and warranty of the Company that constitutes a failure to satisfy Section 7.1 and Parent elects to waive the condition and consummates the transactions to be completed at Closing (regardless of whether such waiver is conditioned upon the Company’s agreement to an amendment or modification to this Agreement), then Parent may not also seek indemnification with respect to the such breach of representation and warranty disclosed by Company to Parent.

(c) For purposes of this Section 10, item of information expressly required by this Agreement to be set forth in the Company Disclosure Schedule shall be deemed to be a representation and warranty made by the Company pursuant to this Agreement.

(d) Nothing contained in this Section 10 or elsewhere in this Agreement shall limit any rights or remedy of any Parent Indemnitee for claims based on willful breach, fraud or intentional misrepresentation except that Parent Indemnitee shall not have the right to recover Damages from any Escrow Contributor in excess of the Merger Consideration paid to such Escrow Contributor unless the Escrow Contributor’s own conduct constitutes willful breach, fraud or intentional misrepresentation.

10.2 Indemnification by Company Stockholders.

(a) From and after the Closing Date (but subject to Section 10.1(a)), the Escrow Contributions (individually, an “Indemnitor”, and collectively, the “Indemnitors”), shall severally hold harmless and indemnify each Parent Indemnitee from against, and shall compensate and reimburse each Parent Indemnitee for, any Damages which are suffered or incurred by any of the Parent Indemnitees or to which any Parent Indemnitee may otherwise become subject (regardless of whether or not such Damages relate to any third-party claim) and which arise from or as a result of:

(i) any inaccuracy in or breach or alleged breach of any representation or warranty of the Company set forth in this Agreement, the Company Disclosure Schedule or the Compliance Certificate (without giving effect, in each case, to any information provided by the Company pursuant to Section 5.3 except as set forth in Section 10.1(b)), provided that, an Indemnitor shall not be entitled to indemnification for any alleged breach of the second sentence of the representation and warranty set forth in Section 3.11(g)(vii) unless there is an actual breach of such representation and warranty has been finally determined by a court of competent jurisdiction;

(ii) any breach or alleged breach of any covenant or obligation of the Company or the Stockholders’ Representative set forth in this Agreement (including the covenants set forth in Sections 5 and 6) or any other document, certificate, schedule or instrument delivered or executed in connection herewith (without giving effect, in each case, to any information provided by the Company pursuant to Section 5.3);

(iii) any demands by holders of Company Capital Stock under the DGCL, but only for fees and costs incurred in connection with appraisal proceedings and the extent, if any, to which consideration is paid to the holders of Dissenting Shares in excess of the amounts otherwise payable to any such holders of Company Capital Stock (the “Appraisal Rights Indemnification Liability”); provided that in the event the aggregate amount of Appraisal Rights Indemnification Liability exceeds the Appraisal Right Escrow Amount, the funds, if any, remaining in the Non-Appraisal Right Escrow Fund shall be made available to satisfy remaining Appraisal Rights Indemnification Liability;

(iv) any Damages, fees, costs or expenses of, or relating to, the matters set forth on Schedule 10.2(a)(iv) of this Agreement

(v) any Working Capital Deficit Amount and fees, costs and expenses for which Parent is entitled to indemnification pursuant to Section 2.8 or any Company Indebtedness to the extent such Company Indebtedness was not discharged prior to Closing or considered in calculating the Estimated Working Capital Deficit Amount and used to reduce the Merger Consideration payable by Parent at Closing as contemplated by this Agreement.

For the avoidance of doubt, it is acknowledged and agreed, that all Company Indebtedness and the Company Indebtedness Amount will be deducted dollar for dollar from the aggregate amount of Merger Consideration payable by Parent at the time of Closing, provided that, to the extent any Company Indebtedness or Company Indebtedness Amount remains outstanding after the Closing, the amount of such Company Indebtedness shall be considered a Current Liability in determining the Final Working Capital Deficit Amount and recovered from the Escrow Contributors pursuant to the indemnification and escrow provisions hereof.

(vi) any Legal Proceeding relating to any inaccuracy or breach of the type referred to in clause “(i),” “(ii)” “(iii) or “(iv)” above (including any Legal Proceeding commenced by any Parent Indemnitee for the purpose of enforcing any of its rights under this Section 10).

(b) Any indemnity payment made pursuant to Section 10 shall be treated as an adjustment to the merger consideration for Tax purposes, unless a final determination with respect to the Parent Indemnitee causes such payment to be treated other than as an adjustment to the amount of the merger consideration for federal income Tax purposes.

(c) In the event the Surviving Corporation suffers, incurs or otherwise becomes subject to any Damages as a result of or in connection with any inaccuracy in or breach or alleged breach of any representation, warranty, covenant or obligation, then (without limiting any of the rights of the Surviving Corporation as a Parent Indemnitee) Parent shall also be deemed, by virtue of its ownership of the stock of the Surviving Corporation, to have incurred Damages as a result of and in connection with such inaccuracy or breach.

(d) In the event any Parent Indemnitee shall suffer any Damages for which such Parent Indemnitee is entitled to indemnification under this Section 10, subject to the limitations in Section 10.3, Parent and the Stockholders’ Representative shall follow the procedures set forth in Sections 10.5 and 10.6 for handing indemnification claims (both based on third party suits and directly) between the parties (subject to appropriate adjustment for clause (ii) below to reflect that neither the Escrow Agent nor the Escrow Fund will be involved in the resolution of such indemnification claims) and such Parent Indemnitee shall be entitled to recover such Damages by obtaining the amount of Escrow Funds equal in value to the aggregate amount of such Damages, and such recovery shall be made from the Escrow Funds on a basis proportional to the Escrow Funds contributed under the Escrow Agreement by or on behalf of each Escrow Contributor.

10.3 Limitations. Except in the case of fraud or intentional misrepresentation, the Escrow Fund shall be the sole and exclusive remedy of the Parent Indemnitees with respect to any and all claims that any of the Parent Indemnitees may have against the Company Stockholders based upon, arising out of, in connection with, or otherwise in respect of this Agreement. Notwithstanding the foregoing, this Section 10.3 shall not limit Parent’s ability to enforce its rights under this Agreement by a decree of specific performance or other equitable relief, and appropriate injunctive relief may be applied for and granted in connection therewith.

10.4 No Contribution. The Company Stockholders shall not have and shall not exercise or assert (or attempt to exercise or assert) any right of contribution, right of indemnity or other right or remedy against the Surviving Corporation in connection with any indemnification obligation or any other liability to which such Company Stockholders may become subject under or in connection with this Agreement or the Escrow Agreement.

10.5 Defense of Third Party Claims. A Parent Indemnitee shall give written notice to the Stockholders’ Representative of the commencement of any Legal Proceeding. Such notification shall be given within twenty (20) days after receipt by the Parent Indemnitee of notice of such Legal Proceeding, and shall describe in reasonable detail (to the extent known by the Parent Indemnitee) the facts constituting the basis for such Legal Proceeding and the amount of the claimed damages; provided, however, that no delay or failure on the part of the Parent Indemnitee in so notifying the Parent Indemnitee shall relieve the Parent Indemnitee of any liability or obligation hereunder except to the extent of any damage or liability caused by or arising out of such failure. Within twenty (20) days after delivery of such notification, the Stockholders’ Representative may, upon written notice thereof to the Parent Indemnitee and

Parent, assume control of the defense of such Legal Proceeding with counsel reasonably satisfactory to the Parent; provided that (i) the Stockholders’ Representative may only assume control of such defense if (A) it acknowledges in writing to the Parent Indemnitee and Parent that any damages, fines, costs or other liabilities that may be assessed against the Parent Indemnitee in connection with such Legal Proceeding constitute Damages for which the Parent Indemnitee shall be indemnified pursuant to this Section 10 and (B) the ad damnum is less than or equal to the amount of Damages for which the Indemnitors are liable under this Section 10 and (ii) the Stockholders’ Representative may not assume control of the defense of a Legal Proceeding involving criminal liability or in which equitable relief is sought against the Indemnitors. If the Stockholders’ Representative does not, or is not permitted under the terms hereof to, so assume control of the defense of a Legal Proceeding, the Parent shall control such defense. The Stockholders’ Representative may participate in such defense at its own expense on behalf of the Indemnitors. The Parent shall keep the Stockholders’ Representative advised of the status of such Legal Proceeding and the defense thereof and shall consider in good faith recommendations made by the Stockholders’ Representative with respect thereto. The Stockholders’ Representative shall furnish Parent with such information as it may have with respect to such Legal Proceeding (including copies of any summons, complaint or other pleading which may have been served on such party and any written claim, demand, invoice, billing or other document evidencing or asserting the same) and shall otherwise cooperate with and assist the Parent in the defense of such Legal Proceeding. The fees and expenses of counsel to Parent with respect to a Legal Proceeding shall be considered Damages for purposes of this Agreement if (i) the Parent controls the defense of such Legal Proceeding pursuant to the terms of this section or (ii) the Stockholders’ Representative assumes control of such defense and the Parent Indemnitee reasonably concludes that the Stockholders’ Representative and the Parent Indemnitee have conflicting interests or different defenses available with respect to such Legal Proceeding. The Stockholders’ Representative or the Parent, as applicable shall not agree to any settlement of, or the entry of any judgment arising from, any Legal Proceeding without the prior written consent of the other party, which shall not be unreasonably withheld, conditioned or delayed.

10.6 Indemnification Claims.

(a) In order for any Parent Indemnitee to seek indemnification under this Section 10, Parent shall deliver, in good faith, a written demand (an “Indemnification Demand”) to the Stockholders’ Representative and the Escrow Agent which contains (i) a reasonably detailed description of the claims for which indemnification is sought and the amount (the “Asserted Damages Amount”) of any Damages incurred or reasonably expected to be incurred by the Parent Indemnitee, (ii) a statement that the Parent Indemnitee is entitled to indemnification under this Section 10 for such Damages and a reasonable explanation of the basis therefor, and (iii) a demand for payment in the amount of such Damages.

(b) Within thirty (30) days after delivery of an Indemnification Demand to the Stockholders’ Representative, the Stockholders’ Representative shall deliver to Parent a written response (the “Response”) in which the Stockholders’ Representative shall either: (i) agree that the Parent Indemnitee is entitled to receive all of the Asserted Damages Amount, in which case the Stockholders’ Representative and Parent shall deliver to the Escrow Agent, within five days following the delivery of the Response, a written notice executed by both such parties instructing the Escrow Agent to disburse the full

Asserted Damages Amount to the extent of the remaining Escrow Funds to Parent; (ii) agree that the Parent Indemnitee is entitled to receive part, but not all, of the Asserted Damages Amount (such portion, the “Agreed Portion”), in which case the Stockholders’ Representative and Parent shall deliver to the Escrow Agent, within five days following the delivery of the Response, a written notice executed by both such parties instructing the Escrow Agent to disburse the Agreed Portion to the extent of the remaining Escrow Funds to Parent; or (iii) dispute that the Parent Indemnitee is entitled to receive any of the Asserted Damages Amount.

(c) In the event that the Stockholders’ Representative shall (i) dispute that the Parent Indemnitee is entitled to receive any of the Asserted Damages Amount, or (ii) agree that the Parent Indemnitee is entitled to only the Agreed Portion of the Asserted Damages Amount, the Stockholders’ Representative and Parent shall attempt in good faith to agree upon the rights of the respective parties with respect to each of the indemnification claims that comprise the Asserted Damages Amount (or the portion of the Asserted Damages Amount not comprising the Agreed Portion). If the Stockholders’ Representative and Parent should so agree, a memorandum setting forth such agreement shall be prepared and signed by both such parties and shall be promptly furnished to the Escrow Agent. If no such agreement can be reached after good faith negotiation within sixty (60) days after delivery of a Response, either Parent or the Stockholders’ Representative may demand arbitration of any matter set forth in the applicable Indemnification Demand.

(d) If no agreement is reached, the matter shall be settled by arbitration conducted by one arbitrator mutually agreeable to Parent and the Stockholders’ Representative. In the event that, within thirty (30) days after submission of any dispute to arbitration, Parent and the Stockholders’ Representative cannot mutually agree on one arbitrator, then the parties shall arrange for the American Arbitration Association to designate a single arbitrator in accordance with the rules of the American Arbitration Association. Any such arbitration shall be held in San Diego County, California, under the rules and procedures then in effect of the American Arbitration Association. The arbitrator shall determine how all expenses relating to the arbitration shall be paid, including the respective expenses of each party, the fees of the arbitrator and the administrative fee of the American Arbitration Association. The arbitrator shall set a limited time period and establish procedures designed to reduce the cost and time for discovery while allowing Parent and the Stockholders’ Representative an opportunity, adequate in the sole judgment of the arbitrator to discover relevant information from the opposing parties about the subject matter of the dispute. The arbitrator shall rule upon motions to compel or limit discovery and shall have the authority to impose sanctions, including attorneys’ fees and costs, to the same extent as a competent court of law or equity, should the arbitrator determine that discovery was sought without substantial justification or that discovery was refused or objected to without substantial justification. The decision of the arbitrator as to the validity and amount of any indemnification claim in such Indemnification Demand shall be subject to the limitations set forth in this Agreement and final, binding and conclusive upon the parties. Such decision shall be written and shall be supported by written findings of fact and conclusions which shall set forth the award, judgment, decree or order awarded by the arbitrator. All payments required by the arbitrator shall be made within 30 days after the decision of the arbitrator is rendered. Judgment upon any award rendered by the arbitrator may be entered in any court having jurisdiction.

(e) In no event shall the Indemnitors be responsible or liable for any Damages or other amounts that are purely speculative in nature.

(f) Notwithstanding anything to the contrary in this Agreement (but subject to Section 10.3), the Indemnitors under this Agreement shall be liable for only that portion of the aggregate Damages under this Section 10 (in each case, determined after disregarding all “material” or similar qualifications, thresholds or exceptions set forth therein, so that Damages thereunder shall be determined from dollar one) for which they would otherwise be liable which exceeds $170,000, except for Damages relating to the following, which shall be payable from dollar one without regard to the deductible and will not count against the deductible:

(i) any breaches of the representations and warranties set forth in Sections 3.1, 3.2, or 3.3; and

(ii) any Damages, fees, costs or expenses for which a Parent Indemnitee seeks indemnification under Section 10.2(a)(iv) of this Agreement in connection with or in relation to, the matters described in Schedule 10.2(a)(iv) attached hereto.

10.7 Exercise of Remedies by Parent Indemnitees Other Than Parent. No Parent Indemnitee (other than Parent or any successor thereto or assign thereof) shall be permitted to assert any indemnification claim or exercise any other remedy under this Agreement unless Parent (or any successor thereto or assign thereof) shall have consented to the assertion of such indemnification claim or the exercise of such other remedy.

SECTION 11

MISCELLANEOUS PROVISIONS

11.1 Stockholders’ Representative.

(a) The Company Stockholders, by approving this Agreement and the transactions contemplated hereby, hereby irrevocably appoint William Seifert as Stockholders’ Representative, including to act as their agent and attorney-in-fact for purposes of Section 10 and the Escrow Agreement, and consent to the taking by the Stockholders’ Representative of any and all actions and the making of any decisions required or permitted to be taken by him under this Agreement and the Escrow Agreement (including the exercise of the power to authorize delivery to Parent of the Escrow Funds in satisfaction of claims by Parent or otherwise, agree to, negotiate, enter into settlements and compromises of and demand arbitration, and comply with orders of courts and awards of arbitrators with respect to such claims or otherwise, resolve any claims made pursuant to Section 10 and the Escrow Agreement, and to take all actions necessary in the judgment of the Stockholders’ Representative for the accomplishment of the foregoing). By his execution of the Escrow Agreement, William Seifert hereby accepts his appointment as the Stockholders’ Representative for purposes of Section 10 and the Escrow Agreement. Parent shall be entitled to deal exclusively with the Stockholders’ Representative on all matters relating to Section 10 and the Escrow Agreement, and shall be entitled to rely conclusively (without further evidence of any kind whatsoever) on any document executed or purported to be executed on behalf of any Company Stockholder by the Stockholders’ Representative, and on any other action taken or purported to be taken on behalf of any Company Stockholder by the Stockholders’ Representative, as fully binding upon such Company Stockholder. The rights and obligations of the Stockholders’ Representative shall be as set forth in the Escrow Agreement. If the Stockholders’ Representative shall die, become disabled or otherwise be unable to fulfill his responsibilities as agent of the Company Stockholders, then the Escrow Contributors who held a majority of the voting Company Capital Stock immediately prior to the Merger (the “Requisite Former Company Stockholders”) are authorized and shall, within 10 days after such death or disability, appoint a successor agent and, promptly thereafter, shall notify Parent of the identity of such successor. Any such successor shall become the “Stockholders’ Representative” for purposes of this Agreement and the Escrow Agreement. If for any reason there is no Stockholders’ Representative at any time, all references herein to the Stockholders’ Representative shall be deemed to refer to the Requisite Former Company Stockholders.

(b) The Stockholders’ Representative shall have no liability to any Company Stockholder, Parent or Surviving Corporation with respect to the execution of his duties and responsibilities, except with respect to gross negligence or willful misconduct. Furthermore, the Indemnitors shall indemnify and hold harmless the Stockholders’ Representative for any (i) Damages (including Damages arising out of the negligence of the Stockholders’ Representative) arising out of the acceptance or administration of the Stockholders’ Representative’s duties hereunder and (ii) reasonable fees and expenses incurred in the fulfillment of the Stockholder’s Representative’s duties and responsibilities. The Indemnitors shall severally and not jointly (indemnify the Stockholders’ Representative and hold the Stockholder’s Representative harmless against any loss, liability or expense incurred without gross negligence or bad faith on the part of the Stockholders’ Representative and arising out of or in connection with the acceptance or administration of the Stockholder Representative’s duties hereunder.

(c) Each Company Stockholder, by his, her or its approval of this Agreement and/or the acceptance of the payments provided hereby, agrees, in addition to and not in limitation of the foregoing, that:

(i) Parent shall be entitled to rely conclusively on the instructions and decisions given or made by, or believed in good faith by Parent to be given or made by, the Stockholders’ Representative as to the settlement of any claims for indemnification by Parent or the Surviving Corporation or any of them pursuant to Section 10 hereof, or any other actions required or permitted to be taken by the Stockholders’ Representative hereunder, and no party shall have any cause of action against Parent for any action taken by Parent in reliance upon any such instructions or decisions;

(ii) all actions, decisions and instructions of the Stockholders’ Representative shall be conclusive and binding upon all of the Company Stockholders and no Company Stockholder shall have any cause of action against the Stockholders’ Representative for any action taken, decision made or instruction given by the Stockholder Representative under this Agreement, except for fraud or willful breach of this Agreement by the Stockholders’ Representative;

(iii) the provisions of this Section 11.1 are independent and severable, are irrevocable and coupled with an interest and shall be enforceable notwithstanding any rights or remedies that any Company Stockholder may have in connection with the transactions contemplated by this Agreement;

(iv) remedies available at law for any breach of the provisions of this Section 11.1 are inadequate; therefore, Parent and the Surviving Corporation shall be entitled to temporary and permanent injunctive relief without the necessity of proving damages if Parent or the Surviving Corporation or any of them brings an action to enforce the provisions of this Section 11.1; and

(v) The provisions of this Section 11.1 shall be binding upon the executors, heirs, legal representatives, personal representatives, successor trustees and successors of each Company Stockholder.

(d) At the Closing, Parent shall cause to be deposited with the Escrow Agent the Stockholders’ Representative Escrow Amount. The Stockholders’ Representative Escrow Amount (and earnings thereon) may be applied as the Stockholders’ Representative, in its sole discretion, determines appropriate to defray, offset, or pay any charges, fees, costs, liabilities or expenses of the Stockholders’ Representative incurred in connection with the transactions contemplated by this Agreement or the Escrow Agreement. The balance of the Stockholders’ Representative Escrow Amount held pursuant to this Section 11.1(d), if any, and any income earned thereon, shall be deposited into the Non-Appraisal Rights Escrow Fund and distributed to the Escrow Contributors as part of and on the same terms and conditions as the distribution of the Non-Appraisal Rights Escrow Fund, if any, at the end of the Non-Appraisal Rights Indemnification Claim Period. Notwithstanding the foregoing, following the termination of the Non-Appraisal Rights Escrow Fund pursuant to the terms of the Escrow Agreement, the Stockholders’ Representative Escrow shall only be so distributed when the Stockholders’ Representative determines, in its sole discretion, that such distribution is appropriate; provided, however, that any such distribution shall be at the Escrow Contributors’ expense. Parent and Merger Sub shall have no liability or responsibility to the Escrow Contributors with respect to the Stockholders’ Representative Escrow Amount or the actions and responsibilities of the Stockholders’ Representative contemplated by this Section 11.1(d).

11.2 Further Assurances. Each party hereto shall execute and cause to be delivered to each other party hereto such instruments and other documents, and shall take such other actions, as such other party may reasonably request (prior to, at or after the Closing) for the purpose of carrying out or evidencing any of the transactions contemplated by this Agreement.

11.3 Fees and Expenses. Each party to this Agreement shall bear and pay all fees, costs and expenses (including legal fees and accounting fees) that have been incurred or that are incurred by such party in connection with the transactions contemplated by this Agreement, including all fees, costs and expenses incurred by such party in connection with or by virtue of (a) the investigation and review conducted by Parent and its Representatives with respect to the Company’s business (and the furnishing of information to Parent and its Representatives in connection with such investigation and review), (b) the negotiation, preparation and review of this Agreement (including the Company Disclosure Schedule) and all agreements, certificates, opinions and other instruments and documents delivered or to be delivered in connection with the transactions contemplated by this Agreement, (c) the preparation and submission of any filing or notice required to be made or given in connection with any of the transactions contemplated by this Agreement, and the obtaining of any Consent required to be obtained in connection with any of such transactions, and (d) the consummation of the Merger.

11.4 Attorneys’ Fees. If any action or proceeding relating to this Agreement or the enforcement of any provision of this Agreement is brought against any party hereto, the prevailing party shall be entitled to recover reasonable attorneys’ fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

11.5 Notices. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered (by hand, by registered mail, by courier or express delivery service or by facsimile) to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto):

if to Parent:

VOLCANO

2870 Kilgore Road

Rancho Cordova, CA 95670

Attn: John Dahldorf, CFO

Fax: (916) 638-7976

with copy to (which copy shall not constitute notice):

COOLEY GODWARD KRONISH LLP

4401 Eastgate Mall

San Diego, CA 92121

Attn: Barbara L. Borden, Esq.

Fax: (858) 550-6420

if to the Company:

AXSUN TECHNOLOGIES, INC.

1 Fortune Drive

Billerica, MA 01821

Attn: Dale Flanders, CEO

Fax: (978) 262-0035

with copies to (which copy shall not constitute notice):

WILMER CUTLER PICKERING HALE AND DORR LLP

60 State Street

Boston, MA 02109

Attn: Patrick Rondeau, Esq.

Fax: (617) 526-5000

if to the Stockholders’ Representative:

William Seifert

c/o Prism VentureWorks

117 Kendrick Street, Suite 200

Needham, MA 02494

Fax: (781) 302-4040

11.6 Time of the Essence. Time is of the essence of this Agreement.

11.7 Headings. The headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

11.8 Counterparts. This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.

11.9 Governing Law; Jurisdiction and Venue.

(a) This Agreement shall be construed in accordance with, and governed in all respects by, the internal laws of the State of Delaware (without giving effect to principles of conflicts of laws).

(b) Subject to Section 10.6(d), any legal action or other legal proceeding relating to this Agreement or the enforcement of any provision of this Agreement shall be brought or otherwise commenced exclusively in any state or federal court located in San Diego County, California. Subject to Section 10.6(d), the Company and Parent each:

(i) expressly and irrevocably consents and submits to the jurisdiction of each state and federal court located in San Diego County, California (and each appellate court located in the State of California), in connection with any legal proceeding;

(ii) agrees that service of any process, summons, notice or document by U.S. mail addressed to it at the address set forth in Section 11.5 shall constitute effective service of such process, summons, notice or document for purposes of any such legal proceeding;

(iii) agrees that each state and federal court located in San Diego County, California, shall be deemed to be a convenient forum; and

(iv) agrees not to assert (by way of motion, as a defense or otherwise), in any such legal proceeding commenced in any state or federal court located in San Diego County, California, any claim by either the Company or Parent that it is not subject personally to the jurisdiction of such court, that such legal proceeding has been brought in an inconvenient forum, that the venue of such proceeding is improper or that this Agreement or the subject matter of this Agreement may not be enforced in or by such court.

11.10 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and assigns (if any). Prior to the Effective Time, the Company, Merger Sub and Parent shall not assign this Agreement or any rights or obligations hereunder (by operation of law or otherwise) to any Person, it being understood that nothing in this Section 11.10 shall prohibit Parent or any Parent Subsidiary from consummating any merger, acquisition or similar transaction with any Person. After the Effective Time, Parent, Merger Sub and the Company may freely assign any or all of its rights under this Agreement (including its rights under Section 10), and freely delegate and assign any or all of its obligations under this Agreement, in whole or in part, to any other Person without obtaining the consent or approval of any other party hereto or of any other Person; provided, however, that Parent may not assign (a) any of its obligations to pay, or cause to be paid, amounts owed to the Company Stockholders or Carve-Out Recipients under this Agreement and any Related Agreements.

11.11 Remedies Cumulative; Specific Performance. The rights and remedies of the parties hereto shall be cumulative (and not alternative). The parties to this Agreement agree that, in the event of any breach or threatened breach by any party to this Agreement of any covenant, obligation or other provision set forth in this Agreement for the benefit of any other party to this Agreement, such other party shall be entitled (in addition to any other remedy that may be available to it) to (a) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision, and (b) an injunction restraining such breach or threatened breach.

11.12 Waiver. No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No Person shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

11.13 Amendments. This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of all of the parties hereto.

11.14 Severability. In the event that any provision of this Agreement, or the application of any such provision to any Person or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by law.

11.15 Parties in Interest. Except for the provisions of Section 2.1 and Section 10, none of the provisions of this Agreement is intended to provide any rights or remedies to any Person other than the parties hereto and, with respect to their right to receive the Merger Consideration following the Effective Time subject to the terms and conditions of this Agreement and the representations and warranties made herein, the Company Stockholders and their respective successors and assigns (if any); provided, however, that the provisions of Section 6.6 are intended for the benefit of the directors and officers of the Company prior to the Effective Time.

11.16 Entire Agreement. This Agreement and the Related Agreements set forth the entire understanding of the parties hereto relating to the subject matter hereof and thereof and supersede all prior agreements and understandings among or between any of the parties relating to the subject matter hereof and thereof; provided, however, that the Mutual Non-Disclosure Agreement, dated November 14, 2007 by and between Parent and the Company shall not be superseded by this Agreement and shall remain in effect in accordance with its terms until the date on which such Confidentiality Agreement is terminated in accordance with its terms.

11.17 Construction.

(a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

(b) References to dollars or “$”mean United States Dollars.

(c) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(d) As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(e) Except as otherwise indicated, all references in this Agreement to “Sections” and “Exhibits” are intended to refer to Sections of this Agreement and Exhibits to this Agreement.

The parties hereto have caused this Agreement to be executed and delivered as of the date first set forth above.

VOLCANO CORPORATION, a Delaware corporation

By:	/s/ Scott Huennekens
Name:	Scott Huennekens
Title:	President and CEO

HUMMINGBIRD MERGER, INC. a Delaware corporation

By:	/s/ Vince Burgess
Name:	Vince Burgess
Title:	President, CEO and Secretary

AXSUN TECHNOLOGIES, INC. a Delaware corporation

By:	/s/ Dale C. Flanders
Name:	Dale C. Flanders
Title:	CEO

WILLIAM SEIFERT, as Stockholders’ Representative

By:	/s/ William Seifert

EXHIBIT A

CERTAIN DEFINITIONS

For purposes of the Agreement (including this Exhibit A):

“Acquisition Transaction” means any transaction directly or indirectly involving:

(a) the sale, license or disposition of all or a material portion of the business or assets of the Company or any direct or indirect subsidiary or division of the Company;

(b) the issuance, grant or disposition of: (i) any capital stock or other equity security of the Company or any direct or indirect subsidiary of the Company; (ii) any option, call, warrant or right (whether or not immediately exercisable) to acquire any capital stock or other equity security of the Company or any direct or indirect subsidiary of the Company; or (iii) any security, instrument or obligation that is or may become convertible into or exchangeable for any capital stock or other equity security of the Company or any direct or indirect subsidiary of the Company;

(c) any merger, consolidation, business combination, share exchange, recapitalization, reorganization or similar transaction involving the Company or any direct or indirect subsidiary of the Company; or

(d) any transaction that could reasonably be expected to have an adverse effect upon the Merger and the transactions contemplated by the Agreement;

provided, however, that: (A) the grant of Company Options to its employees in the ordinary course of business will not be deemed to be an “Acquisition Transaction” if such grant: (1) is made pursuant to a Company Option Plan; and (2) is consistent with the Company’s past practices; and (B) the issuance of Company Common Stock to its employees upon the valid exercise of Company Options will not be deemed to be an “Acquisition Transaction.”

“Activities to Date” has the meaning set forth in Section 3.25(a) of this Agreement.

Additional Escrow Percentage” means the amount obtained by dividing the (A) product of (x) the sum of the Appraisal Rights Escrow Amount and the Stockholders’ Representative Escrow Amount and (y) the quotient of (i) the aggregate contribution of the holders of Company Series A Preferred Stock, Company Series B Preferred Stock, Company Series C Preferred Stock and the recipients of Carve-Out Payments to the Non-Appraisal Right Escrow Amount and (ii) the Non-Appraisal Right Escrow Amount, by (B) the sum of (x) the Aggregate Series A, B and C Merger Consideration and (y) the Carve-Out Amount.

“Affiliate” means, with respect to any Person, any other Person, directly or indirectly, controlling, controlled by or under common control with such Person.

“Aggregate Series A, B and C Merger Consideration” means the sum of (A) the Per Share Series A Payment multiplied by the Closing Company Series A Share Number, (B) the Per Share Series B Payment multiplied by the Closing Company Series B Share Number and (C) the Per Share Series C Payment multiplied by the Closing Company Series C Share Number.

1.

“Agreed Portion” has the meaning set forth in Section 10.6(b) of this Agreement.

“Agreement” means the Agreement and Plan of Merger to which this Exhibit A is attached (including the Company Disclosure Schedule), as it may be amended from time to time.

“Appraisal Right Escrow Amount” has the meaning set forth in Section 2.5(a)(ii) of the Agreement.

“Appraisal Right Escrow Fund” has the meaning set forth in Section 2.5(a)(ii) of the Agreement.

“Appraisal Right Indemnification Claim Period” has the meaning set forth in Section 2.5(b) of the Agreement.

“Asserted Damages Amount” has the meaning set forth in Section 10.6(a) of this Agreement.

“Bank Liens” means such liens and other security interest in favor of Bridge Bank, N.A. pursuant to the Loan and Security Agreement, dated August 4, 2006, by and between Bridge Bank, N.A. and the Company.

“Capitalized Leases” means any lease of property, real or personal, the obligations of lessee in respect of which are required in accordance with GAAP to be capitalized on the balance sheet of the lessee.

“Carve-Out Amount” has the meaning set forth in Section 2.9.

“Carve-Out Participants” means the individuals receiving payment under the Carve-Out Plan pursuant to Section 2.9.

“Carve-Out Plan” means the Company’s Key Employee Retention Plan, effective December 20, 2007 (as amended).

“Cash and Cash Equivalents” means cash and cash equivalents, short-term investments and other liquid assets applied on a consistent basis; provided that such amounts are not pledged as collateral or otherwise restricted.

“Certificate of Merger” has the meaning set forth in Section 1.3 of this Agreement.

“Claim” has the meaning set forth in Section 10.5 of this Agreement.

“Claim Notice” has the meaning set forth in Section 10.5 of this Agreement.

“Closing” has the meaning set forth in Section 1.3 of this Agreement.

“Closing Company Series A Share Number” means 6,000,000.

2.

“Closing Company Series B Share Number” means 5,444,381.

“Closing Company Series C Share Number” means 8,251,381.

“Closing Company Series D Share Number” means 18,250,407.

“Closing Consideration” means, without duplication, an amount equal to (A) the Merger Consideration minus (B) the sum of (w) the Company Indebtedness Amount, (x) the Estimated Working Capital Deficit Amount, (y) the Carve-Out Amount, and (z) Company Merger Costs that are unpaid as of the Closing.

“Closing Date” has the meaning set forth in Section 1.3 of this Agreement.

“Closing Date Balance Sheet” has the meaning set forth in Section 2.8(b) of the Agreement.

“Closing Working Capital Schedule” has the meaning set forth in Section 2.8(a) of the Agreement.

“Code” means the Internal Revenue Code of 1986, as amended.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“Company” has the meaning set forth in the introductory paragraph of this Agreement.

“Company Accounting Policies” has the meaning set forth in Section 3.7(a) of this Agreement.

“Company Capital Stock” means the Company Common Stock and Company Preferred Stock.

“Company Common Stock” means the Common Stock of the Company, par value $0.001 per share.

“Company Compliance Certificate” has the meaning set forth in Section 7.6(f) of this Agreement.

“Company Constituent Documents” has the meaning set forth in Section 3.2 of this Agreement.

“Company Contract” means any Contract, including any amendment or supplement thereto: (a) to which the Company is a party; (b) by which the Company or any of its assets is or may become bound or under which the Company has, or may become subject to, any obligation; or (c) under which the Company has or may acquire any right or interest.

“Company Disclosure Schedule” means the schedule (dated as of the date of this Agreement) delivered to Parent on behalf of the Company on the date of this Agreement and signed by the President of the Company.

3.

“Company Financial Statements” has the meaning set forth in Section 3.4(a) of this Agreement.

“Company Indebtedness” means the Company’s current and long-term portions of the Company’s indebtedness, including (a) notes payable, customer deposits and any other obligations for borrowed money, whether as the primary obligor or as a guarantor, (b) those liabilities of the Company that are required to be listed on a balance sheet of the Company prepared in accordance with GAAP, and (c) Company Merger Costs.

“Company Indebtedness Amount” means the aggregate amount necessary to discharge in full the Company Indebtedness as of the Closing Date.

“Company IP” means all Intellectual Property Rights and Intellectual Property owned by or exclusively licensed to the Company.

“Company IP Contract” means any Contract to which the Company is a party or by which the Company is bound, that contains any assignment or license of, or covenant not to assert or enforce, any Intellectual Property Right or that otherwise relates to any Company IP or any Intellectual Property developed by, with, or for the Company.

“Company Leased Real Property” has the meaning set forth in Section 3.10(b) of this Agreement.

“Company Merger Costs” mean the total amounts of all fees, costs and expenses (including any attorney’s, accountant’s, financial advisor’s or finder’s fees) incurred by or for the benefit of the Company on or prior to the Closing in connection with (a) any due diligence conducted by the Company with respect to the Merger, (b) the negotiation, preparation and review of this Agreement (including the Company Disclosure Schedule) and all Related Agreements and opinions delivered or to be delivered in connection with the transactions contemplated by this Agreement, (c) the preparation and submission of any filing or notice required to be made or given in connection with any of the transactions contemplated by this Agreement, (d) the obtaining of any Consent required to be obtained in connection with any transactions contemplated hereby, and (e) otherwise in connection with the Merger and the transactions contemplated hereby.

“Company Plan” has the meaning set forth in Section 3.18(i) of this Agreement.

“Company Options” mean options to purchase shares of Company Common Stock (whether granted by the Company pursuant to a stock option plan, assumed by the Company in connection with any merger, acquisition or similar transaction or otherwise issued or granted).

“Company Option Plans” mean the 1999 Stock Incentive Plan and any other stock option plan of the Company.

“Company Preferred Stock” means, collectively, the Company Series A Preferred Stock, Company Series B Preferred Stock, Company Series C Preferred Stock and Company Series D Preferred Stock.

4.

“Company Privacy Policy” means each external or internal, past or present privacy policy of the Company, including any policy relating to (i) the privacy of users of the Company’s products or website, (ii) the collection, storage, disclosure, and transfer of any User Data or Personal Data, and (iii) any employee information.

“Company Returns” has the meaning set forth in Section 3.17(a) of this Agreement.

“Company Series A Preferred Stock” means the Series A Convertible Preferred Stock of the Company, par value $0.001 per share.

“Company Series B Preferred Stock” means the Series B Convertible Preferred Stock of the Company, par value $0.001 per share.

“Company Series C Preferred Stock” means the Series C Convertible Preferred Stock of the Company, par value $0.001 per share.

“Company Series D Preferred Stock” means the Series D Convertible Preferred Stock of the Company, par value $0.001 per share.

“Company Software” has the meaning set forth in Section 3.11(n) of the Company Disclosure Schedule.

“Company Stock Certificate” has the meaning set forth in Section 2.3 of this Agreement.

“Company Stockholder” means a holder of Company Capital Stock as of immediately prior to the Effective Time.

“Company Subsidiary” means any Subsidiary of the Company.

“Company Warrant” means a warrant to purchase shares of Company Capital Stock.

“Consent” means any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

“Contract” means any written, oral or other agreement, contract, subcontract, lease, understanding, instrument, note, warranty, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature, whether express or implied.

“Current Assets” means the aggregate amount of the accounts receivable, short-term investments, inventory and prepaid and other current assets of the Company (including Cash and Cash Equivalents) as determined under GAAP consistent with the Company’s past practices.

“Current Liabilities” means the accounts payable and accrued liabilities of the Company, including, without limitation, (A) the short-term and long-term portion of Capitalized Leases to the extent not included in Company Indebtedness and deducted from the Merger Consideration at the Closing+ (B) accruals for doubtful accounts (C) any settlement payments for litigation in existence as of the date hereof to the extent that such settlement payments shall not have been paid for as of the Closing Date (D) any Company

5.

Merger Costs, in each case, to the extent such liability has not been paid as of the Closing Date or accounted for in full in calculating the Company Indebtedness Amount and as determined under GAAP consistent with the Company’s past practices and (E) any amounts paid pursuant to Section 6.6(b) for an extended reporting period endorsement under the Company’s existing directors’ and officers’ liability insurance policy.

“Damages” include any loss, damage, decline in value, injury, liability, claim, demand, settlement, judgment, award, fine, penalty, Tax, fee (including reasonable attorneys’ fees), charge, cost (including costs of investigation) or expense of any nature.

“DGCL” has the meaning set forth in the Recitals to this Agreement.

“Dissenting Shares” has the meaning set forth in Section 2.6(a) of this Agreement.

“Effective Time” has the meaning set forth in Section 1.3 of this Agreement.

“Encumbrance” means any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature affecting property, real or personal, tangible or intangible, including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset, any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset, any lease in the nature thereof and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statute of any jurisdiction).

“Entity” means any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

“Environmental Laws” means any Legal Requirement relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any Legal Requirement relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, recycling, transport or handling of Materials of Environmental Concern.

“Environmental Testing” has the meaning set forth in Section 5.1 of this Agreement.

“ERISA” has the meaning set forth in Section 3.18(j) of this Agreement.

“Escrow Agent” has the meaning set forth in Section 2.5(a) of this Agreement.

“Escrow Amount” has the meaning set forth in Section 2.5(a)(ii) of this Agreement.

“Escrow Claim Period” has the meaning set forth in Section 2.5(c) of this Agreement.

6.

“Escrow Contributors” has the meaning set forth in Section 2.7(b) of this Agreement.

“Escrow Fund” has the meaning set forth in Section 2.5(a)(ii) of this Agreement.

“Escrow Percentage” means the quotient obtained by dividing (A) the Remaining Non-Appraisal Right Escrow Amount by (B) the sum of the (x) Aggregate Series A, B and C Merger Consideration and (y) the Carve-Out Amount.

“Estimated Working Capital Amount” has the meaning set forth in Section 2.8(a) of the Agreement.

“Exchange Agent” means any bank or trust company appointed as agent by Parent to make disbursements of the Merger Consideration to the Company Stockholders hereunder.

“Export Approvals” has the meaning set forth in Section 3.16 of this Agreement.

“FAR” has the meaning set forth in Section 3.12(j)(iii) of the Agreement.

“FDA” means the United States Food and Drug Administration.

“Final Working Capital Amount” has the meaning set forth in Section 2.8(e) of the Agreement.

“FMLA” means the Family Medical Leave Act of 1993, as amended.

“Foreign Company Plan” means: (a) any plan, program, policy, practice, Contract or other arrangement mandated by a Governmental Body outside the United States; (b) any Company Plan maintained or contributed to by the Company that is not subject to U.S. federal or state law; and (c) any Company Plan that covers or has covered employees of the Company whose services are performed primarily outside of the United States.

“GAAP” means generally accepted accounting principles in the United States.

“Government Bid” means any quotation, bid or proposal submitted to any Governmental Body or any proposed prime contractor or higher-tier subcontractor of any Governmental Body.

“Government Contract” means any prime contract, subcontract, letter contract, purchase order or delivery order executed or submitted to or on behalf of any Governmental Body or any prime contractor or higher-tier subcontractor, or under which any Governmental Body or any such prime contractor or subcontractor otherwise has or may acquire any right or interest.

“Governmental Authorization” means any: (a) approval, permit, license, certificate, franchise, permission, clearance, registration, qualification or other authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Body.

7.

“Governmental Body” means any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign, supranational or other government; or (c) governmental, self-regulatory or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body or Entity and any court or other tribunal).

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, as amended.

“Indemnification Demand” has the meaning set forth in Section 10.6(a) of this Agreement.

“Indemnitors” has the meaning set forth in Section 10.2(a) of this Agreement.

“Intellectual Property” means all data, formulae, inventions (whether or not patentable), know-how, trade secrets, methods, processes, proprietary information, protocols, specifications, techniques, and other forms of technology (whether or not embodied in any tangible form and including all tangible embodiments of the foregoing, such as laboratory notebooks, samples, studies and summaries).

“Intellectual Property Rights” mean and includes all past, present, and future rights of the following types, which may exist or be created under the laws of any jurisdiction in the world: (a) rights associated with works of authorship, including exclusive exploitation rights, copyrights, moral rights, and mask works; (b) trademark and trade name rights and similar rights; (c) trade secret rights; (d) patents and industrial property rights; (e) other proprietary rights in Intellectual Property of every kind and nature; and (f) all registrations, renewals, extensions, combinations, divisions, or reissues of, and applications for, any of the rights referred to in clauses (a) through (e) above.

“Key Employee” has the meaning set forth in the Recitals to this Agreement.

“Key Stockholder” has the meaning set forth in the Recitals to this Agreement.

“Knowledge” means an individual will be deemed to have “Knowledge” of a particular fact or other matter if such individual has actual Knowledge of such fact or other matter. In the case of the Company’s Knowledge, the Company shall be deemed to have “Knowledge” of a fact or matter if Messrs. Flanders, Whitney, Murdza, Baldwin, Whitney, Simpson, Reiff, Williams or Ahern have actual Knowledge of such fact or matter or would reasonably be expected to have actual Knowledge of such fact or matter as a result of the performance of his duties.

“Leases” has the meaning set forth in Section 3.10(b) of this Agreement.

“Legal Proceeding” means any ongoing or threatened action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

8.

“Legal Requirement” means any federal, state, local, municipal, foreign or international, multinational other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body.

“Letter of Transmittal” has the meaning set forth in Section 2.4(b) of this Agreement.

“Made Available” means with respect to a document, the uploading of such document onto the electronic datasite established and maintained by the Company in connection with this Transaction in such a manner as to allow Parent (and Parent’s Representatives) the ability to view such document.

“Material Adverse Effect” An event, violation, inaccuracy, circumstance or other matter shall be deemed to have a “Material Adverse Effect” on the Company if such event, violation, inaccuracy, circumstance or other matter (considered together with all other events, violations, inaccuracies, circumstances or other matters that constitute exceptions to the Company’s representations and warranties set forth in this Agreement or in the Company’s Compliance Certificate or that would constitute exceptions to the Company’s representations and warranties set forth in this Agreement or in the Company’s Compliance Certificate but for the presence of materiality qualifications, or any similar qualifications, in such representations and warranties) would have a material adverse effect on the business, condition, assets, liabilities, operations, or financial performance of the Company, provided, however, that none of the following shall be deemed in themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be a Material Adverse Effect on the Company: (a) any change in the business, condition, assets, liabilities, operations, or financial performance of the Company caused by the transactions contemplated by this Agreement or the announcement thereof, (b) any adverse change, effect or occurrence attributable to the United States economy as a whole or the industries in which the Company competes that do not disproportionately impact the Company, or (c) any act or threat of terrorism or war anywhere in the world, any armed hostilities or terrorist activities anywhere in the world, any threat or escalation of armed hostilities or terrorist activities anywhere in the world or any governmental or other response or reaction to any of the foregoing.

“Materials of Environmental Concern” means chemicals, pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products and any other substance and matter in any state (solid, liquid, gaseous state) that is now or hereafter regulated by any Environmental Law or that is otherwise considered by any Environmental Law or any Governmental Body as a danger or potential danger to health, reproduction or the environment.

“Merger” has the meaning set forth in the Recitals to this Agreement.

“Merger Consideration” means $21,500,000.

“Merger Consideration Spreadsheet” has the meaning set forth in Section 2.7(b) of this Agreement.

“Merger Sub” has the meaning set forth in the introductory paragraph of this Agreement.

9.

“Neutral Auditor” has the meaning set forth in Section 2.8(e) of the Agreement.

“Non-Appraisal Right Escrow Amount” has the meaning set forth in Section 2.5(a)(i) of the Agreement.

“Non-Appraisal Right Escrow Fund” has the meaning set forth in Section 2.5(a)(i) of the Agreement.

“Non-Appraisal Right Indemnification Claim Period” has the meaning set forth in Section 2.5(c) of the Agreement

“Objection Notice” has the meaning set forth in Section 2.8(d) of the Agreement.

“Open Source Software” means any software code that is distributed as “free software” or “open source software” or is otherwise distributed publicly in source code form under terms that permit modification and redistribution of such software. Open Source Code includes software code that is licensed under the GNU General Public License, GNU Lesser General Public License, Mozilla License, Common Public License, Apache License, BSD License, Artistic License, or Sun Community Source License.

“Order” means any decree, permanent injunction, order or similar action.

“Parent” has the meaning set forth in the introductory paragraph of this Agreement.

“Parent Indemnitees” mean the following Persons: (a) Parent; (b) Parent’s current and future Affiliates (including the Surviving Corporation); (c) the respective Representatives of the Persons referred to in clauses “(a)” and “(b)” above; and (d) the respective successors and assigns of the Persons referred to in clauses “(a),” “(b)” and “(c)” above.

“Parent Proposed Working Capital Amount” has the meaning set forth in Section 2.8(b) of the Agreement.

“Parent Working Capital Schedule” has the meaning set forth in Section 2.8(b) of the Agreement.

“Parent Subsidiary” means any Subsidiary of Parent.

“Payoff Letters” have the meaning set forth in Section 7.6(l) of this Agreement.

“Pension Company Plan” has the meaning set forth in Section 3.18(l) of this Agreement.

“Per Share Series A Liquidation Preference” means $0.37046.

“Per Share Series B Liquidation Preference” means $2.22278.

“Per Share Series C Liquidation Preference” means $4.32330.

“Per Share Series D Liquidation Preference” means $0.54793.

10.

“Per Shares Series A Payment” is equal to quotient of (A) the product of (y) the Remaining Amount multiplied by (z) the Series A Pro Rata Multiplier, divided by (B) the Closing Series A Share Number.

“Per Shares Series B Payment” is equal to quotient of (A) the product of (y) the Remaining Amount multiplied by (z) the Series B Pro Rata Multiplier, divided by (B) the Closing Series B Share Number.

“Per Shares Series C Payment” is equal to quotient of (A) the product of (y) the Remaining Amount multiplied by (z) the Series C Pro Rata Multiplier, divided by (B) the Closing Series C Share Number.

“Person” means any individual, Entity or Governmental Body.

“Personal Data” means a natural person’s name, street address, telephone number, e-mail address, photograph, social security number, driver’s license number, passport number, or customer or account number, or any other piece of information that allows the identification of a natural person.

“Pre-Closing Period” has the meaning set forth in Section 5.1 of this Agreement.

“Product Licenses” has the meaning set forth in Section 3.25(a) of this Agreement.

“Pro Rata Share” means the quotient of (a) one divided by (b) the Closing Company Share Number.

“Recommendation” has the meaning set forth in Section 5.5(b) of this Agreement.

“Registered IP” means all Intellectual Property Rights that are registered, filed, or issued under the authority of any Governmental Body, including all patents, registered copyrights, registered mask works, and registered trademarks and all applications for any of the foregoing.

“Related Agreements” mean the Escrow Agreement, General Releases, the Non-Competition Agreements, and any other documents or agreements executed in connection with this Agreement or the transactions contemplated hereby.

“Related Party” has the meaning set forth in Section 3.21 of this Agreement.

“Release” means any spilling, leaking, emitting, discharging, depositing, escaping, leaching, dumping or other releasing into the environment or into a drain, sink or other conveyance, whether intentional or unintentional.

“Remaining Amount” means (A) the Closing Consideration minus (B) the Aggregate Series D Liquidation Preference.

“Remaining Non-Appraisal Right Escrow Amount” means (A) the Non-Appraisal Right Escrow Amount minus (B) the product of (x) the Series D Escrow Percentage and (y) the Series D Aggregate Liquidation Preference.

11.

“Representatives” include a Person’s officers, directors, employees, agents, accountants, advisors, consultants and representatives, including, without limitations, Person’s retained or engaged in connection with Environmental Testing.

“Required Company Stockholder Approval” has the meaning set forth in Section 3.23(b) of this Agreement.

“Resolution Period” has the meaning set forth in Section 2.8(d) of the Agreement.

“Response” has the meaning set forth in Section 10.6(b) of this Agreement.

“Retention Plan” means the Company’s Key Employee Retention Plan dated December 20, 2007, as amended.

“Series A, B and C Aggregate Liquidation Preference” means the sum of (A) the Series A Aggregate Liquidation Preference, (B) the Series B Aggregate Liquidation Preference and (C) the Series C Aggregate Liquidation Preference.

“Series A Aggregate Liquidation Preference” means the product obtained by multiplying (A) the Closing Company Series A Share Number by (B) the Per Share Series A Liquidation Preference.

“Series B Aggregate Liquidation Preference” means the product obtained by multiplying (A) the Closing Company Series B Share Number by (B) the Per Share Series B Liquidation Preference.

“Series C Aggregate Liquidation Preference” means the product obtained by multiplying (A) the Closing Company Series C Share Number by (B) the Per Share Series C Liquidation Preference.

“Series D Aggregate Liquidation Preference” means the product obtained by multiplying (A) the Closing Company Series D Share Number by (B) the Per Share Series D Liquidation Preference.

“Series D Additional Escrow Percentage” means the amount obtained by dividing the (A) product of (x) the sum of the Appraisal Rights Escrow Amount and the Stockholders’ Representative Escrow Amount and (y) the quotient of (i) the aggregate contribution of the holders of Company Series D Preferred Stock to the Non-Appraisal Right Escrow Amount and (ii) the Non-Appraisal Right Escrow Amount, by (B) the Series D Aggregate Liquidation Preference.

“Series D Escrow Percentage” means two percent (2%).

“Series A Pro Rata Multiplier” means an amount equal to the quotient obtained by dividing (A) the Series A Aggregate Liquidation Preference by (B) the Series A, B and C Aggregate Liquidation Preference.

12.

“Series B Pro Rata Multiplier” means an amount equal to the quotient obtained by dividing (A) the Series B Aggregate Liquidation Preference by (B) the Series A, B and C Aggregate Liquidation Preference.

“Series C Pro Rata Multiplier” means an amount equal to the quotient obtained by dividing (A) the Series C Aggregate Liquidation Preference by (B) the Series A, B and C Aggregate Liquidation Preference.

“Stockholders’ Representative” has the meaning set forth in the introductory paragraph of this Agreement.

“Stockholders’ Representative Escrow Amount” has the meaning set forth in Section 2.5(a)(iii) of the Agreement.

“Stockholders’ Representative Escrow Fund” has the meaning set forth in Section 2.5(a)(iii) of the Agreement.

“Stockholders’ Representative Proposed Working Capital Deficit Amount” has the meaning set forth in Section 2.8(d) of the Agreement.

“Subsidiary” Any Entity is deemed to be a “Subsidiary” of another Person if such Person directly or indirectly (a) has the power to direct the management or policies of such Entity or (b) owns, beneficially or of record, (i) an amount of voting securities or other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s board of directors or other governing body, or (ii) at least 50% of the outstanding equity or financial interests of such Entity.

“Surviving Corporation” has the meaning set forth in the Recitals to this Agreement.

“Tax” means any tax (including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax or payroll tax), levy, assessment, tariff, duty (including any customs duty), deficiency or fee, and any related charge or amount (including any fine, penalty or interest), imposed, assessed or collected by or under the authority of any Governmental Body.

“Tax Return” means any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

“Termination Date” has the meaning set forth in Section 9.1(f) of this Agreement.

“Unaudited Interim Balance Sheet” has the meaning set forth in Section 3.4(a)(ii) of this Agreement.

13.

“User Data” means any Personal Data or other data or information collected by or on behalf of the Company from users of the Company’s products or website.

“Working Capital” means Current Assets minus Current Liabilities.

“Working Capital Deficit Amount” has the meaning set forth in Section 2.8(g).

14.

EXHIBIT D

Form of Escrow Agreement

ESCROW AGREEMENT

THIS ESCROW AGREEMENT (the “Agreement”) is made and entered into as of December 24, 2008 (the “Closing Date”), by and among VOLCANO CORPORATION, a Delaware corporation (“Parent”), WILLIAM SEIFERT, in his capacity as the agent for the individuals and entities set forth on Schedule B-1 and B-2 (collectively, the “Escrow Contributors”) attached hereto (including any successor as stockholders’ representative, the “Stockholders’ Representative”), and U.S. BANK NATIONAL ASSOCIATION, a national banking association duly organized and existing under the laws of the United States of America, with its principal offices in Los Angeles, California (the “Escrow Agent”). The Parent and Stockholders’ Representative are sometimes referred to herein, collectively as the “Interested Parties”.

WHEREAS, Parent, Hummingbird Merger, Inc., a Delaware corporation and wholly owned subsidiary of Parent, Axsun Technologies, Inc. (the “Company”) and the Stockholders’ Representative are parties to that certain Agreement and Plan of Merger dated as of December 22, 2008, a copy of which is attached hereto as Schedule A (the “Merger Agreement”);

WHEREAS, pursuant to Section 2.5 of the Merger Agreement Parent agrees to deposit cash otherwise payable as Closing Consideration to the Escrow Contributors into three separately designated escrow funds to be held in accordance with the terms of the Merger Agreement and this Agreement; and

WHEREAS, Escrow Agent has agreed to hold and administer the Escrow Deposits (as defined below) in accordance with the terms of this Agreement.

NOW, THEREFORE, in consideration of the mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

SECTION 12

ESTABLISHMENT OF ESCROW

12.1 Escrow Deposit. Simultaneously with or promptly following the execution of this Agreement, Parent shall deposit with the Escrow Agent, by wire transfer of cash, an aggregate of Two Million One Hundred Fifty Thousand Dollars ($2,150,000) (the “Non-Appraisal Right Escrow Deposit”), One Hundred Twenty Thousand Dollars ($120,000) (the “Appraisal Right Escrow Deposit”) and Two Hundred Fifteen Thousand Dollars ($215,000) (the “Stockholders’ Representative Escrow Deposit”). The Non-Appraisal Right Escrow Deposit, the Appraisal Right Escrow Deposit and the Stockholders’ Representative Escrow Deposit are each individually an “Escrow Deposit” and collectively, the “Escrow Deposits”. The Non-Appraisal Right Escrow Deposit, together with any investment income or proceeds received by the Escrow Agent from the investment thereof from time to time pursuant to Section 2.1 below,

15.

shall be hereinafter referred to as “Non-Appraisal Right Escrow Property”), the Appraisal Right Escrow Deposit, together with any investment income or proceeds received by the Escrow Agent from the investment thereof from time to time pursuant to Section 2.1 below, shall be hereinafter referred to as “Appraisal Right Escrow Property”) and the Stockholders’ Representative Escrow Deposit, together with any investment income or proceeds received by the Escrow Agent from the investment thereof from time to time pursuant to Section 2.1 below, shall be hereinafter referred to as “Stockholders’ Representative Escrow Property”, together with the Non-Appraisal Right Escrow Property and Appraisal Right Escrow Property, individually an “Escrow Property” and collectively, the “Escrow Properties”).

12.2 Escrow Accounts. The Escrow Agent agrees to hold each Escrow Property in a separately designated account established with the Escrow Agent (the “Appraisal Right Escrow Account,” “Non-Appraisal Right Escrow Account” and the “Stockholders’ Representative Escrow Account”, respectively, and together, individually an “Escrow Account”, and collectively, the “Escrow Accounts”) and to administer the Escrow Property in accordance with the terms of this Agreement.

12.3 Transferability. The interests of the Escrow Contributors in the Escrow Accounts and in the Escrow Properties shall not be assignable or transferable, other than (a) by operation of law or (b) by the laws of descent and distribution, provided, however, that no such assignment or transfer shall be recognized or given effect until Parent and the Escrow Agent shall have received written notice of such assignment or transfer.

12.4 Trust Fund. The Escrow Properties shall not be subject to any lien, attachment, trustee process or any other judicial process of any creditor of any Escrow Contributor or of any party hereto. Notwithstanding the foregoing, if any portion of the Escrow Properties shall be attached, garnished, or levied upon pursuant to judicial process, or the delivery of any portion of the Escrow Properties shall be stayed or enjoined by any arbitration decision or court order, or any arbitration decision or court order shall be made or entered into affecting such portion of the Escrow Properties, the Escrow Agent is hereby expressly authorized to obey and comply with such arbitration decision or court order. In the event the Escrow Agent obeys or complies with any arbitration decision or court order, it shall not be liable to any person, firm or corporation by reason of such compliance, notwithstanding the subsequent reversal, modification, annulment, or setting aside of such arbitration decision or court order.

SECTION 13

INVESTMENT OF ESCROW PROPERTIES

13.1 Permissible Investments. If the Escrow Agent shall have received specific written investment instruction from the Parent and Stockholders’ Representative (which shall include instructions as to term to maturity, if applicable), on a timely basis, the Escrow Agent shall invest the Escrow Properties pursuant to and as directed in such instruction. In the absence of written instructions, Escrow Properties will be invested (as authorized in Schedule D attached hereto and made a part hereof) in the Escrow Agent’s:

(a) First American Treasury Obligations Class A Fund;

16.

(b) First American Government Obligations Class A Fund; and

(c) such other investments as Parent and the Stockholders’ Representative may from time to time mutually agree upon in writing executed and delivered by Parent and the Stockholders’ Representative to the Escrow Agent.

13.2 Escrow Agent Not Responsible for Investment Decisions. All earnings received from the investment of the Escrow Properties shall be credited to, and shall become a part of, the respective Escrow Properties (and any losses on such investments shall be debited to the applicable Escrow Account). The Escrow Agent shall have no liability for any investment losses to the extent it invests the Escrow Properties in compliance with Section 2.1 of this Agreement.

SECTION 14

DISBURSEMENTS OF ESCROW PROPERTIES

14.1 Distributions of Escrow Properties. The Escrow Agent shall only disburse the Escrow Properties in the manner provided in this Article 3.

(a) If any Parent Indemnitee (as defined in Section 14.2. below) asserts a demand against any Escrow Properties in connection with a claim for indemnification as provided under the Merger Agreement, Parent shall comply with the procedures set forth in Section 3.4 below. For the avoidance of doubt, no claim may be made by a Parent Indemnitee with respect the Stockholders’ Representative Escrow Property, and such Stockholders’ Representative Escrow Property is to be maintained by the Escrow Agent solely for the purpose of reimbursing the costs, fees and expenses of the Stockholders’ Representative under this Agreement and the Merger Agreement.

(b) Any disbursements from the Escrow Properties pursuant to this Article 3 shall reduce each Escrow Contributor’s interest in the Escrow Properties in proportion to each such Escrow Contributor’s Escrow Percentage (as set forth on Schedules B-1 and B-2.)

(c) Notwithstanding any provision contained herein to the contrary Escrow Agent is authorized and directed to transfer:

(i) all or any portion of the Non-Appraisal Right Escrow Property or Appraisal Right Escrow Property in accordance with the joint written instructions of Parent and the Stockholders’ Representative; and

(ii) all or any portion of the Stockholders’ Representative Escrow Property in accordance with written instructions solely from Stockholders’ Representative.

14.2 Distributions upon Expiration of Escrow Claim Periods.

(a) Subject to the provisions of this Article 3, upon expiration of the period beginning on the date hereof and ending on January 12th, 2008 (the “Appraisal Rights Claim Period”) the Escrow Agent shall reserve from the Appraisal Right Escrow Property the Appraisal Rights Pending Claim Amount (as defined below) and distribute or cause to be distributed the balance

17.

of any remaining Appraisal Rights Escrow Property: (1) in the case of Appraisal Rights Escrow Property owed to the individuals and entities set forth on Exhibit B-1, to US Bank National Association as the Exchange Agent under the Exchange Agent Agreement (or its successor pursuant to that certain Exchange Agent Agreement of even date herewith) (the “Exchange Agent”), to be paid in proportion to such Escrow Contributors Escrow Percentages and (2) in the case of Appraisal Rights Escrow Property owed to the individuals and entities set forth on Exhibit B-2, to Parent for distribution in proportion to such Escrow Contributors Escrow Percentages. Notwithstanding anything to the contrary contained herein, the Escrow Agent shall not distribute any remaining portion of the Appraisal Rights Escrow Property to the Exchange Agent pursuant to this Section 3.2 until such time as the Final Working Capital Amount has been determined in accordance with Section 2.8 of the Merger Agreement (the occurrence of which shall be communicated to the Escrow Agent in writing by the Interested Parties).

(b) Subject to the provisions of this Article 3, upon expiration of the period beginning on the date hereof and ending on March 24, 2010 (the “Non-Appraisal Rights Escrow Claim Period”, together with the Appraisal Rights Claim Period, individually a “Escrow Claim Period”, and collectively, “Escrow Claim Periods”), the Escrow Agent shall reserve from the Non-Appraisal Rights Escrow Property the Non-Appraisal Rights Pending Claim Amount (as defined below) and distribute or cause to be distributed any remaining portion of the balance of any remaining Non-Appraisal Rights Escrow Property: (1) in the case of Appraisal Rights Escrow Property owed to the individuals and entities set forth on Exhibit B-1, to the Exchange Agent, to be paid in proportion to such Escrow Contributors Escrow Percentages and (2) in the case of Appraisal Rights Escrow Property owed to the individuals and entities set forth on Exhibit B-2, to Parent for distribution in proportion to such Escrow Contributors Escrow Percentages.

(c) Upon expiration of the Non-Appraisal Rights Escrow Claim Period, the Escrow Agent shall reserve from the Stockholders’ Representative Escrow Property an amount as specified in writing and properly claimed by the Stockholders’ Representative for reimbursement of such Stockholders’ Representatives fees, costs and expenses under this Agreement and the Merger Agreement, and distribute or cause to be distributed any remaining portion of the balance of any remaining Stockholders’ Representative Escrow Property: (1) in the case of Stockholders’ Representative Escrow Property owed to the individuals and entities set forth on Exhibit B-1, to the Exchange Agent, to be paid in proportion to such Escrow Contributors Escrow Percentages and (2) in the case of Stockholders’ Representative Escrow Property owed to the individuals and entities set forth on Exhibit B-2, to Parent for distribution in proportion to such Escrow Contributors Escrow Percentages.

(d) Notwithstanding the foregoing, in the event Parent has timely made a claim in accordance with this Article 3 that remains unresolved at the end of the applicable Escrow Claim Period, then such claim shall survive the end of such applicable Escrow Claim Period until such time as such claim is fully and finally resolved. If on or prior to the expiration of the applicable Escrow Claim Period:

(i) Parent has made an Indemnification Demand (as defined in Section 3.4(a), below) containing a claim with respect to the Appraisal Right Escrow Property which has not been resolved prior to the expiration of the Appraisal Rights Claim

18.

Period in accordance with this Article 3, the Escrow Agent shall retain in the Appraisal Right Escrow Account after the expiration of the Appraisal Rights Claim Period, the applicable portion of the Appraisal Right Escrow Property having an aggregate value equal to the Asserted Damages Amount (as defined in Section 3.4(a), below) with respect to the Appraisal Right Escrow Property or contested portion of such Asserted Damages Amount, as the case may be, with respect to all claims which have not then been resolved (a “Appraisal Rights Pending Claim Amount”); and

(ii) Parent has made an Indemnification Demand containing a claim with respect to the Non-Appraisal Right Escrow Property which has not been resolved prior to the expiration of the Non-Appraisal Rights Claim Period in accordance with this Article 3, the Escrow Agent shall retain in the Non-Appraisal Right Escrow Account after the expiration of the Non-Appraisal Rights Claim Period, the applicable portion of the Non-Appraisal Right Escrow Property having an aggregate value equal to the Asserted Damages Amount with respect to the Non-Appraisal Right Escrow Property or contested portion of such Asserted Damages Amount, as the case may be, with respect to all claims which have not then been resolved (a “Non-Appraisal Rights Pending Claim Amount” and with the Appraisal Rights Pending Claim Amount, collectively, the “Pending Claim Amount” and each, individually, a “Pending Claim Amount”); and

After the expiration of an applicable Escrow Claim Period, and as any Indemnification Demands with respect to any Pending Claim Amount are fully and finally resolved in accordance with applicable provisions of the Merger Agreement, the Stockholders’ Representative and Parent shall deliver joint instructions to the Escrow Agent to disburse the remaining portions of the Appraisal Rights Escrow Property or Non-Appraisal Rights Escrow Property, as applicable and if any, in accordance with such resolution and to pay to the Exchange Agent (for distribution to the Escrow Contributors) any amount of a Pending Claim Amount in excess of the aggregate amount made the subject of an applicable Pending Claim. The parties hereto expressly agree that upon a final, binding and conclusive arbitration judgment in accordance with Section 10.6 of the Merger Agreement or the entry by Parent and the Stockholders’ Representative into a settlement agreement or similar agreement, which results in the final determination of an Indemnification Demand (“Final Determination”), Parent and the Stockholders’ Representative shall promptly (but in no event later than five (5) days after the occurrence of a Final Determination) deliver to the Escrow Agent joint written instructions regarding the release of the applicable portion of the Escrow Properties in accordance with such Final Determination.

14.3 It is understood and agreed that, should any dispute arise with respect to the delivery, ownership, right of possession, and/or disposition of any Escrow Properties, or should any claim be made upon the Escrow Agent or any Escrow Properties by a third party, the Escrow Agent upon receipt of notice of such dispute or claim is authorized and shall be entitled (at its sole option and election) to retain in its possession without liability to anyone, all or any of such Escrow Properties until such dispute shall have been settled pursuant to a Final Determination. The Escrow Agent may, but shall be under no duty whatsoever to, institute or defend any legal proceedings which relate to such Escrow Properties.

19.

14.4 Indemnification Claims.

(a) If any Parent Indemnitee desires to seek indemnification under Section 10 of the Merger Agreement and makes a claim against the applicable Escrow Properties with respect thereto, Parent shall deliver, in good faith, a written demand (an “Indemnification Demand”) to the Stockholders’ Representative and the Escrow Agent which contains (i) a description and the amount (the “Asserted Damages Amount”) of any Damages incurred or reasonably expected to be incurred by the Parent Indemnitee, (ii) a statement that the Parent Indemnitee is entitled to indemnification under Section 10 of the Merger Agreement for such Damages and a reasonable explanation of the basis therefor (including an identification of the the applicable Escrow Property and Escrow Account that Parent is pursuing an indemnification claim against), and (iii) a demand for payment in the amount of such Asserted Damages Amount. The Escrow Agent shall not be authorized to release any Escrow Property to any Parent Indemnitee to satisfy the Asserted Damages Amount unless and until the Escrow Agent receives the joint written instruction of the Stockholders’ Representative and Parent.

(b) The Stockholders’ Representative and Parent shall comply with Section 10.6 of the Merger Agreement in determining what portion, if any, of the Asserted Damages Amount should be paid to Parent from the Escrow Property and thereafter, the Stockholders’ Representative and Parent shall provide joint written instruction to the Escrow Agent to disburse Escrow Property in accordance with Section 10.6 of the Merger Agreement.

(c) From time to time, Escrow Agent shall transfer Escrow Property in an Escrow Account to Parent upon the joint instructions of the Stockholders’ Representative and Parent as all or any portion of Parent’s claim subject to an Indemnification Claim is finally settled or arbitrated in accordance with the Merger Agreement. The parties hereto expressly agree that upon a Final Determination, Parent and the Stockholders’ Representative shall promptly (but no in event later than five (5) days after the occurrence of such Final Determination) deliver to the Escrow Agent joint, written instructions regarding the release of the applicable Escrow Property in accordance with such Final Determination.

SECTION 15

COMPENSATION; EXPENSES

15.1 Parent agrees (i) to pay or reimburse the Escrow Agent for its attorney’s fees and expenses incurred in connection with the preparation of this Agreement and (ii) to pay the Escrow Agent’s compensation for its normal services hereunder in accordance with the fee schedule attached hereto as Schedule C and made a part hereof, which may be subject to change hereafter by the Escrow Agent on an annual basis.

15.2 Parent agrees to reimburse the Escrow Agent on demand for all costs and expenses incurred in connection with the administration of this Agreement or the escrow created hereby or the performance or observance of its duties hereunder which are in excess of its compensation for normal services hereunder, including without limitation, payment of any legal fees and expenses incurred by the Escrow Agent in connection with resolution of any claim by any party hereunder.

20.

15.3 Notwithstanding anything herein to the contrary, the Escrow Agent shall have and is hereby granted a possessory lien on and security interest in the Escrow Properties, and all proceeds thereof, to secure payment of all amounts owing to it from time to time hereunder, whether now existing or hereafter arising. The Escrow Agent shall have the right to deduct from the Escrow Properties (in proportion to the aggregate amount of each Escrow Property then remaining in each Escrow Account), and proceeds thereof, any such sums, upon one Business Day’s notice to the Interested Parties of its intent to do so.

SECTION 16

EXCULPATION AND INDEMNIFICATION

16.1 Each Interested Party acknowledges and agrees that the Escrow Agent (i) shall not be responsible for any of the agreements referred to or described herein (including without limitation the Merger Agreement), or for determining or compelling compliance therewith, and shall not otherwise be bound thereby, (ii) shall be obligated only for the performance of such duties as are expressly and specifically set forth in this Agreement on its part to be performed, each of which is ministerial (and shall not be construed to be fiduciary) in nature, and no implied duties or obligations of any kind shall be read into this Agreement against or on the part of the Escrow Agent, (iii) shall not be obligated to take any legal or other action hereunder which might in its judgment involve or cause it to incur any expense or liability unless it shall have been furnished with acceptable indemnification, (iv) may rely on and shall be protected in acting or refraining from acting upon any written notice, instruction (including, without limitation, wire transfer instructions, whether incorporated herein or provided in a separate written instruction), instrument, statement, certificate, request or other document furnished to it hereunder and believed by it to be genuine and to have been signed or presented by the proper person, and shall have no responsibility for making inquiry as to or determining the genuineness, accuracy or validity thereof, or of the authority of the person signing or presenting the same, and (v) may consult counsel satisfactory to it, including in-house counsel, and the opinion or advice of such counsel in any instance shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in accordance with the opinion or advice of such counsel. Documents and written materials referred to in this paragraph include, without limitation, e-mail and other electronic transmissions capable of being printed, whether or not they are in fact printed; and any such e-mail or other electronic transmission may be deemed and treated by the Escrow Agent as having been signed or presented by a person if it bears, as sender, the person’s e-mail address.

16.2 The Escrow Agent shall not be liable to anyone for any action taken or omitted to be taken by it hereunder except in the case of the Escrow Agent’s gross negligence or willful misconduct in breach of the terms of this Agreement. In no event shall the Escrow Agent be liable for indirect, punitive, special or consequential damage or loss (including but not limited to lost profits) whatsoever, even if the Escrow Agent has been informed of the likelihood of such loss or damage and regardless of the form of action.

16.3 The Escrow Agent shall have no more or less responsibility or liability on account of any action or omission of any book-entry depository, securities intermediary or other subescrow agent employed by the Escrow Agent than any such book-entry depository, securities intermediary or other subescrow agent has to the Escrow Agent, except to the extent that such action or omission of any book-entry depository, securities intermediary or other subescrow agent was caused by the Escrow Agent’s own gross negligence or willful misconduct in breach of this Agreement.

21.

16.4 The Escrow Agent is hereby authorized, in making or disposing of any investment permitted by this Agreement, to deal with itself (in its individual capacity) or with any one or more of its affiliates, whether it or such affiliate is acting as a subagent of the Escrow Agent or for any third person or dealing as principal for its own account.

16.5 Notwithstanding any term appearing in this Agreement to the contrary, in no instance shall the Escrow Agent be required or obligated to distribute any Escrow Property (or take other action that may be called for hereunder to be taken by the Escrow Agent) sooner than two (2) Business Days after (i) it has received the applicable documents required under this Agreement in good form, or (ii) passage of the applicable time period (or both, as applicable under the terms of this Agreement), as the case may be.

16.6 All deposits and payments hereunder, or pursuant to the terms hereof (including without limitation all payments to the Escrow Agent pursuant to Section 4), shall be in U.S. dollars.

16.7 Each of the Interested Parties and Escrow Contributors covenants and agrees, jointly and severally, to indemnify the Escrow Agent (and its directors, officers and employees) and hold it (and such directors, officers and employees) harmless from and against any loss, liability, damage, cost and expense of any nature incurred by the Escrow Agent arising out of or in connection with this Agreement or with the administration of its duties hereunder, including but not limited to attorney’s fees and other costs and expenses of defending or preparing to defend against any claim of liability unless and except to the extent such loss, liability, damage, cost and expense shall be caused by the Escrow Agent’s gross negligence, or willful misconduct. The foregoing indemnification and agreement to hold harmless shall survive the termination of this Agreement.

16.8 Each of the Interested Parties and Escrow Contributors agrees, jointly and severally, (i) to assume any and all obligations imposed now or hereafter by any applicable tax law with respect to any payment or distribution of the Escrow Property or performance of other activities under this Agreement, (ii) to instruct the Escrow Agent in writing with respect to the Escrow Agent’s responsibility for withholding and other taxes, assessments or other governmental charges, and to instruct the Escrow Agent with respect to any certifications and governmental reporting that may be required under any laws or regulations that may be applicable in connection with its acting as Escrow Agent under this Agreement, and (iii) to indemnify and hold the Escrow Agent harmless from any liability or obligation on account of taxes, assessments, additions for late payment, interest, penalties, expenses and other governmental charges that may be assessed or asserted against the Escrow Agent in connection with, on account of or relating to the Escrow Property, the management established hereby, any payment or distribution of or from the Escrow Property pursuant to the terms hereof or other activities performed under the terms of this Agreement, including without limitation any liability for the withholding or deduction of (or the failure to withhold or deduct) the same, and any liability for failure to obtain proper certifications or to report properly to governmental authorities in connection with this Agreement, including costs and expenses (including reasonable legal fees and expenses), interest and penalties. The foregoing indemnification and agreement to hold harmless shall survive the termination of this Agreement.

22.

SECTION 17

TERMINATION OF AGREEMENT

17.1 This Agreement shall terminate if and when, and not before all Escrow Properties shall have been distributed by the Escrow Agent in accordance with the terms of this Agreement; provided, however, that the rights and obligations of the parties hereto shall survive the termination hereof.

SECTION 18

RESIGNATION OF ESCROW AGENT

18.1 The Escrow Agent may at any time resign as Escrow Agent hereunder by giving thirty (30) days’ prior written notice of resignation to the Parent and the Stockholders’ Representative. Prior to the effective date of the resignation as specified in such notice, the Parent will issue to the Escrow Agent a written instruction authorizing redelivery of the Escrow Properties to a bank or trust company that it selects as successor to the Escrow Agent hereunder., subject to the consent of the Stockholders’ Representative (which consent shall not be unreasonably withheld or delayed). If, however, the Parent shall fail to name such a successor escrow agent within twenty (20) days after the notice of resignation from the Escrow Agent, the Stockholders’ Representative shall be entitled to name such successor escrow agent. If no successor escrow agent is named by the Parent or the Stockholders’ Representative, the Escrow Agent shall have the right to appoint a successor escrow agent, which successor shall be reasonably acceptable to Parent and the Stockholders’ Representative.

SECTION 19

NOTICES; WIRING INSTRUCTIONS

19.1 Notices. Any notice permitted or required hereunder shall (subject to the terms of Section 5, which shall permit the Escrow Agent, at its option, to accept and rely upon confirmed e-mail or equivalent electronic transmission as a communication received in writing) be in writing, and shall be sent (i) by personal delivery, overnight delivery by a recognized courier or delivery service, or (ii) mailed by registered or certified mail, return receipt requested, postage prepaid, or (iii) by confirmed telecopy accompanied by mailing of the original on the same day by first class mail, postage prepaid, in each case the parties at their address set forth below (or to such other address as any such party may hereafter designate by written notice to the other parties).

23.

if to Parent:

VOLCANO CORPORATION

2870 Kilgore Road

Rancho Cordova, CA 95670

Attn: John Dahldorf, CFO

Fax: (916) 638-7976

with copy to (which copy shall not constitute notice):

COOLEY GODWARD KRONISH LLP

4401 Eastgate Mall

San Diego, CA 92121

Attn: Barbara Borden, Esq.

Fax: (858) 550-6420

if to Stockholders’ Representative:

WILLIAM SEIFERT

c/o Prism Venture Works

117 Kendrick Street, Suite 200

Needham, MA 02494

Attn: William Seifert

Fax: (781) 302-4040

with copy to (which copy shall not constitute notice):

DINA CIARIBOLI

c/o Prism Venture Works

117 Kendrick Street, Suite 200

Needham, MA 02494

Attn: William Seifert

Fax: (781) 302-4040

if to the Escrow Agent:

U.S. BANK NATIONAL BANK ASSOCIATION

Corporate Trust Services

633 West 5th Street, 24th Floor

Los Angeles, CA 90071

Attention: Ismael Diaz

Facsimile: (213) 615-6199

24.

19.2 Wiring Instructions. Any funds to be paid to or by the Escrow Agent hereunder shall be sent by wire transfer pursuant to the following instructions (or by such method of payment and pursuant to such instruction as may have been given in advance and in writing to or by the Escrow Agent, as the case may be, in accordance with Section 8.1 above):

If to Parent:

Bank: JPMorgan Chase Bank

ABA #: 021000021

A/C #: 000000747500346

Ref: VOLCANO CORP. ESCROW ACCT.

If to Escrow Agent:

Bank: U.S. BANK N.A.

ABA #: 091000022

FBO: U.S. BANK TRUST N.A.

ACCT: 180121167365

REF: VOLCANO CORP. ESCROW ACCT.

ATTN: ISMAEL DIAZ (213) 615-6063

SECTION 20

GOVERNING LAW; JURISDICTION; WAIVER OF JURY TRIAL

20.1 THIS ESCROW AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF CALIFORNIA.

20.2 Each of the parties hereto hereby absolutely and irrevocably consents and submits to the exclusive jurisdiction of the courts in the State of California and of any Federal court located in said state in connection with any actions or proceedings brought against the parties by another party arising out of or relating to this Agreement. In any such action or proceeding, the parties each hereby absolutely and irrevocably (i) waives any objection to jurisdiction or venue, (ii) waives personal service of any summons, complaint, declaration or other process, and (iii) agrees that the service thereof may be made by certified or registered first-class mail directed to such party, as the case may be, at their respective addresses set forth in Article 8, hereof.

20.3 THE ESCROW AGENT AND THE INTERESTED PARTIES HEREBY WAIVE A TRIAL BY JURY OF ANY AND ALL ISSUES ARISING IN ANY ACTION OR PROCEEDING BETWEEN THEM OR THEIR SUCCESSORS OR ASSIGNS, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF ITS PROVISIONS OR ANY NEGOTIATIONS IN CONNECTION HEREWITH.

25.

SECTION 21

TAX REPORTING INFORMATION

21.1 Tax Reporting. The Interested Parties agree that, for tax reporting purposes, all interest or other income earned from the investment of the Escrow Properties in any tax year shall (i) to the extent such interest or other income is distributed by the Escrow Agent to any person or entity pursuant to the terms of this Agreement during such tax year, be reported as allocated to such person or entity, and (ii) otherwise shall be reported as allocated to the Escrow Contributors in accordance with the percentages set forth in Schedule B hereto.

21.2 Certification of Taxpayer Identification Number. The Interested Parties hereto agree to provide the Escrow Agent with their certified tax identification numbers by signing and returning Forms W-9 (or Forms W-8, in case of non-U.S. persons) to the Escrow Agent within 30 days after the date hereof. The Interested Parties understand that, in the event their tax identification numbers are not certified to the Escrow Agent, the Internal Revenue Code, as amended from time to time, may require withholding of a portion of any interest or other income earned on the investment of the Escrow Properties.

SECTION 22

AUTOMATIC SUCCESSION

22.1 Any bank or corporation into which the Escrow Agent may be merged or with which it may be consolidated, or any bank or corporation to whom the Escrow Agent may transfer a substantial amount of its escrow business, shall be the successor to the Escrow Agent without the execution or filing of any paper or any further act on the part of any of the parties, anything herein to the contrary notwithstanding.

SECTION 23

AMENDMENT AND MODIFICATION

23.1 The Parent, the Stockholders’ Representative and the Escrow Agent may amend, modify, and/or supplement this Agreement as they may mutually agree in writing. No course of conduct shall constitute a waiver of any of the terms and conditions of this Escrow Agreement unless such waiver is specified in writing and then only to the extent so specified. A waiver of any of the terms and conditions of this Agreement on one occasion shall not constitute a waiver of the other terms of this Agreement, or of such terms and conditions on any other occasion. Notwithstanding any other provision hereof, consent to an alteration or modification of this Agreement may not be signed by means of an email address.

26.

SECTION 24

COUNTERPARTS; REPRODUCTION

24.1 Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

24.2 Reproduction of Documents. This Agreement and all documents relating thereto, including, without limitation, (a) consents, waivers and modifications which may hereafter be executed, and (b) certificates and other information previously or hereafter furnished, may be reproduced by any photographic, photostatic, microfilm, optical disk, micro-card, miniature photographic or other similar process. The parties agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

SECTION 25

INTERPRETATION; DEFINITIONS

25.1 The headings used in this Agreement are for convenience only and shall not constitute a part of this Agreement.

25.2 For purposes of this Agreement:

(a) “Affiliate” means, with respect to any Person, any other Person, directly or indirectly, controlling, controlled by or under common control with such Person.

(b) “Business Day” means a day other than a Saturday, Sunday, or other day when banking institutions in Los Angeles, California are authorized or required by law or executive order to be closed.

(c) “Escrow Percentage” means the percentage set forth in Schedule B-1 and Schedule B-2 for each Escrow Contributor.

(d) “Damages” includes any loss, damage, decline in value, injury, liability, claim, demand, settlement, judgment, award, fine, penalty, Tax, fee (including reasonable attorneys’ fees), charge, cost (including costs of investigation) or expense of any nature.

(e) “Effective Time” is the time the Merger becomes effective, upon the acceptance and filing of the Certificate of Merger with the Secretary of State of the State of Delaware or such other date and time as may be mutually agreed by the Parent and the Company and included in the Certificate of Merger.

(f) “Entity” means any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

27.

(g) “Governmental Body” means any (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nation; (b) federal, state, local, municipal, foreign, supranational or other government; of (c) governmental, self-regulatory or quasi-governmental authority of any nature (including any governmental division, department, agency , commission, instrumentality, official, organization, unit, body or Entity and any court or other tribunal).

(h) “Parent Indemnitees” means the following Persons: (a) Parent; (b) Parent’s current and future Affiliates (including the Surviving Corporation); (c) the respective Representatives of the Persons referred to in clauses “(a)” and “(b)” above; and (d) the respected successors and assigns of the Persons referred to in clauses “(a)”, “(b)” and “(c)” above.

(i) “Person” means any individual, Entity or Governmental Body.

(j) “Representatives” include a Person’s officers, directors, employees, agents, attorneys, accountants, advisors and representatives.

SECTION 26

SEVERABILITY

26.1 The parties agree that if any provision of this Agreement shall under any circumstances be deemed invalid or inoperative this Agreement shall be construed with the invalid or inoperative provisions deleted and the rights and obligations of the parties shall be construed and enforced accordingly.

SECTION 27

FORCE MAJURE

27.1 The Escrow Agent shall not be responsible for delays or failures in performance resulting from acts beyond its control. Such acts shall include but not be limited to acts of God, strikes, lockouts, riots, acts of war, epidemics, governmental regulations superimposed after the fact, fire, communication line failures, computer viruses, power failures, earthquakes or other disasters.

SECTION 28

ASSIGNABILITY

28.1 Parent reserves the right to substitute some other legal entity in its place and/or to assign all rights and obligations hereunder to any other entity. The Stockholders’ Representative reserves the right to substitute another person in his place and/or to assign all rights and obligations hereunder to any other person but only in accordance with the provisions of Section 11.1 of the Merger Agreement.

28.

28.2 Until notified in writing by the Stockholders’ Representative that he resigned or that he has been removed in accordance with the Merger Agreement, the Escrow Agent may rely conclusively and act upon the directions, instructions and notices of the Stockholders’ Representative named above and, thereafter, upon the directions, instructions and notices of any successor named in a writing executed by the holders of a majority of the voting Company Capital Stock immediately prior to the Merger.

CONFIDENTIALITY

28.3 The Escrow Agent agrees to hold in confidence and not disclose all or any portion of the contents of the Merger Agreement to others, except to those of its employees, representatives and agents whose knowledge of such information is required for the Escrow Agent to perform its duties under this Agreement.

SECTION 29

STOCKHOLDERS’ REPRESENTATIVE’S AUTHORITY

29.1 THE STOCKHOLDER’S REPRESENTATIVE REPRESENTS AND WARRANTS TO THE ESCROW AGENT THAT HE HAS THE IRREVOCABLE RIGHT, POWER AND AUTHORITY (I) TO ENTER INTO AND PERFORM THIS AGREEMENT AND TO BIND ALL OF THE STOCKHOLDERS TO ITS TERMS, (II) TO GIVE AND RECEIVE DIRECTIONS AND NOTICES HEREUNDER, AND (III) TO MAKE ALL DETERMINATIONS THAT MAY BE REQUIRED OR THAT HE DEEMS APPROPRIATE UNDER THIS AGREEMENT.

SECTION 30

PATRIOT ACT COMPLIANCE

30.1 To help the government fight the funding of terrorism and money laundering activities, federal law requires all financial institutions to obtain, verify and record information that identifies each person who opens an account. For a non-individual person such as a business entity, a charity, a trust or other legal entity the Escrow Agent will ask for documentation to verify its formation and existence as a legal entity. The Escrow Agent may also ask to see financial statements, licenses, identification and authorization documents from individuals claiming authority to represent the entity or other relevant documentation. Each person agrees to provide all such information and documentation as to themselves as requested by Escrow Agent to ensure compliance with federal law.

SECTION 31

SECURITY ADVICE WAIVER LANGUAGE

31.1 The Interested Parties acknowledge that, in accordance with regulations of the Comptroller of the Currency, they have the right to receive brokerage confirmations of security transactions as they occur. The Parent and the Stockholder Representative specifically waive such notification to the extent permitted by law and acknowledge that the Parent and the Stockholder Representative will receive periodic cash transaction statements, which will detail all investment transactions.

[The next page is the signature page]

29.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Escrow Agreement as of the day and year first above written.

VOLCANO CORPORATION

By:
Name:
Title:

STOCKHOLDERS’ REPRESENTATIVE

WILLIAM SEIFERT, in his capacity as Stockholders’ Representative, and not individually

U.S. BANK NATIONAL ASSOCIATION, as Escrow Agent

By:
Name:	Ismael Diaz
Title:	Assistant Vice President

[SIGNATURE PAGE TO THE ESCROW AGREEMENT]

Schedule A

AGREEMENT AND PLAN OF MERGER

[Please see Exhibit 2.5 to which this Form of Escrow Agreement is attached]

SCHEDULES

Schedule B-1 - Company Stockholder Escrow Percentages*

Schedule B-2 - Carve-Out Participant Escrow Percentages*

Schedule C - Schedule of Fees for Services as Escrow Agent and Paying Agent*

*	Omitted. Per Regulation S-K, Item 601(b)(2), the Registrant hereby agrees to furnish supplementally a copy of any omitted exhibit or schedule to the Commission upon request.